EXHIBIT 99.3

Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Icahn Enterprises L.P.

We have audited the accompanying consolidated balance sheets of Icahn Enterprises L.P. and Subsidiaries (the “Partnership”) (a Delaware limited partnership) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 9.01 (c). These financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We did not audit the financial statements of Federal-Mogul Corporation, a subsidiary, which statements reflect total assets of $7.1 and $7.2 billion as of December 31, 2009 and 2008, respectively, and total revenues of $5.4 billion for the year ended December 31, 2009 and $5.7 billion for the period from March 1, 2008 (date of consolidation) through December 31, 2008, of the related consolidated totals. Those statements were audited by other auditors, whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for Federal-Mogul Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Icahn Enterprises L.P. and Subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1, the accompanying consolidated financial statements have been adjusted to reflect the acquisition of entities under common control, which have been accounted for in a manner similar to a pooling-of-interests.

/s/ Grant Thornton LLP

New York, New York
June 9, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Federal-Mogul Corporation

We have audited the consolidated balance sheets of Federal-Mogul Corporation (the Company) as of December 31, 2009 and 2008 (Successor), and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2009 and 2008 (Successor), and 2007 (Predecessor) (not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federal-Mogul Corporation at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, on November 8, 2007, the U.S. Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on December 27, 2007. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations , (formally AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code ), for the Successor as a new entity with assets, liabilities and a capital structure having carrying values not comparable with prior periods as described in Note 3.

As discussed in Note 1 to the consolidated financial statements, in 2009 the Successor changed its method of accounting for and presentation of consolidated net income (loss) attributable to the parent and non-controlling interest.

As discussed in Note 15 to the consolidated financial statements, in 2007 the Predecessor changed its method of accounting for tax uncertainties.

/s/ Ernst & Young LLP

Detroit, Michigan
February 23, 2010

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	December 31,
	2009	2008
	(In Millions, Except Unit Amounts)
ASSETS
Cash and cash equivalents	$2,256	$2,917
Cash held at consolidated affiliated partnerships and restricted cash	3,336	3,949
Investments	5,405	4,531
Accounts receivable, net	1,139	1,152
Due from brokers	56	54
Inventories, net	1,091	1,233
Property, plant and equipment, net	2,958	3,179
Goodwill	1,083	1,096
Intangible assets, net	1,007	960
Other assets	555	659
Total Assets	$18,886	$19,730
LIABILITIES AND EQUITY
Accounts payable	$628	$753
Accrued expenses and other liabilities	1,993	2,876
Securities sold, not yet purchased, at fair value	2,035	2,273
Due to brokers	376	713
Postemployment benefit liability	1,413	1,356
Debt	5,186	4,977
Preferred limited partner units	136	130
Total liabilities	11,767	13,078
Commitments and contingencies (Note 20)
Equity:
Limited partners:
Depositary units: 92,400,000 authorized; issued 75,912,797 at December 31, 2009 and 2008; outstanding 74,775,597 at December 31, 2009 and 2008	2,828	2,582
General partner	18	(6)
Treasury units at cost	(12)	(12)
Equity attributable to Icahn Enterprises	2,834	2,564
Equity attributable to non-controlling interests	4,285	4,088
Total equity	7,119	6,652
Total Liabilities and Equity	$18,886	$19,730

See accompanying notes to the consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2009, 2008 and 2007

	Year Ended December 31,
	2009	2008	2007
	(In Millions, Except Per Unit Amounts)
Revenues:
Net sales	$6,790	$8,430	$2,506
Net gain (loss) from investment activities	1,382	(2,923)	439
Interest and dividend income	244	331	386
(Loss) gain on extinguishment of debt	(6)	146	—
Other income, net	195	154	126
	8,605	6,138	3,457
Expenses:
Cost of goods sold	5,844	7,166	2,278
Selling, general and administrative	1,170	1,073	398
Restructuring	51	157	19
Impairment	41	450	35
Interest expense	319	358	184
	7,425	9,204	2,914
Income (loss) from continuing operations before income tax benefit (expense)	1,180	(3,066)	543
Income tax benefit (expense)	44	(76)	(33)
Income (loss) from continuing operations	1,224	(3,142)	510
Income from discontinued operations	1	485	84
Net income (loss)	1,225	(2,657)	594
Less: net (income) loss attributable to non-controlling interests	(972)	2,631	(272)
Net income (loss) attributable to Icahn Enterprises	$253	$(26)	$322
Net income (loss) attributable to Icahn Enterprises from:
Continuing operations	$252	$(511)	$233
Discontinued operations	1	485	89
	$253	$(26)	$322
Net income (loss) attributable to Icahn Enterprises allocable to:
Limited partners	$229	$(57)	$103
General partner	24	31	219
	$253	$(26)	$322
Basic income (loss) per LP unit:
Income (loss) from continuing operations	$3.04	$(7.84)	$0.24
Income from discontinued operations	0.01	7.04	1.34
	$3.05	$(0.80)	$1.58
Basic weighted average LP units outstanding	75	71	65
Diluted income (loss) per LP unit:
Income (loss) from continuing operations	$2.96	$(7.84)	$0.24
Income from discontinued operations	0.01	7.04	1.34
	$2.97	$(0.80)	$1.58
Dilutive weighted average LP units outstanding	79	71	65
Cash distributions declared per LP unit	$1.00	$1.00	$0.55

See accompanying notes to the consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

 CONSOLIDATED STATEMENT OF CHANGES
IN EQUITY AND COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2009, 2008 and 2007
(In Millions)

	Equity Attributable to Icahn Enterprises
	General Partner’s Equity	Limited Partners’	Held in Treasury		Total Partners’	Non- Controlling	Total
	(Deficit)	Equity	Amount	Units	Equity	Interests	Equity

Balance, December 31, 2006 (as adjusted, Note 1)	$749	$2,248	$(12)	1	$2,985	$4,042	$7,027
Cumulative effect of adjustment from adoption of fair value option	(1)	(41)	—	—	(42)	—	(42)
Comprehensive income:
Net income	219	103	—	—	322	272	594
Net unrealized losses on available-for-sale securities	—	(24)	—	—	(24)	—	(24)
Other comprehensive income	11	—	—	—	11	3	14
Comprehensive income	230	79	—	—	309	275	584
General partner contributions	16	—	—	—	16	—	16
Partnership distributions	(1)	(36)	—	—	(37)	—	(37)
Investment Management distributions	—	—	—	—	—	(107)	(107)
Investment Management contributions	—	—	—	—	—	2,759	2,759
Investment Management business acquisition	(810)	810	—	—	—	—	—
Investment Management business distributions	(445)	—	—	—	(445)	—	(445)
PSC Metals acquisition	(335)	—	—	—	(335)	—	(335)
PSC Metals capital contribution	39	—	—	—	39	—	39
Change in subsidiary equity	—	(3)	—	—	(3)	(91)	(94)
Cumulative effect of adjustment from the adoption of the accounting for uncertainty in income taxes	(1)	—	—	—	(1)	—	(1)
Balance, December 31, 2007	(559)	3,057	(12)	1	2,486	6,878	9,364
Comprehensive loss:
Net income (loss)	31	(57)	—	—	(26)	(2,631)	(2,657)
Net unrealized losses on available-for-sale securities	—	(8)	—	—	(8)	—	(8)
Defined benefit plans	(30)	(254)	—	—	(284)	(87)	(371)
Translation adjustments and other	(77)	(244)	—	—	(321)	(103)	(424)
Comprehensive loss	(76)	(563)	—	—	(639)	(2,821)	(3,460)
Federal-Mogul acquisition	615	153	—	—	768	627	1,395
Partnership distributions	(1)	(71)	—	—	(72)	—	(72)
General partner contributions	3	—	—	—	3	—	3
Investment Management distributions	—	—	—	—	—	(1,351)	(1,351)
Investment Management contributions	—	—	—	—	—	830	830
Change in subsidiary equity and other	12	6	—	—	18	(75)	(57)
Balance, December 31, 2008	(6)	2,582	(12)	1	2,564	4,088	6,652
Comprehensive income:
Net income	24	229	—	—	253	972	1,225
Defined benefit plans	—	12	—	—	12	4	16
Hedge instruments	—	25	—	—	25	8	33
Translation adjustments and other	3	52	—	—	55	27	82
Comprehensive income	27	318	—	—	345	1,011	1,356
Partnership distributions	(2)	(75)	—	—	(77)	—	(77)
Investment Management distributions	—	—	—	—	—	(1,107)	(1,107)
Investment Management contributions	—	—	—	—	—	287	287
Change in subsidiary equity and other	(1)	3	—	—	2	6	8
Balance, December 31, 2009	$18	$2,828	$(12)	1	$2,834	$4,285	$7,119

Accumulated Other Comprehensive Loss was $657 and $788 at December 31, 2009 and 2008, respectively.
See accompanying notes to the consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009, 2008 and 2007

	Year Ended December 31,
	2009	2008	2007
	(In Millions)
Net income (loss)	$1,225	$(2,657)	$594
Cash flows from operating activities:
Income (loss) from continuing operations	$1,224	$(3,142)	$510
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Investment (gains) losses	(1,382)	2,923	(439)
Purchases of securities	(2,433)	(9,104)	(8,998)
Proceeds from sales of securities	3,335	6,829	6,354
Purchases to cover securities sold, not yet purchased	(4,843)	(654)	(2,210)
Proceeds from securities sold, not yet purchased	4,032	3,437	1,592
Net cash received (paid) on derivative contracts	5	661	(46)
Changes in receivables and payables relating to securities transactions	(611)	1,789	23
Depreciation and amortization	441	369	66
Impairment loss on long-lived assets	41	450	35
Loss (gain) on extinguishment of debt	6	(146)	—
Other, net	(189)	48	(29)
Changes in operating assets and liabilities:
Cash held at consolidated affiliated partnerships and restricted cash	595	(2,800)	47
Accounts receivable	37	223	8
Inventories	165	208	42
Other assets	25	(9)	(90)
Accounts payable, accrued expenses and other liabilities	(82)	(182)	195
Net cash provided by (used in) continuing operations	366	900	(2,940)
Net cash (used in) provided by discontinued operations	(1)	(7)	86
Net cash provided by (used in) operating activities	365	893	(2,854)
Cash flows from investing activities:
Capital expenditures	(230)	(858)	(128)
Purchases of marketable equity and debt securities	(38)	(30)	(256)
Debtor-in-possession financing	(33)	—	—
Proceeds from sales of marketable equity and debt securities	65	590	438
Acquisitions of businesses, net of cash acquired	—	(68)	(48)
Other	(20)	54	19
Net cash (used in) provided by investing activities from continuing operations	(256)	(312)	25
Net cash provided by (used in) investing activities from discontinued operations	3	1,069	(10)
Net cash (used in) provided by investing activities	(253)	757	15

See accompanying notes to the consolidated financial statements.

ICAHN ENTERPRISES L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
Years Ended December 31, 2009, 2008 and 2007

	Year Ended December 31,
	2009	2008	2007
Cash flows from financing activities:
Investment Management:
Capital distributions to partners	—	—	(156)
Capital subscriptions received in advance	7	—	145
Capital distributions to non-controlling interests	(1,163)	(1,270)	(43)
Capital contributions by non-controlling interests	287	685	2,404
Icahn Enterprises Equity:
Partnership distributions	(77)	(72)	(37)
General partner contributions	—	3	16
PSC Metals acquisition	—	—	(335)
Purchase of treasury shares by subsidiary	—	(17)	—
Dividends paid to minority holders of subsidiary	—	—	(19)
Proceeds from borrowings	352	67	1,454
Repayments of borrowings	(192)	(321)	(45)
Other	(6)	11	(1)
Net cash (used in) provided by financing activities from continuing operations	(792)	(914)	3,383
Net cash (used in) provided by financing activities from discontinued operations	—	(255)	(1)
Net cash (used in) provided by financing activities	(792)	(1,169)	3,382
Effect of exchange rate changes on cash	19	(57)	4
Net (decrease) increase in cash and cash equivalents	(661)	424	547
Net change in cash of assets held for sale	—	69	(52)
Cash and cash equivalents, beginning of period	2,917	2,424	1,929
Cash and cash equivalents, end of period	$2,256	$2,917	$2,424
Supplemental information:
Cash payments for interest	$289	$372	$169
Net cash payments (refunds) for income taxes	$—	$261	$46
Net unrealized gains (losses) on securities available for sale	$3	$(8)	$(24)
LP unit issuance	$—	$153	$810
Philip’s contribution to redeem PSC Metals’ debt	$—	$—	$35
Redemptions payable to non-controlling interests	$113	$169	$88
Capital lease asset financing	$2	$—	$—

See accompanying notes to the consolidated financial statements.

1. Description of Business and Basis of Presentation

General

Icahn Enterprises L.P. (“Icahn Enterprises” or the “Company”) is a master limited partnership formed in Delaware on February 17, 1987. We own a 99% limited partner interest in Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”). Icahn Enterprises Holdings and its subsidiaries own substantially all of our assets and liabilities and conduct substantially all of our operations. Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), our sole general partner, which is owned and controlled by Carl C. Icahn, owns a 1% general partner interest in both us and Icahn Enterprises Holdings, representing an aggregate 1.99% general partner interest in us and Icahn Enterprises Holdings. As of December 31, 2009, affiliates of Mr. Icahn owned 68,760,427 of our depositary units and 11,360,173 of our preferred units, which represented approximately 92.0% and 86.5% of our outstanding depositary units and preferred units, respectively.

As of December 31, 2009, we are a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment Management, Automotive, Metals, Real Estate and Home Fashion. As discussed below, as a result of our acquisition of controlling interests in American Railcar Industries, Inc. (‘‘ARI’’) and Viskase Companies, Inc. (‘‘Viskase’’), our consolidated financial statements now include the results of ARI and Viskase for all periods presented in these financial statements. ARI and Viskase represent our Railcar and Food Packaging segments, respectively. We also report the results of our Holding Company, which includes the unconsolidated results of Icahn Enterprises and Icahn Enterprises Holdings, and investment activity and expenses associated with the Holding Company. Further information regarding our continuing reportable segments is contained in Note 3, “Operating Units,” and Note 17, “Segment and Geographic Reporting.”

We conduct and plan to continue to conduct our activities in such a manner as not to be deemed an investment company under the Investment Company Act of 1940 (the “40 Act”). Therefore, no more than 40% of our total assets will be invested in investment securities, as such term is defined in the ‘40 Act. In addition, we do not invest or intend to invest in securities as our primary business. We intend to structure our investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code, as amended (the “Code”).

Acquisitions

Acquisition of Controlling Interest in American Railcar Industries, Inc.

On January 15, 2010, pursuant to a Contribution and Exchange Agreement (the “ARI Contribution and Exchange Agreement”) among Icahn Enterprises, Beckton Corp., a Delaware corporation (“Beckton”), Barberry, Modal LLC, a Delaware limited liability company (“Modal”), and Caboose Holding LLC, a Delaware limited liability company (“Caboose” and, together with Barberry and Modal, collectively, the “ARI Contributing Parties”), the ARI Contributing Parties contributed to Icahn Enterprises 11,564,145 shares of common stock of ARI, representing approximately 54.3% of ARI’s total outstanding common stock as of January 15, 2010, collectively owned by the ARI Contributing Parties for aggregate consideration consisting of 3,116,537 (or approximately $141 million based on the closing price of our depositary units on January 15, 2010) of our depositary units subject to certain post-closing adjustments. ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. The transactions contemplated by the ARI Contribution and Exchange Agreement were authorized by the Audit Committee of the board of directors of Icahn Enterprises GP on January 11, 2010. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.

Acquisition of Controlling Interest in Viskase Companies, Inc.

On January 15, 2010, pursuant to a Contribution and Exchange Agreement (the “Viskase Contribution and Exchange Agreement”) among Icahn Enterprises, Beckton, Barberry, Koala Holding Limited Partnership, a Delaware limited partnership (“Koala”), High River Limited Partnership, a Delaware limited partnership (“High River”), and Meadow Walk Limited Partnership, a Delaware limited partnership (“Meadow Walk” and, together with Barberry, Koala and High River, collectively, the “Viskase Contributing Parties”), the Viskase Contributing Parties contributed to Icahn Enterprises 25,560,929 shares of common stock of Viskase, representing approximately 71.4% of Viskase’s total outstanding common stock as of January 15, 2010, collectively owned by the Viskase Contributing Parties for aggregate consideration consisting of 2,915,695 (or approximately $132 million based on the closing price of our depositary units on January 15, 2010) of our depositary units. Viskase is a leading worldwide producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat and poultry products. The transactions contemplated by the Viskase Contribution and Exchange Agreement were authorized by the Audit Committee of the board of directors of Icahn Enterprises GP on January 11, 2010. The Audit Committee was advised by independent counsel and an independent financial advisor which rendered a fairness opinion.

Change in Reporting Entity

As discussed above, on January 15, 2010, in two separate transactions, we acquired controlling interests in ARI and Viskase, which are each considered entities under common control. For accounting purposes, ARI’s and Viskase’s earnings for the period of common control up until our acquisition of the controlling interests in each of these companies on January 15, 2010 have been allocated to Icahn Enterprises GP, our general partner. As a result of the acquisitions of ARI and Viskase that occurred on January 15, 2010, our consolidated financial statements now include the results of ARI and Viskase effective when common control (over 50% ownership) has been achieved which for ARI was in May 1988 and for Viskase was in November 2006.

Basis of Presentation

We have prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements include the accounts of (i) Icahn Enterprises and (ii) the wholly and majority owned subsidiaries of Icahn Enterprises in which control can be exercised, in addition to those entities in which Icahn Enterprises has a substantive controlling, general partner interest or in which it is the primary beneficiary of a variable interest entity, as described below. Icahn Enterprises is considered to have control if it has a direct or indirect ability to make decisions about an entity’s activities through voting or similar rights. All material intercompany accounts and transactions have been eliminated in consolidation.

As further described in Note 2, “Summary of Significant Accounting Policies,” the Investment Funds and the Offshore Fund (as each term is defined herein) are consolidated into our financial statements even though we only have a minority interest in the equity and income of these funds. The majority ownership interests in these funds, which represent the portion of the consolidated net assets and net income attributable to the limited partners and shareholders in the consolidated Private Funds (as defined below) for the periods presented, are reflected as non-controlling interests in the accompanying consolidated financial statements.

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests, and the financial statements of previously separate companies for all periods under common control prior to the acquisition are restated on a consolidated basis.

2. Summary of Significant Accounting Policies

As discussed in Note 1, “Description of Business and Basis of Presentation,” we operate in several diversified segments. The accounting policies related to the specific segments or industries are differentiated, as required, in the list of significant accounting policies set out below.

Principles of Consolidation

General

The consolidated financial statements include the accounts of (i) Icahn Enterprises, (ii) the wholly and majority owned subsidiaries of Icahn Enterprises in which control can be exercised and (iii) entities in which we have a controlling interest as a general partner interest or in which we are the primary beneficiary of a variable interest entity (a “VIE”). In evaluating whether we have a controlling financial interest in entities in which we would consolidate, we consider the following: (1) for voting interest entities, we consolidate those entities in which we own a majority of the voting interests; (2) for VIEs, we consolidate those entities in which we are considered the primary beneficiary because we absorb the majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both; and (3) for limited partnership entities that are not considered VIEs, we consolidate those entities if we are the general partner of such entities and for which no substantive kick-out rights exist. All material intercompany accounts and transactions have been eliminated in consolidation.

For investments in affiliates of 50% or less but greater than 20%, our Automotive and Home Fashion segments account for such investments using the equity method, while investments in affiliates of 20% or less are accounted for under the cost method.

Investment Management

Although the Private Funds, as defined herein, are not investment companies within the meaning of the ’40 Act, each of the consolidated Private Funds is, for purposes of U.S. GAAP, an investment company pursuant to Financial Accounting Statements Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 946.10, Financial Services — Investment Companies. The General Partners adopted FASB ASC Section 946.810.45, Financial Services — Investment Companies — Consolidation — Other Presentation Matters (“FASB ASC Section 946.810.45”), as of January 1, 2007. FASB ASC Section 946.810.45 addresses whether the accounting principles of FASB ASC Section 946.810.45 may be applied to an entity by clarifying the definition of an investment company and whether those accounting principles may be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. Upon the adoption of FASB ASC Section 946.810.45, (i) the Offshore GP lost its ability to retain specialized accounting pursuant to FASB ASC Section 946.810.45 for either its equity method investment in Offshore Master Fund I or for its consolidation of the Offshore Fund, Offshore Master Fund II and Offshore Master Fund III, and (ii) the Onshore GP lost its ability to retain specialized accounting for its consolidation of the Onshore Fund, in each case, because both the Offshore GP and the Onshore GP do not meet the requirements for retention of specialized accounting under FASB ASC Section 946.810.45, as the Offshore GP and Onshore GP and their affiliates acquire interests for strategic operating purposes in the same companies in which their subsidiary investment companies invest.

However, upon losing their ability to retain specialized accounting, the General Partners account for their investments held by the consolidated Private Funds in debt securities and in those equity securities with readily determinable fair values pursuant to the Investment — Debt and Equity Securities Topic of the FASB ASC and classified such investments as available-for-sale securities and then elected the fair value option and reclassified such securities as trading securities. For those equity securities that did not have readily determinable fair values, the General Partners elected the fair value option. For those investments in which the General Partners would otherwise account for such investments under the equity method, the General Partners, in accordance with their accounting policy, elected the fair value option. The election of the fair value option was deemed to most accurately reflect the nature of our business relating to investments.

The special profits interest allocations (effective January 1, 2008), incentive allocations and management fees earned (through December 31, 2007) from certain consolidated entities and the incentive allocations are eliminated in consolidation; however, our allocated share of the net income from the Private Funds includes the amount of these eliminated fees and allocations. Accordingly, the consolidation of the Private Funds has no material net effect on our earnings from the Private Funds.

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. The more significant estimates include: (1) the valuation allowances of accounts receivable and inventory; (2) the valuation of goodwill, indefinite-lived intangible assets and long-lived assets; (3) deferred tax assets; (4) environmental liabilities; (5) fair value of derivatives; and (6) pension liabilities. Actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

Cash and Cash Equivalents

We consider short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents.

Cash Held at Consolidated Affiliated Partnerships and Restricted Cash

Cash held at consolidated affiliated partnerships primarily consists of cash and cash equivalents held by the Onshore Fund and Offshore Master Funds (as defined herein) that, although not legally restricted, is not available to fund the general liquidity needs of the Investment Management segment or Icahn Enterprises. Restricted cash primarily relates to cash pledged and held for margin requirements on derivative transactions as well as cash related to securities sold short, not yet purchased. A portion of the cash at brokers is related to securities sold, not yet purchased; its use is therefore restricted until the securities are purchased. Securities sold, not yet purchased are collateralized by certain of the Private Funds’ investments in securities.

The restricted cash balance was approximately $2.8 billion and $3.3 billion as of December 31, 2009 and 2008, respectively.

Investments and Related Transactions – Investment Management

Investment Transactions and Related Investment Income (Loss). Investment transactions of the Private Funds are recorded on a trade date basis. Realized gains or losses on sales of investments are based on the first-in, first-out or the specific identification methods. Realized and unrealized gains or losses on investments are recorded in the consolidated statements of operations. Interest income and expenses are recorded on an accrual basis and dividends are recorded on the ex-dividend date. Premiums and discounts on fixed income securities are amortized using the effective yield method.

Valuation of Investments. Securities of the Private Funds that are listed on a securities exchange are valued at their last sales price on the primary securities exchange on which such securities are traded on such date. Securities that are not listed on any exchange but are traded over-the-counter are valued at the mean between the last “bid” and “ask” price for such security on such date. Securities and other instruments for which market quotes are not readily available are valued at fair value as determined in good faith by the applicable General Partner.

Foreign Currency Transactions. The books and records of the Private Funds are maintained in U.S. dollars. Assets and liabilities denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Transactions during the period denominated in currencies other than U.S. dollars are translated at the rate of exchange applicable on the date of the transaction. Foreign currency translation gains and losses are recorded in the consolidated statements of operations. The Private Funds do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of securities. Such fluctuations are reflected in “Net gain (loss) from investment activities” in the consolidated statement of operations.

Fair Values of Financial Instruments. The fair values of the Private Funds’ assets and liabilities that qualify as financial instruments under applicable U.S. GAAP approximate the carrying amounts presented in the consolidated balance sheets.

Securities Sold, Not Yet Purchased. The Private Funds may sell an investment they do not own in anticipation of a decline in the fair value of that investment. When the Private Funds sell an investment short, they must borrow the investment sold short and deliver it to the broker-dealer through which they made the short sale. A gain, limited to the price at which the Private Funds sold the investment short, or a loss, unlimited in amount, will be recognized upon the cover of the short sale.

Due From Brokers. Due from brokers represents cash balances with the Private Funds’ clearing brokers as well as unrestricted balances with derivative counterparties

Due To Brokers. Due to brokers represents margin debit balances collateralized by certain of the Private Funds’ investments in securities.

Investments — Other Operations

Investments in equity and debt securities are classified as either trading or available-for-sale based upon whether we intend to hold the investment for the foreseeable future. Trading securities are valued at quoted market value at each balance sheet date with the unrealized gains or losses reflected in the consolidated statements of operations. Available-for-sale securities are carried at fair value on our balance sheet. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of partners’ equity and when sold are reclassified out of partners’ equity to the consolidated statements of operations. For purposes of determining gains and losses, the cost of securities is based on specific identification.

A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in an impairment that is charged to earnings and the establishment of a new cost basis for the investment. Dividend income is recorded when declared and interest income is recognized when earned.

Fair Value of Financial Instruments — Other Operations

The carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other liabilities are deemed to be reasonable estimates of their fair values because of their short-term nature.

The fair values of investments and securities sold, not yet purchased are based on quoted market prices for those or similar investments. See Note 6, “Investments and Related Matters,” and Note 7, “Fair Value Measurements,” for further discussion.

The fair value of our long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. The carrying value and estimated fair value of our long-term debt as of December 31, 2009 are approximately $5.2 billion and $4.8 billion, respectively. The carrying value and estimated fair value of our long-term debt as of December 31, 2008 are approximately $5.0 billion and $2.8 billion, respectively.

Fair Value Option for Financial Assets and Financial Liabilities

The fair value option gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value pursuant to the provisions of the FASB ASC. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. In estimating the fair value for financial instruments for which the fair value option has been elected, we use the valuation methodologies in accordance to where the financial instruments are classified within the fair value hierarchy as discussed in Note 7, “Fair Value Measurements.” Except for our Automotive and Home Fashion segments as discussed above, we apply the fair value option to our investments that would otherwise be accounted under the equity method.

Derivatives

From time to time, our subsidiaries enter into derivative contracts, including purchased and written option contracts, swap contracts, futures contracts and forward contracts entered into by our Investment Management and Automotive segments. U.S. GAAP requires recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation. For further information regarding our Investment Management and Automotive segments’ derivative contracts, see Note 8, “Financial Instruments.”

Accounts Receivable, Net

An allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the consolidated financial statements, assessments of collectability based on an evaluation of historic and anticipated trends, the financial condition of our customers, and an evaluation of the impact of economic conditions. Our allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves based on historical experience.

Federal-Mogul Corporation (“Federal-Mogul”), which comprises our Automotive segment, has subsidiaries in Brazil, France, Germany, Italy and Spain that are party to accounts receivable factoring arrangements. Gross accounts receivable factored under these facilities were $217 million and $222 million as of December 31, 2009 and 2008, respectively. Of those gross amounts, $190 million and $209 million, respectively, were factored without recourse and treated as a sale. Under terms of these factoring arrangements Federal-Mogul is not obligated to draw cash immediately upon the factoring of accounts receivable. Thus, as of December 31, 2009 and 2008, Federal-Mogul had outstanding factored amounts of $4 million and $8 million, respectively, for which cash had not yet been drawn.

Inventories, Net

Automotive Inventories. Upon our acquisition of the controlling interest in Federal-Mogul during fiscal 2008, inventories were revalued and resulted in an increase to inventory balances. The increase to inventory resulting from our acquisition impacted cost of goods sold as the related inventory was sold. During the period March 1, 2008 through December 31, 2008, our Automotive segment recognized $60 million as additional cost of goods sold, thereby reducing gross margin by the same amount. Cost is determined using the first-in-first-out method. The cost of manufactured goods includes material, labor and factory overhead. Federal-Mogul maintains reserves for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.

Railcar and Food Packaging Inventories. Inventories at our Railcar and Food Packaging segments are stated at lower of cost or market. Cost is determined using the first-in-first out method and includes cost of materials, direct labor and manufacturing overhead. Our Railcar and Food Packaging segments reserve for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value.

Metals Inventories. Inventories at our Metals segment are stated at the lower of cost or market. Cost is determined using the average cost method. The production and accounting process utilized by the Metals segment to record recycled metals inventory quantities relies on significant estimates. Our Metals segment relies upon perpetual inventory records that utilize estimated recoveries and yields that are based upon historical trends and periodic tests for certain unprocessed metal commodities. Over time, these estimates are reasonably good indicators of what is ultimately produced; however, actual recoveries and yields can vary depending on product quality, moisture content and source of the unprocessed metal. To assist in validating the reasonableness of the estimates, our Metals segment performs periodic physical inventories which involve the use of estimation techniques. Physical inventories may detect significant variations in volume, but because of variations in product density and production processes utilized to manufacture the product, physical inventories will not generally detect smaller variations. To help mitigate this risk, our Metals segment adjusts its physical inventories when the volume of a commodity is low and a physical inventory can more accurately estimate the remaining volume.

Home Fashion Inventories. Inventories at our Home Fashion segment are stated at the lower of cost or market. Cost is determined using the first-in-first-out method. The cost of manufactured goods includes material, labor and factory overhead. WestPoint International, Inc. (“WPI”) maintains reserves for estimated excess, slow-moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. A portion of WPI’s inventories serves as collateral under West Point Home Inc.’s unused senior secured revolving credit facility.

Our consolidated inventories, net consisted of the following (in millions of dollars):

	December 31,
	2009	2008
Raw materials:
Automotive	$136	$166
Railcar	21	60
Food Packaging	8	10
Home Fashion	11	12
	176	248
Work in process:
Automotive	107	125
Railcar	9	22
Food Packaging	21	16
Home Fashion	26	33
	163	196
Finished Goods:
Automotive	580	603
Railcar	10	15
Food Packaging	23	17
Home Fashion	77	87
	690	722
Metals:
Ferrous	30	27
Non-ferrous	10	5
Secondary	22	35
	62	67
Total inventories, net	$1,091	$1,233

Property, Plant and Equipment, Net

Land and construction-in-progress costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The interest capitalization rate is based on the interest rate on specific borrowings to fund the projects.

Buildings, furniture and equipment are stated at cost less accumulated depreciation unless declines in the values of the fixed assets are considered other than temporary, at which time the property is written down to net realizable value. Depreciation is principally computed using the straight-line method over the estimated useful lives of the particular property or equipment, as follows: buildings and improvements, four to 40 years; furniture, fixtures and equipment, one to 25 years. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter.

Maintenance and repairs are charged to expense as incurred. The cost of additions and improvements is capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from our consolidated balance sheet, and any gain or loss is recognized in the year of disposal.

Real estate properties held for use or investment purposes, other than those accounted for under the financing method, are carried at cost less accumulated depreciation. Where declines in the values of the properties are determined to be other than temporary, the cost basis of the property is written down to net realizable value. A property is classified as held for sale at the time management determines that certain criteria have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their results of operations are included in discontinued operations. As a result of the reclassification of certain real estate to properties held for sale during fiscal 2007, income and expenses of such properties are reclassified to discontinued operations for all prior periods. If management determines that a property classified as held for sale no longer meets certain criteria, the property is reclassified as held for use.

Goodwill and Intangible Assets, Net

Goodwill and indefinite lived intangible assets include trademarks and trade names acquired in acquisitions. For a complete discussion of the impairment of goodwill and indefinite intangible assets related to our various segments, see Note 3, “Operating Units,” and Note 9, “Goodwill and Intangible Assets, Net.”

Accounting for the Impairment of Goodwill

We evaluate the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, we compare the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

Accounting for the Impairment of Intangible Assets

We evaluate the recoverability of identifiable indefinite lived intangible assets annually or more frequently if impairment indicators exist. The impairment analysis compares the estimated fair value of these assets to the related carrying value, and impairment charge is recorded for any excess of carrying value over estimated fair value. The estimated fair value is based on consideration of various valuation methodologies, including guideline transaction multiples, multiples of earnings, and projected future cash flows discounted at rates commensurate with risk involved.

Accounting for the Impairment of Long-Lived Assets

We evaluate the realizability of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Inherent in the reviews of the carrying amounts of the above assets are various estimates, including the expected usage of the asset. Assets must be tested at the lowest level for which identifiable cash flows exist. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record impairment charges in future accounting periods to write the asset down to fair value. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the operating properties.

Accounting for Conditional Asset Retirement Obligations

We record conditional asset retirement obligations (“CARO”) in accordance with applicable U.S. GAAP. As defined in applicable U.S. GAAP, CARO refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. An entity is required to recognize a liability for the estimated fair value of a CARO when incurred if the fair value can be reasonably estimated. Our Automotive segment’s primary asset retirement activities relate to the removal of hazardous building materials at its facilities. Our Automotive segment records the CARO liability when the amount can be reasonably estimated, typically upon the expectation that a facility may be closed or sold.

Pension and Other Postemployment Obligations

Pension and other postemployment benefit costs are dependent upon assumptions used in calculating such costs. These assumptions include discount rates, health care cost trends, expected returns on plan assets and other factors. In accordance with U.S. GAAP, actual results that differ from the assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense and the recorded obligation in future periods.

Allocation of Net Profits and Losses in Consolidated Affiliated Partnerships — Investment Management

Net investment income and net realized and unrealized gains and losses on investments of the Private Funds are allocated to the respective partners or shareholders of the Private Funds based on their percentage ownership in such Private Funds at the beginning of each allocation period. Except for our limited partner interest, such allocations made to the limited partners or shareholders of the Private Funds are represented as non-controlling interests in our consolidated statements of operations. The beginning of an allocation period is defined as the beginning of each fiscal year, the date of admission of any new partner or shareholder of the Private Funds, the date of any additional subscription or date that immediately follows redemption by a partner or shareholder of the Private Funds. Upon such allocation to limited partners based on their respective capital balances, generally 2.5% (prior to July 1, 2009) of the capital appreciation (both realized and unrealized) allocated to the Investment Funds’ limited partners or lesser amounts for certain limited partners are then reallocated to the Investment Funds’ General Partners. Such reallocation is referred to as the General Partners’ special profits interest allocation. In addition, the General Partners may also generally be allocated, 25% (prior to July 1, 2009) of the net capital appreciation (both realized and unrealized), such amounts being referred to as incentive allocations, provided, however, that an incentive allocation with respect to a Private Fund shall not be made in any year to the extent that the special profits interest allocation relating to such Private Fund equal or exceeds the net capital appreciation for such Private Fund for such year. Additionally, incentive allocations are subject to a “high watermark” (whereby the General Partners do not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods are recovered). The total profits and losses allocated to the respective General Partners of the Investment Funds are included in the consolidated net income of Icahn Capital Management LP (“New Icahn Management”) and the General Partners (as either the Onshore GP or Offshore GP act as general partner to the Investment Funds) and are allocated in a manner consistent with the manner in which capital is allocated to the partners of the New Icahn Management and the General Partners as further discussed below. As of January 1, 2008, New Icahn Management distributed its net assets to Icahn Capital. Icahn Capital is the general partner of Icahn Onshore GP and Icahn Offshore GP. See below (Revenue and Expense Recognition — Investment Management) for discussion of new fee structure for special profits interest allocations and incentive allocations effective July 1, 2009.

Partners’ Capital — Investment Management

Icahn Capital, New Icahn Management, and the General Partners are each organized as a limited partnership formed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act. As discussed above, effective January 1, 2008, New Icahn Management distributed its net assets to Icahn Capital. Limited partner interests have been granted in the General Partners to allow certain employees and individuals to participate in a share of the special profits interest allocations and incentive allocations earned by the General Partners (and, prior to January 1, 2008, limited partner interests had been granted in New Icahn Management to allow such employees to participate in a share of the management fees and incentive allocations.) Prior to the completion of our acquisition of the partnership interests on August 8, 2007, all limited partnership admissions to New Icahn Management and the General Partners had been determined by the respective general partner entity of New Icahn Management and the General Partners, each of which was principally owned by Mr. Icahn.

Icahn Capital, New Icahn Management, and the General Partners, individually, intend to be treated as partnerships for federal income tax purposes, and as such shall maintain a capital account for each of their partners. Each partner of the General Partners will be allocated an amount of special profits interest allocations (and, prior to January 1, 2008, management fees) and incentive allocations subject to, and as determined by, the provisions of such limited partner’s agreements with each of the General Partners (and, prior to January 1, 2008, New Icahn Management.) Special profits interest allocations (and prior to January 1, 2008, management fees) and incentive allocations not allocated to the limited partners per their respective agreements are generally allocated to the general partners. Other partnership profits and losses of Icahn Capital (and, prior to January 1, 2008, New Icahn Management) and each of the General Partners are generally allocated among the respective partners in Icahn Capital (and prior to January 1, 2008, New Icahn Management) and each of the General Partners pro rata in accordance with their capital accounts.

Income allocations to all partners in each of the General Partners (and, prior to January 1, 2008, New Icahn Management), except the general partner entity, are accounted for as compensation expense as more fully described in Note 13, “Compensation Arrangements.” All amounts allocated to these partners’ capital accounts and their respective capital contributions are included in accounts payable and accrued expenses and other liabilities on the consolidated balance sheets until those amounts are paid out in accordance with the terms of each respective partner’s agreement. Payments made to the respective general partner and any limited partner interests held by Mr. Icahn are treated as equity distributions.

Income (Loss) Per LP Unit

Basic income (loss) per LP unit are based on net income or loss attributable to Icahn Enterprises allocable to limited partners after deducting preferred pay-in-kind distributions to preferred unitholders. The resulting net income or loss allocable to limited partners is divided by the weighted-average number of LP units outstanding. The preferred units are considered to be equivalent units for the purpose of calculating diluted income or loss per LP unit.

For accounting purposes relating to acquisitions of entities under common control, earnings from the Investment Management segment prior to the acquisition of the partnership interests as described herein on August 8, 2007, earnings from PSC Metals prior to its acquisition on November 5, 2007 and earnings from Federal-Mogul prior to the acquisition of a majority interest on July 3, 2008 have been allocated to Icahn Enterprises GP, our general partner, and therefore are excluded from the computation of basic and diluted income or loss per LP unit.

Accounting for the Acquisition and Disposition of Entities Under Common Control

Acquisitions of entities under common control are reflected in a manner similar to pooling of interests. The general partner’s capital account is charged or credited for the difference between the consideration we pay for the entity and the related entity’s basis prior to our acquisition. Net gains or losses of an acquired entity prior to its acquisition date are allocated to the general partner’s capital account. In allocating gains and losses upon the sale of a previously acquired common control entity, we allocate a gain or loss for financial reporting purposes by first restoring the general partner’s capital account for the cumulative charges or credits relating to prior periods recorded at the time of our acquisition and then allocating the remaining gain or loss among the general and limited partners in accordance with their respective percentages under the Amended and Restated Agreement of Limited Partnership dated as of May 12, 1987, as amended from time to time (together with the partnership agreement of Icahn Enterprises Holdings, the “Partnership Agreement”) (i.e., 98.01% to the limited partners and 1.99% to the general partner).

General Partnership Interest of Icahn Enterprises

The general partner’s capital account generally consists of its cumulative share of our net income less cash distributions plus capital contributions. Additionally, in acquisitions of common control companies accounted for at historical cost similar to a pooling of interests, the general partner’s capital account would be charged (or credited) in a manner similar to a distribution (or contribution) for the excess (or deficit) of the fair value of consideration paid over historical basis in the business acquired.

Capital Accounts, as defined under the Partnership Agreement, are maintained for our general partner and our limited partners. The capital account provisions of our Partnership Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under U.S. GAAP in our consolidated financial statements. Under our Partnership Agreement, the general partner is required to make additional capital contributions to us upon the issuance of any additional depositary units in order to maintain a capital account balance equal to 1.99% of the total capital accounts of all partners.

Generally, net earnings for U.S. federal income tax purposes are allocated 1.99% and 98.01% between the general partner and the limited partners, respectively, in the same proportion as aggregate cash distributions made to the general partner and the limited partners during the period. This is generally consistent with the manner of allocating net income under our Partnership Agreement; however, it is not comparable to the allocation of net income reflected in our consolidated financial statements.

Pursuant to the Partnership Agreement, in the event of our dissolution, after satisfying our liabilities, our remaining assets would be divided among our limited partners and the general partner in accordance with their respective percentage interests under the Partnership Agreement (i.e., 98.01% to the limited partners and 1.99% to the general partner). If a deficit balance still remains in the general partner’s capital account after all allocations are made between the partners, the general partner would not be required to make whole any such deficit.

Income Taxes

Except as described below, no provision has been made for federal, state, local or foreign income taxes on the results of operations generated by partnership activities, as such taxes are the responsibility of the partners. Provision has been made for federal, state, local or foreign income taxes on the results of operations generated by our corporate subsidiaries and these are reflected within continuing and discontinued operations. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are limited to amounts considered to be realizable in future periods. A valuation allowance is recorded against deferred tax assets if management does not believe that we have met the “more likely than not” standard to allow recognition of such an asset.

U.S. GAAP provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained if the position were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50 percent likely to be recognized upon ultimate settlement with the taxing authority is recorded. See Note 18, “Income Taxes,” for additional information.

Compensation Arrangements

U.S. GAAP requires that public entities to record non-cash compensation expense related to payment for employee services by an equity award, such as stock options, in their financial statements over the requisite service period and value such equity awards based on fair-value methods. See Note 13, “Compensation Arrangements,” for further discussion regarding compensation arrangements of our Investment Management and Automotive segments.

Revenue and Expense Recognition

Investment Management

Revenue Recognition: The Investment Management segment generates income from amounts earned pursuant to contractual arrangements with the Private Funds. Such amounts include income from (1) special profits interest allocations effective January 1, 2008 (and, prior to January 1, 2008, management fees); (2) incentive allocations and (3) gains and losses from our investments in the Private Funds.

Prior to January 1, 2008, the management agreements between New Icahn Management and the Private Funds provided for management fees to be paid by each of the Feeder Funds (as defined herein) and the Onshore Fund to New Icahn Management at the beginning of each quarter generally in an amount equal to 0.625% (2.5% annualized) of the net asset value of each Investor’s (defined below) investment in the Feeder Fund or Onshore Fund, as applicable, and were recognized quarterly.

Effective January 1, 2008, the management agreements were terminated resulting in the termination of the Feeder Funds’ and the Onshore Fund’s obligations to pay management fees. In addition, the limited partnership agreements of the Investment Funds, or the Investment Fund LPAs, were amended to provide that, as of January 1, 2008, the General Partners will provide or cause their affiliates to provide to the Private Funds the administrative and back office services that were formerly provided by New Icahn Management (referred to herein as the Services) and, in consideration of providing the Services, the General Partners will receive special profits interest allocations (as further discussed below) from the Investment Funds.

Effective January 1, 2008, the Investment Fund LPAs provide that the applicable General Partner will receive a special profits interest allocation at the end of each calendar year from each capital account maintained in the Investment Funds that is attributable to: (i) in the case of the Onshore Fund, each fee-paying limited partner in the Onshore Fund and (ii) in the case of the Feeder Funds, each fee-paying investor in the Feeder Funds (that excludes certain investors that are affiliates of Mr. Icahn) (in each case, referred to herein as an Investor). This allocation is generally equal to 0.625% (prior to July 1, 2009) of the balance in each fee-paying capital account as of the beginning of each quarter (for each Investor, the Target Special Profits Interest Amount) except that amounts are allocated to the General Partners in respect of special profits interest allocations only to the extent that net increases (i.e., net profits) are allocated to an Investor for the fiscal year. Accordingly, any special profits interest allocations allocated to the General Partners in respect of an Investor in any year cannot exceed the net profits allocated to such Investor in such year. (See below for discussion of new fee structure for special profits interest allocation effectively July 1, 2009).

Effectively July 1, 2009, certain limited partnership agreements and offering memoranda of the Private Funds (the “Fund Documents”) were revised primarily to provide existing investors and new investors (“Investors”) with various new options for investments in the Private Funds (each an “Option”). Each Option has certain eligibility criteria for Investors and existing investors were permitted to roll over their investments made in the Private Funds prior to July 1, 2009 (“Pre-Election Investments”) into one or more of the new Options. For fee-paying investments, the special profits interest allocations will range from 1.5% to 2.25% per annum and the incentive allocations will range from 15% (in some cases subject to a preferred return) to 22% per annum. The new Options also have different withdrawal terms, with certain Options being permitted to withdraw capital every six months (subject to certain limitations on aggregate withdrawals) and other Options being subject to three-year rolling lock-up periods, provided that early withdrawals are permitted at certain times with the payment to the Private Funds of a fee.

The economic and withdrawal terms of the Pre-Election Investments remain the same, which include a special profits interest allocation of 2.5% per annum, an incentive allocation of 25% per annum and a three-year lock-up period (or sooner, subject to the payment of an early withdrawal fee). Certain of the Options will preserve each Investor’s existing high watermark with respect to its rolled over Pre-Election Investments and one of the Options establishes a hypothetical high watermark for new capital invested before December 31, 2010 by persons that were Investors prior to July 1, 2009. Effective with permitted withdrawals on December 31, 2009, if an Investor did not roll over a Pre-Election Investment into another Option when it was first eligible to do so without the payment of a withdrawal fee, the Private Funds required such Investor to withdraw such Pre-Election Investment.

In the event that sufficient net profits are not generated by an Investment Fund with respect to a capital account to meet the full Target Special Profits Interest Amount for an Investor for a calendar year, a special profits interest allocation will be made to the extent of such net profits, if any, and the shortfall will be carried forward (without interest or a preferred return thereon) and added to the Target Special Profits Interest Amount determined for such Investor for the next calendar year. Appropriate adjustments will be made to the calculation of the special profits interest allocation for new subscriptions and withdrawals by Investors. In the event that an Investor redeems in full from a Feeder Fund or the Onshore Fund before the entire Target Special Profits Interest Amount determined for such Investor has been allocated to the General Partner in the form of a special profits interest allocation, the Target Special Profits Interest Amount that has not yet been allocated to the General Partner will be forfeited and the General Partner will never receive it.

Each Target Special Profits Interest Amount will be deemed contributed to a separate hypothetical capital account (that is not subject to an incentive allocation or a special profits interest allocation) in the applicable Investment Fund and any gains or losses that would have been allocated on such amounts will be credited or debited, as applicable, to such hypothetical capital account. The special profits interest allocation attributable to an Investor will be deemed to be made from (and thereby debited from) such hypothetical capital account and, accordingly, the aggregate amount of any special profits interest allocation attributable to such Investor will also depend upon the investment returns of the Investment Fund in which such hypothetical capital account is maintained.

The General Partners waived the special profits interest allocations effective January 1, 2008 (and for periods prior to January 1, 2008, New Icahn Management waived management fees) and incentive allocations for Icahn Enterprises’ investments in the Private Funds and Mr. Icahn’s direct and indirect holdings and may, in their sole discretion, modify or may elect to reduce or waive such fees with respect to any investor that is an affiliate, employee or relative of Mr. Icahn or his affiliates, or for any other investor.

Incentive allocations are generally 25% (prior to July 1, 2009) of the net profits (both realized and unrealized) generated by fee-paying investors in the Investment Funds and were subject to a “high watermark” (whereby the General Partners do not earn incentive allocations during a particular year even though the fund had a positive return in such year until losses in prior periods are recovered). These allocations are calculated and allocated to the capital accounts of the General Partners at the end of each year except for incentive allocations earned as a result of investor redemption events during interim periods. (See below for discussion of new fee structure for incentive allocations effective as of July 1, 2009).

All of the special profits interest allocations (effective January 1, 2008), if any, substantially all of the management fees (prior to January 1, 2008), from certain consolidated entities and all of the incentive allocations, if any, are eliminated in consolidation; however, our share of the net income from the Private Funds includes the amount of these eliminated fees and allocations.

The special profits interest allocations and incentive allocations from the Onshore Fund and Offshore Master Funds, if any, are accrued on a quarterly basis and are allocated to the Onshore GP and the Offshore GP, respectively, at the end of the Onshore Fund’s and each Offshore Master Funds’ fiscal year (or sooner on redemptions). Such quarterly accruals may be reversed as a result of subsequent investment performance prior to the conclusion of the Onshore Fund’s and Offshore Master Funds’ fiscal year at December 31.

Automotive

Revenue Recognition: Federal-Mogul records sales when products are shipped and title has transferred to the customer, the sales price is fixed and determinable, and the collectability of revenue is reasonably assured. Accruals for sales returns and other allowances are provided at the time of shipment based upon past experience. Adjustments to such returns and allowances are made as new information becomes available.

Rebates/Sales Incentives: Federal-Mogul accrues for rebates pursuant to specific arrangements with certain of its customers, primarily in the aftermarket. Rebates generally provide for price reductions based upon the achievement of specified purchase volumes and are recorded as a reduction of sales as earned by such customers.

Shipping and Handling Costs: Federal-Mogul recognizes shipping and handling costs as incurred as a component of cost of goods sold in the statements of operations.

Engineering and Tooling Costs: Pre-production tooling and engineering costs that Federal-Mogul will not own and that will be used in producing products under long-term supply arrangements are expensed as incurred unless the supply arrangement provides Federal-Mogul with the noncancelable right to use the tools, or the reimbursement of such costs is agreed to by the customer. Pre-production tooling costs that are owned by Federal-Mogul are capitalized as part of machinery and equipment, and are depreciated over the shorter of the tools’ expected life or the duration of the related program.

Research and Development: Federal-Mogul expenses research and development (“R&D”) costs and costs associated with advertising and promotion as incurred. R&D expense, including product engineering and validation costs, was $140 million for fiscal 2009 and $142 million for the period March 1, 2008 through December 31, 2008. As a percentage of original equipment manufacturer (“OEM”) sales, R&D expense was 4.7% for fiscal 2009 and 4.1% for the period March 1, 2008 through December 31, 2008.

Restructuring: Federal-Mogul’s restructuring costs are comprised of two types: employee costs (contractual termination benefits) and facility closure costs. Termination benefits are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current plan and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are recorded when the liability is incurred.

Railcar

Revenue Recognition: Revenues from railcar sales are recognized following completion of manufacturing, inspection, customer acceptance and title transfer, which is when the risk for any damage or loss with respect to the railcars passes to the customer. Paint and lining work may be outsourced and, as a result, the sale for the railcar may be recorded after customer acceptance when it leaves the manufacturing plant and the sale for the lining work may be separately recorded following completion of that work by the independent contractor, customer acceptance and final shipment. Revenues from railcar and industrial components are recorded at the time of product shipment, in accordance with ARI’s contractual terms. Revenue for railcar maintenance services is recognized upon completion and shipment of railcars from ARI’s plants. ARI does not currently bundle railcar service contracts with new railcar sales. Revenue for fleet management services is recognized as performed. ARI records amounts billed to customers for shipping and handling as part of sales and records related costs in cost of goods sold.

Food Packaging

Revenue Recognition: Revenues are recognized at the time products are shipped to the customer, under F.O.B Shipping point terms or under F.O.B. Port terms. Revenues are net of any discounts, rebates and allowances. Viskase periodically bills customers for shipping charges. These amounts are included in revenue with related costs included in cost of goods sold.

Metals

Revenue Recognition: PSC Metals’ primary source of revenue is from the sale of processed ferrous and non-ferrous scrap metals. PSC Metals also generates revenues from sales of secondary plate and pipe, the brokering of scrap metals and from services performed. All sales are recognized when title passes to the customer. Revenues from services are recognized as the service is performed. Sales adjustments related to price and weight differences are reflected as a reduction of revenues when settled.

Home Fashion

Revenue Recognition: WPI records revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the price to the customer is fixed and determinable and collectability is reasonably assured. Unless otherwise agreed in writing, title and risk of loss pass from WPI to the customer when WPI delivers the merchandise to the designated point of delivery, to the designated point of destination or to the designated carrier, free on board. Provisions for certain rebates, sales incentives, product returns and discounts to customers are recorded in the same period the related revenue is recorded.

Sales Incentives: Customer incentives are provided to major WPI customers. These incentives begin to accrue when a commitment has been made to the customer and are recorded as a reduction to sales.

Real Estate

Revenue Recognition:  Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. Substantially all of the property comprising our net lease portfolio is leased to others under long-term net leases and we account for these leases in accordance with applicable U.S. GAAP. We account for our leases as follows: (i) under the financing method, (x) minimum lease payments to be received plus the estimated value of the property at the end of the lease are considered the gross investment in the lease and (y) unearned income, representing the difference between gross investment and actual cost of the leased property, is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease; and (ii) under the operating method, revenue is recognized as rentals become due, and expenses (including depreciation) are charged to operations as incurred.

Environmental Liabilities

We recognize environmental liabilities when a loss is probable and reasonably estimable. Such accruals are estimated based on currently available information, existing technology and enacted laws and regulations. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties will be able to fulfill their commitments at the sites where we may be jointly and severally liable with such parties. We regularly evaluate and revise estimates for environmental obligations based on expenditures against established reserves and the availability of additional information.

Foreign Currency Translation

Exchange adjustments related to international currency transactions and translation adjustments for international subsidiaries whose functional currency is the U.S. dollar (principally those located in highly inflationary economies) are reflected in the consolidated statements of operations. Translation adjustments of international subsidiaries for which the local currency is the functional currency are reflected in the consolidated balance sheets as a component of accumulated other comprehensive income. Deferred taxes are not provided on translation adjustments as the earnings of the subsidiaries are considered to be permanently reinvested.

Adoption of New Accounting Standards

In July 2009, the FASB released the authoritative version of the FASB ASC as the single source of authoritative generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The FASB ASC supersedes all existing accounting standard documents recognized by the FASB. Rules and interpretative releases of the SEC under federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All other non-SEC accounting literature not included in the FASB ASC will be considered non-authoritative. The FASB ASC is effective for interim and annual periods ending after September 15, 2009. The adoption of the FASB ASC had no impact on our consolidated financial statements. We have prepared our financial statements and related footnotes contained in this Exhibit 99.3 to the Current Report on Form 8-K in accordance with U.S. GAAP as required by the FASB ASC.

In December 2007, the FASB issued new guidance which requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity; non-controlling interests will be presented within the statement of changes in equity and comprehensive income as a separate equity component. It also requires that the amount of consolidated net income (loss) attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income; net income per LP unit be reported after the adjustment for non-controlling interest in net income (loss); changes in ownership interest be accounted for similarly as equity transactions; and, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. The provisions of this new guidance were applied prospectively as of January 1, 2009, except for the presentation and disclosure requirements which have been applied retrospectively for all periods presented. We adopted the provisions of this new guidance as of January 1, 2009 with the presentation and disclosure requirements as discussed above reflected in our consolidated financial statements.

Recently Issued Accounting Standards

In December 2009, the FASB issued amended standards for determining whether to consolidate a VIE. This new standard affects all entities currently within the scope of the Consolidation Topic of the FASB ASC, as well as qualifying special-purpose entities that are currently excluded from the scope of the Consolidation Topic of the FASB ASC. This new standard amends the evaluation criteria to identify the primary beneficiary of the VIE and requires ongoing reassessment of whether an enterprise is the primary beneficiary of such VIEs. This new standard is effective as of the beginning of the first fiscal year beginning after November 15, 2009. The adoption of this new standard will not have a material impact on our financial condition, results of operations and cash flows.

In January 2010, the FASB issued new guidance on supplemental fair value disclosures. The new disclosures require (1) a gross presentation of activities within the Level 3 roll forward reconciliation, which will replace the net presentation format and (2) detailed disclosures about the transfers between Level 1 and Level 2 measurements. Additionally, the new guidance also provides several clarifications regarding the level of disaggregation and disclosures about inputs and valuation techniques. This new guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 roll forward, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. Early application is permitted and comparative disclosures are not required in the period of initial adoption. The adoption of this new standard will not have any impact on our financial condition, results of operations and cash flows.

In February 2010, the FASB issued new guidance which amends the consolidation requirement discussed above. This amendment defers consolidation requirements for a reporting entity’s interest in an entity if the reporting entity (1) has all the  attributes of an investment company or (2) represents an entity for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. The deferral does not apply in situations in which a reporting entity has the explicit or implicit obligation to fund losses of an entity that could be potentially significant to the entity. The deferral also does not apply to interests in securitization entities, asset-backed financing entities or entities formerly considered special-purpose entities. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of VIEs or other applicable consolidation guidance, such as the consolidation of partnerships. Entities are required, however, to provide disclosures for all VIEs in which they hold a variable interest. This includes variable interests in entities that qualify for the deferral but are considered VIEs under the prior accounting provisions. This new guidance is effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period. We determined that certain entities within our Investment Management segment met the deferral provisions of this new guidance. Accordingly, these entities within our Investment Management segment will continue to be subject to the overall guidance on the consolidation of VIEs prior to the new standard described above or other applicable consolidation guidance, such as the consolidation of partnerships.

In March 2010, the FASB issued new guidance on the accounting for credit derivatives that are embedded in beneficial interests in securitized financial assets. The new guidance eliminates the scope exception of certain credit derivative features embedded in beneficial interests in securitized financial assets that are currently not accounted for as derivatives within the Derivatives and Hedging Topic of the FASB ASC. As a result, bifurcation and separate recognition may be required for certain beneficial interests that are not currently accounted for at fair value through earnings. This new guidance is effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at each entity’s first fiscal quarter beginning after issuance. The adoption of this new standard will not have a material impact on our financial condition, results of operations and cash flows.

3. Operating Units

a. Investment Management

On August 8, 2007, we entered into a Contribution and Exchange Agreement (the “Contribution Agreement”) with CCI Offshore Corp., CCI Onshore Corp., Icahn Management, a Delaware limited partnership, and Mr. Icahn. Pursuant to the Contribution Agreement, we acquired the general partnership interests in Icahn Onshore LP (the “Onshore GP”) and Icahn Offshore LP (the “Offshore GP” and, together with the Onshore GP, the “General Partners”), acting as general partners of Onshore Fund and the Offshore Master Funds, respectively. We also acquired the general partnership interest in New Icahn Management, a Delaware limited partnership.

In addition to providing investment advisory services to the Private Funds, the General Partners provide or cause their affiliates to provide certain administrative and back office services to the Private Funds. The General Partners do not provide such services to any other entities, individuals or accounts. Interests in the Private Funds are offered only to certain sophisticated and qualified investors on the basis of exemptions from the registration requirements of the federal securities laws and are not publicly available.

The “Offshore Master Funds” consist of (i) Icahn Partners Master Fund LP, (ii) Icahn Partners Master Fund II L.P. and (iii) Icahn Partners Master Fund III L.P. The Onshore Fund and the Offshore Master Funds are collectively referred to herein as the “Investment Funds.” In addition, as discussed elsewhere within the notes to the consolidated financial statements, the “Offshore Funds” consist of (i) Icahn Fund Ltd. (referred to herein as the Offshore Fund), (ii) Icahn Fund II Ltd. and (iii) Icahn Fund III Ltd. The Offshore GP also acts as general partner of a fund formed as a Cayman Islands exempted limited partnership that invests in the Offshore Master Funds. This fund, together with other funds that also invest in the Offshore Master Funds, constitute the “Feeder Funds” and, together with the Investment Funds, are referred to herein as the “Private Funds.”

As of December 31, 2009, the full Target Special Profits Interest Amount was $154 million, which includes a carry-forward Target Special Profits Interest Amount of $70 million from December 31, 2008, a Target Special Profits Interest Amount for the fiscal year ended December 31, 2009 (“fiscal 2009”) of $54 million and a hypothetical return on the full Target Special Profits Interest Amount from the Investment Funds of $30 million. The full Target Special Profits Interest Amount of $154 million at December 31, 2009 was allocated to the General Partners at December 31, 2009. No accrual for special profits interest allocations was made for fiscal 2008 due to losses in the Investment Funds.

b. Automotive

We conduct our Automotive segment through our majority ownership in Federal-Mogul. Federal-Mogul is a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, alternative energies, environment and safety systems. Federal-Mogul serves the world’s foremost original equipment manufacturers (“OEM”) of automotive, light commercial, heavy-duty, industrial, agricultural, aerospace, marine, rail and off-road vehicles, as well as the worldwide aftermarket. As of December 31, 2009, Federal-Mogul is organized into four product groups: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, and Global Aftermarket.

Federal-Mogul believes that its sales are well-balanced between OEM and aftermarket, as well as domestic and international markets. Federal-Mogul’s customers include the world’s largest light and commercial vehicle OEMs and major distributors and retailers in the independent aftermarket. Federal-Mogul has operations in established markets, such as Canada, France, Germany, Italy, Japan, Spain, the United Kingdom and the United States, and emerging markets, including Brazil, China, Czech Republic, Hungary, India, Korea, Mexico, Poland, Russia, Thailand and Turkey. The attendant risks of Federal-Mogul’s international operations are primarily related to currency fluctuations, changes in local economic and political conditions and changes in laws and regulations.

Federal-Mogul is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and files annual, quarterly and current reports. Each of these reports is separately filed with the SEC and is publicly available at www.sec.gov.

Acquisition History

On July 3, 2008, pursuant to a stock purchase agreement with Thornwood Associates Limited Partnership (“Thornwood”) and Thornwood’s general partner, Barberry Corp. (“Barberry”), we acquired a majority interest in Federal-Mogul for an aggregate price of $862,750,000 (or $17.00 per share, which represented a discount to Thornwood’s purchase price of such shares). Thornwood and Barberry are wholly owned by Mr. Icahn. Prior to our majority interest acquisition of Federal-Mogul, Thornwood owned an aggregate of 75,241,924 shares of stock of Federal-Mogul (“Federal-Mogul Shares.”) Thornwood had acquired such shares as follows: (i) 50,100,000 Federal-Mogul Shares pursuant to the exercise of two options on February 25, 2008 acquired in December 2007 from the Federal-Mogul Asbestos Personal Injury Trust; and (ii) 25,141,924 Federal-Mogul Shares pursuant to and in connection with Federal-Mogul’s Plan of Reorganization under Chapter 11 of the United States Code, which became effective on December 27, 2007.

On December 2, 2008, we acquired an additional 24,491,924 Federal-Mogul Shares from Thornwood, which represented the remaining Federal-Mogul Shares owned by Thornwood. As a result of this transaction, we beneficially own 75,241,924 Federal-Mogul Shares, or 75.7% of the total issued and outstanding capital stock of Federal-Mogul. In consideration of the acquisition of the additional Federal-Mogul Shares, we issued to Thornwood 4,286,087 of our depositary units (or $153 million based on the opening price of $35.60 on our depositary units on December 2, 2008).

Each of the acquisitions was approved by the audit committee of the independent directors of Icahn Enterprises GP. The audit committee was advised by its own legal counsel and independent financial advisor with respect to the transaction. The audit committee received an opinion from its financial advisor as to the fairness to us, from a financial point of view, of the consideration paid.

Investment in Federal-Mogul

In accordance with U.S. GAAP, assets transferred between entities under common control are accounted for at historical cost similar to a pooling of interests. As of February 25, 2008 (the effective date of control by Thornwood Associates Limited Partnership, or Thornwood and, indirectly, by Mr. Icahn) and thereafter, as a result of our acquisition of a majority interest in Federal-Mogul on July 3, 2008, we consolidated the financial position, results of operations and cash flows of Federal-Mogul. We evaluated the activity between February 25, 2008 and February 29, 2008 and, based on the immateriality of such activity, concluded that the use of an accounting convenience date of February 29, 2008 was appropriate.

The initial fair values of the assets acquired are based on estimated fair values of Federal-Mogul upon emergence from bankruptcy on December 27, 2007, as modified by Federal-Mogul’s operating results for the period January 1, 2008 through February 29, 2008. Goodwill was increased by $20 million as a result of our required utilization of Thornwood’s underlying basis in such assets. As discussed below, Federal-Mogul recorded impairment charges related to its goodwill in the fourth quarter of fiscal 2008. Accordingly, as of December 31, 2008, we had written off $20 million of our goodwill related to our acquisition of the controlling interest in Federal-Mogul in conjunction with Federal-Mogul’s goodwill impairment charges.

History of Federal-Mogul Prior to Acquisition

Federal-Mogul, during December 2007, completed its financial restructuring under Chapter 11 of Title 11 of the United States Code. On December 27, 2007, the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) (the “Plan”) became effective (the “Effective Date”) and, in accordance with the Plan, the predecessor to Federal-Mogul (the “Predecessor Company”) merged with and into New Federal-Mogul Corporation. Pursuant to the merger: (i) the separate corporate existence of the Predecessor Company ceased; (ii) New Federal-Mogul Corporation became the surviving corporation and continues to be governed by the laws of the State of Delaware; and (iii) New Federal-Mogul Corporation was renamed “Federal-Mogul Corporation.”

In accordance with U.S. GAAP, Federal-Mogul was required to adopt fresh-start reporting effective upon emergence from bankruptcy on December 27, 2007. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values.

The Bankruptcy Court confirmed the Plan based upon a reorganization value of Federal-Mogul between $4,369 million and $4,715 million, which was estimated using various valuation methods, including (i) a comparison of Federal-Mogul and its projected performance to the market values of comparable companies; (ii) a review and analysis of several recent transactions of companies in similar industries to Federal-Mogul; and (iii) a calculation of the present value of the future cash flows of Federal-Mogul under its projections. Based upon a reevaluation of relevant factors used in determining the range of reorganization value and updated expected cash flow projections, Federal-Mogul concluded that $4,369 million should be used for fresh-start reporting purposes as it most closely approximated fair value.

In accordance with fresh-start reporting, Federal-Mogul’s reorganization value has been allocated to existing assets using the measurement applicable U.S. GAAP guidance. In addition, liabilities, other than deferred taxes, have been recorded at the present value of amounts estimated to be paid. The excess of reorganization value over the value of net tangible and identifiable intangible assets and liabilities was recorded as goodwill.

Other

Restructuring

Federal-Mogul’s restructuring charges are comprised of two types: employee costs (contractual termination benefits) and facility closure costs. Termination benefits are recorded when it is probable that employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current and prior plans, and the existence of statutory required minimum benefits. Facility closure and other costs are recorded when the liability is incurred.

Estimates of restructuring expenses are based on information available at the time such charges are recorded. In certain countries where Federal-Mogul operates, statutory requirements include involuntary termination benefits that extend several years into the future. Accordingly, severance payments continue well past the date of termination at many international locations. Thus, these programs appear to be ongoing when, in fact, terminations and other activities under these programs have been substantially completed. Federal-Mogul expects that future savings resulting from execution of its restructuring programs will generally result in full pay back within 36 months.

Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, previously recorded reserves of $47 million for fiscal 2009 and $3 million were reversed for the period March 1, 2008 through December 31, 2008. Such reversals result from: changes in estimated amounts to accomplish previously planned activities; changes in expected outcome (based on historical practice) of negotiations with labor unions, which reduced the level of originally committed actions; newly implemented government employment programs, which lowered the expected cost; and changes in approach to accomplish restructuring activities.

Federal-Mogul expects to finance these restructuring programs over the next several years through cash generated from its ongoing operations or through cash available under its existing credit facility, subject to the terms of applicable covenants. Federal-Mogul does not expect that the execution of these programs will have an adverse impact on its liquidity position.

Federal-Mogul’s restructuring activities are undertaken as necessary to execute its strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize Federal-Mogul’s businesses and to relocate manufacturing operations to best cost markets. These activities generally fall into one of the following categories:

•
Closure of Facilities and Relocation of Production — in connection with Federal-Mogul’s strategy, certain operations have been closed and related production relocated to best cost countries or to other locations with available capacity.

•
Consolidation of Administrative Functions and Standardization of Manufacturing Processes — as part of its productivity strategy, Federal-Mogul has acted to consolidate its administrative functions to reduce selling, general and administrative costs and change its manufacturing processes to improve operating efficiencies through standardization of processes.

An unprecedented downturn in the global automotive industry and global financial markets led Federal-Mogul to announce, in September and December 2008, certain restructuring actions, herein referred to as “Restructuring 2009,” designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. It was anticipated that this plan would reduce Federal-Mogul’s global workforce by approximately 8,600 positions when compared with the workforce as of September 30, 2008. For fiscal 2009 and for the period March 1, 2008 through December 31, 2008, Federal-Mogul has recorded $32 million and $132 million, respectively, in net restructuring expenses associated with Restructuring 2009 and other restructuring programs, of which $30 million and $130 million, respectively, were employee costs, and $2 million were facility closure costs for each of the respective periods. The facility closure costs were paid within the year of incurrence and there were no reversals. Federal-Mogul expects to incur additional restructuring expense, primarily related to facility closure costs, up to $6 million through the fiscal year ended December 31, 2010, or fiscal 2010, of which $4 million are expected to be facility closure costs and $2 million are expected to be employee-related costs. Because the majority of the Restructuring 2009 costs are related to severance expenses, such activities are expected to yield future annual savings at least equal to the incurred costs.

Federal-Mogul expects to finance its restructuring programs over the next several years through cash generated from its ongoing operations or through cash available under its debt agreements, subject to the terms of applicable covenants. Federal-Mogul does not expect that the execution of these programs will have an adverse impact on its liquidity position.

As of December 31, 2008, the accrued liability balance relating to restructuring programs was $113 million. For fiscal 2009, Federal-Mogul incurred $79 million of restructuring charges, reversed $47 million of restructuring charges and paid $94 million of restructuring charges. As of December 31, 2009, the accrued liability balance was $55 million, which includes $4 million of foreign currency adjustments and is included in accrued expenses and other liabilities in our consolidated balance sheet.

Total cumulative restructuring charges related to Restructuring 2009 through December 31, 2009 were $158 million.

Impairment

Our Automotive segment recorded total impairment charges of $17 million and $434 million for the fiscal year ended December 31, 2009 and the period March 1, 2008 through December 31, 2008, respectively, as follows:

	Year Ended December 31, 2009	For the period March 1, 2008 through December 31, 2008
Property, plant and equipment	$20	$18
Goodwill	(3)	222
Other indefinite-lived intangible assets	—	130
Investments in non-consolidated affiliates	—	64
	$17	$434

Federal-Mogul recorded impairment charges of $20 million for fiscal 2009 and $18 million for the period March 1, 2008 through December 31, 2008 to adjust property, plant and equipment to its estimated fair values. In recording the impairment charges, Federal-Mogul compared estimated net realizable values of property, plant and equipment based on future undiscounted cash flows to its current carrying values. Federal-Mogul determined the fair value of the assets by applying a probability weighted, expected present value technique to the estimated future cash flows. Impairment charges are included in expenses within our consolidated statements of operations.

Federal-Mogul’s impairment of goodwill and other indefinite-lived intangible assets are discussed further in Note 9, “Goodwill and Intangible Assets, Net.” Impairments of investments in non-consolidated affiliates are discussed further in Note 6, “Investments and Related Matters — Automotive.”

c. Railcar

We conduct our Railcar segment through our majority ownership in ARI. ARI manufactures railcars, custom designed railcar parts and other industrial products, primarily aluminum and special alloy steel castings. These products are sold to various types of companies including leasing companies, railroads, industrial companies and other non-rail companies. ARI also provides railcar maintenance services for railcar fleets, including that of its affiliate, American Railcar Leasing LLC (‘‘ARL’’). In addition, ARI provides fleet management and maintenance services for railcars owned by certain customers. Such services include inspecting and supervising the maintenance and repair of such railcars. ARI’s three largest customers (including an affiliate) accounted for 84%, 82%, 80%, respectively, of total manufacturing operations and services revenue for fiscal 2009, fiscal 2008 and fiscal 2007.

ARI is a reporting company under the Exchange Act and files annual, quarterly and current reports.  Each of these reports is separately filed with the SEC is publicly available at www.sec.gov.

d. Food Packaging

We conduct our Food Packaging segment through our majority ownership in Viskase. Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry. Viskase currently operates seven manufacturing facilities and nine distribution centers throughout North America, Europe and South America and derives approximately 68% of total net sales from customers located outside the United States. Viskase believes it is one of the two largest manufacturers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings. Viskase also manufactures heat-shrinkable plastic bags for the meat, poultry and cheese industry. As of December 31, 2009, $120 million of Viskase’s assets were located outside of the United States, primarily in France.

e. Metals

On November 5, 2007, we acquired all of the issued and outstanding capital stock of PSC Metals, Inc. (“PSC Metals”) for a total consideration of $335 million in cash. We conduct our Metals segment through our indirect wholly owned subsidiary, PSC Metals. PSC Metals collects industrial and obsolete scrap metal, processes it into reusable forms and supplies the recycled metals to its customers including electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metals brokers. PSC Metals’ ferrous products include shredded, sheared and bundled scrap metal and other purchased scrap metal such as turnings (steel machining fragments), cast furnace iron and broken furnace iron. PSC Metals also processes non-ferrous metals including aluminum, copper, brass, stainless steel and nickel-bearing metals. Non-ferrous products are a significant raw material in the production of aluminum and copper alloys used in manufacturing. PSC Metals also operates a secondary products business that includes the supply of secondary plate and structural grade pipe that is sold into niche markets for counterweights, piling and foundations, construction materials and infrastructure end-markets. For fiscal 2009, PSC Metals had three customers who accounted for approximately 27% of net sales. For fiscal 2008, PSC Metals had five customers who accounted for approximately 39% of net sales. For fiscal 2007, PSC Metals had five customers who accounted for approximately 38% of net sales.

During fiscal 2008 and fiscal 2007, PSC Metals completed the acquisitions of substantially all of the assets of four scrap metal recyclers. The aggregate purchase price for the acquisitions was $55 million, the most significant of which was $42 million relating to the September 2007 acquisition of substantially all of the assets of WIMCO Operating Company, Inc., a full service scrap metal recycler located in Ohio. A total of $10 million of goodwill was recorded related to these acquisitions based on final purchase price allocations. The results of operations for yards acquired are reflected in the consolidated results of PSC Metals from the dates of acquisition.

f. Real Estate

Our Real Estate segment consists of rental real estate, property development and resort activities.

As of December 31, 2009 and 2008, we owned 30 and 31 rental real estate properties, respectively. In August 2008, the Real Estate segment acquired two net leased properties for $465 million pursuant to the Code Section 1031 exchange. The acquisition of these two net leased properties was funded from a portion of the gross proceeds received from the sale of our Gaming segment. (See Note 9, “Goodwill and Intangible Assets, Net — Real Estate” for additional information). Our property development operations are run primarily through Bayswater, a real estate investment, management and development subsidiary that focuses primarily on the construction and sale of single-family and multi-family homes, lots in subdivisions and planned communities and raw land for residential development. Our New Seabury development property in Cape Cod, Massachusetts and our Grand Harbor and Oak Harbor development property in Vero Beach, Florida each include land for future residential development of approximately 327 and 870 units of residential housing, respectively. Both developments operate golf and resort operations as well.

Our Real Estate operations compares the carrying value of its real estate portfolio, which includes commercial property for rent and residential property for current and future development, to its estimated realizable value to determine if its carrying costs will be recovered. In cases where our Real Estate operations do not expect to recover its carrying cost, an impairment charge is recorded as an expense and a reduction in the carrying cost of the asset. In developing assumptions as to estimated realizable value, our Real Estate operations consider current and future house prices, construction and carrying costs and sales absorptions for its residential inventory and current and future rental rates for its commercial properties.

Our Real Estate operations recorded an impairment charge of $2 million for fiscal 2009 and $4 million for each of fiscal 2008 and fiscal 2007. The impairment charges were primarily attributable to inventory units at the Grand Harbor and Oak Harbor, Florida division.

During the second quarter of fiscal 2009, our Real Estate operations became aware that certain subcontractors had installed defective drywall manufactured in China (referred to herein as “Chinese drywall”) in a few of our Florida homes. Defective Chinese drywall appears to be an industry-wide issue as other homebuilders have publicly disclosed that they are experiencing problems related to defective Chinese drywall. Based on our assessment, we believe that only a limited number of previously constructed homes contain defective Chinese drywall. We believe the costs to repair homes containing defective Chinese drywall will be immaterial.

As of December 31, 2009 and 2008, $110 million and $121 million, respectively, of the net investment in financing leases, net real estate leased to others and resort properties, which is included in property, plant and equipment, net, were pledged to collateralize the payment of nonrecourse mortgages payable.

The following is a summary of the anticipated future receipts of the minimum lease payments receivable under the financing and operating method at December 31, 2009 (in millions of dollars):

Year	Amount
2010	$50
2011	50
2012	50
2013	50
2014	47
Thereafter	295
$542

g. Home Fashion

We conduct our Home Fashion segment through our majority ownership in WestPoint International, Inc. (“WPI”), a manufacturer and distributor of home fashion consumer products. WPI is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products, including, among others, sheets, pillowcases, comforters, blankets, bedspreads, pillows, mattress pads, towels and related products. WPI recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPI receives a small portion of its revenues through the licensing of its trademarks. During the fourth quarter of fiscal 2007, WPI sold the inventory at all of its 30 retail outlet stores and subsequently ceased operations of its retail stores. Therefore, the portion of the business related to the retail operations has been classified for all periods presented as discontinued operations.

A relatively small number of customers have historically accounted for a significant portion of WPI’s net sales. For fiscal 2009, fiscal 2008 and fiscal 2007 net sales to six, seven and six customers amounted to 59%, 57% and 54%, respectively, of WPI’s total net sales.

Acquisition History

On August 8, 2005, we acquired 13.2 million, or 67.7%, of the 19.5 million outstanding common shares of WPI. Pursuant to the asset purchase agreement between WPI and WestPoint Stevens Inc. (“WPS”), rights to subscribe for an additional 10.5 million shares of common stock at a price of $8.772 per share, or the rights offering, were allocated among former creditors of WPS. Depending upon the extent to which the other holders exercise certain subscription rights, we may acquire additional shares and may beneficially own between 15.7 million and 23.7 million shares of WPI common stock representing between 52.3% and 79.0% of the 30.0 million common shares that would then be outstanding.

On December 20, 2006, we acquired: (a) 1,000,000 shares of Series A-1 Preferred Stock of WPI for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million, and (b) 1,000,000 shares of Series A-2 Preferred Stock of WPI for a purchase price of $100 per share, for an aggregate purchase price of $100.0 million. Each of the Series A-1 and Series A-2 Preferred Stock has a 4.50% annual dividend, which is paid quarterly. For the first two years after issuance, the dividends are to be paid in the form of additional preferred stock. Thereafter, the dividends are to be paid in cash or in additional preferred stock at the option of WPI. Each of the Series A-1 and Series A-2 Preferred Stock is convertible into common shares of WPI at a rate of $10.50 per share, subject to certain anti-dilution provisions; provided, however, that under certain circumstances, $92.1 million of the Series A-2 Preferred Stock may be converted at a rate of $8.772 per share.

As discussed in Note 20, “Commitments and Contingencies,” legal proceedings with respect to the acquisition are ongoing.

Restructuring and Impairment

To improve WPI’s competitive position, WPI management intends to continue to reduce its cost of goods sold by restructuring its operations in the plants located in the United States, increasing production within its non-U.S. facilities and joint venture operations and sourcing goods from lower cost overseas facilities. In the second quarter of fiscal 2008, WPI entered into an agreement with a third party to manage the majority of its U.S. warehousing and distribution operations, which WPI consolidated into its Wagram, North Carolina facility. In April 2009, as part of its ongoing restructuring activities, WPI announced the closure of three of its then remaining four manufacturing facilities located in the United States. In the future, the vast majority of the products currently manufactured or fabricated in these facilities will be sourced from plants located outside of the United States. As of December 31, 2009, $157 million of WPI’s assets were located outside of the United States, primarily in Bahrain.

WPI incurred restructuring costs of $19 million, $25 million and $19 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Included in restructuring expenses are cash charges associated with the ongoing costs of closed plants, employee severance, benefits and related costs and transition expenses. The amount of accrued restructuring costs at December 31, 2008 was $1 million. WPI paid $19 million of restructuring charges for fiscal 2009. As of December 31, 2009, the accrued liability balance was $1 million, which is included in accrued expenses and other liabilities in our consolidated balance sheet.

Total cumulative restructuring charges from August 8, 2005 (acquisition date) through December 31, 2009 were $77 million.

WPI incurred non-cash impairment charges of $8 million, $12 million and $30 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Included in these impairment charges were impairment charges related to WPI’s trademarks of $5 million, $6 million and $5 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. In recording the impairment charges related to its plants, WPI compared estimated net realizable values of property, plant and equipment to their current carrying values. In recording impairment charges related to its trademarks, WPI compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow valuation methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates. WPI’s trademark valuations are evaluated further during its annual testing in the fourth quarter of each fiscal year.

WPI anticipates that restructuring charges will continue to be incurred throughout fiscal 2010. WPI anticipates incurring restructuring costs in fiscal 2010 relating to the current restructuring plan of approximately $11 million, primarily related to the continuing costs of its closed facilities, employee severance, benefits and related costs and transition expenses. Restructuring costs could be affected by, among other things, WPI’s decision to accelerate or delay its restructuring efforts. As a result, actual costs incurred could vary materially from these anticipated amounts.

4. Discontinued Operations and Assets Held for Sale

Gaming

On February 20, 2008, we consummated the sale of our subsidiary, American Casino & Entertainment Properties LLC (“ACEP”), for $1.2 billion to an affiliate of Whitehall Street Real Estate Fund, realizing a gain of approximately $472 million, after taxes. The sale of ACEP included the Stratosphere Hotel and Casino and three other Nevada gaming properties, which represented all of our remaining gaming operations.

Home Fashion – Retail Stores

WPI closed all of its retail stores based on a comprehensive evaluation of the stores’ long-term growth prospects and their on-going value to the business. On October 18, 2007, WPI entered into an agreement to sell the inventory at all of its retail stores and subsequently ceased operations of its retail stores. Accordingly, it has reported the retail outlet stores business as discontinued operations for all periods presented. As a result of the sale, WPI incurred charges related to the termination of the leases relating to its retail outlet stores facilities. As of December 31, 2009 and 2008, the accrued lease termination liability balance was $2 million and $3 million, respectively, which is included in accrued expenses and other liabilities in our consolidated balance sheets.

Real Estate

Operating properties are reclassified to held for sale when subject to a contract. The operations of such properties are classified as discontinued operations. There were no material changes to the properties classified as discontinued operations during fiscal 2009.

Results of Discontinued Operations

The financial position and results of operations for our former Gaming and certain portions of the Home Fashion and Real Estate segments described above are presented within other assets and accrued expenses and other liabilities in the consolidated balance sheets and income from discontinued operations in the consolidated statements of operations for all periods presented.

Total revenues for our discontinued operations for fiscal 2008 and fiscal 2007 were $61 million and $494 million, respectively, primarily relating to our former gaming segment. There were no revenues from our discontinued operations for fiscal 2009. Income from discontinued operations before income taxes and non-controlling interest (including gain on dispositions before taxes) for fiscal 2009, fiscal 2008, and fiscal 2007 was $1 million, $749 million, and $103 million, respectively. Results for fiscal 2008 included a gain on sale of discontinued operations of $472 million, net of income taxes of $260 million, recorded on the sale of ACEP. With respect to the taxes recorded on the sale of ACEP, $103 million was recorded as a deferred tax liability pursuant to a Code 1031 Exchange transaction completed during the third quarter of fiscal 2008. The gain on sales of discontinued operations for fiscal 2007 includes $12 million of gain on sales of real estate assets.

5. Related Party Transactions

Our amended and restated limited partnership agreement expressly permits us to enter into transactions with our general partner or any of its affiliates, including, without limitation, buying or selling properties from or to our general partner and any of its affiliates and borrowing and lending money from or to our general partner and any of its affiliates, subject to limitations contained in our partnership agreement and the Delaware Revised Uniform Limited Partnership Act. The indentures governing our indebtedness contain certain covenants applicable to transactions with affiliates.

a. Investment Management

Until August 8, 2007, Icahn Management LP (“Icahn Management”) elected to defer most of the management fees from the Offshore Funds and such amounts remain invested in the Offshore Funds. At December 31, 2009, the balance of the deferred management fees payable (included in accrued expenses and other liabilities) by the Offshore Funds to Icahn Management was $125 million. The deferred management fee payable increased (decreased) by $32 million, $(51) million and $14 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively, due to the performance of the Private Funds.

Effective January 1, 2008, Icahn Capital LP (“Icahn Capital”) paid for salaries and benefits of certain employees who may also perform various functions on behalf of certain other entities beneficially owned by Mr. Icahn (collectively, “Icahn Affiliates”), including administrative and investment services. Prior to January 1, 2008, Icahn & Co. LLC paid for such services. Under a separate expense-sharing agreement, Icahn Capital charged Icahn Affiliates $4 million for such services for each of fiscal 2009 and fiscal 2008. As of December 31, 2009, accrued expenses and other liabilities in the consolidated balance sheet included $1 million to be applied to Icahn Capital’s charges to Icahn Affiliates for services to be provided to them.

In addition, effective January 1, 2008, certain expenses borne by Icahn Capital have been reimbursed by Icahn Affiliates, as appropriate, when such expenses were incurred. The expenses included investment-specific expenses for investments acquired by both the Private Funds and Icahn Affiliates that were allocated based on the amounts invested by each party, as well as investment management-related expenses that were allocated based on estimated usage agreed upon by Icahn Capital and Icahn Affiliates.

Mr. Icahn, along with his affiliates, makes investments in the Private Funds (other than the amounts invested by Icahn Enterprises and its affiliates). These investments are not subject to special profits interest allocations or incentive allocations. As of December 31, 2009 and 2008, the total fair value of these investments was approximately $1.5 billion and $1.1 billion, respectively.

b. Railcar

As described in Note 1, ‘‘Description of Business and Basis of Presentation,’’ in January 2010, we acquired a controlling interest in ARI from affiliates of Mr. Icahn. As a result of this acquisition, we have the following related party transactions:

Agreements with ACF Industries LLC and American Railcar Leasing LLC

ARI has or had various agreements with ACF Industries LLC (‘‘ACF’’) and ARL, companies controlled by Mr. Icahn. The most significant agreements include the following:

Under the manufacturing services agreement entered into in 1994 and amended in 2005, ACF agreed to manufacture and distribute, at ARI’s instruction, various railcar components. In consideration for these services, ARI agreed to pay ACF based on certain agreed-upon rates. For fiscal 2009, fiscal 2008 and fiscal 2007, ARI purchased inventory of $14 million, $45 million and $47 million, respectively, of components from ACF. The agreement automatically renews unless written notice is provided by ARI.

In May 2007, ARI entered into a manufacturing agreement with ACF, pursuant to which ARI agreed to purchase approximately 1,390 tank railcars from ACF. The profit realized by ARI upon sale of the tank railcars to ARI customers was first paid to ACF in reimbursement for the start-up costs involved in implementing the manufacturing arrangements evidenced by the agreement and thereafter, the profit was split evenly between ARI and ACF. The commitment under this agreement was satisfied in March 2009 and the agreement was terminated at that time. For the fiscal 2009, fiscal 2008 and fiscal 2007, ARI incurred costs under this agreement of $4 million, $24 million and $4 million, respectively, in connection with railcars that were manufactured and delivered to customers during these periods, which includes payments made to ACF for its share of the profits along with ARI costs. ARI recognized revenues of $19 million, $100 million and $17 million, respectively, related to railcars shipped under this agreement for fiscal 2009, fiscal 2008 and fiscal 2007.

Effective as of January 1, 2008, ARI entered into a fleet services agreement with ARL, which replaced a 2005 railcar servicing agreement between the parties. The 2008 agreement reflects a reduced level of fleet management services, relating primarily to logistics management services, for which ARL now pays a fixed monthly fee. Additionally, under the agreement, ARI continues to provide railcar repair and maintenance services to ARL for a charge of labor, components and materials. ARI currently provides such repair and maintenance services for approximately 26,000 railcars for ARL. The agreement extends through December 31, 2010, and is automatically renewable for additional one-year periods unless either party gives at least 60 days’ prior notice of termination. There is no termination fee if ARI elects to terminate the agreement. For fiscal 2009 and fiscal 2008, revenues of $14 million and $15 million, respectively, were recorded under this agreement. Profit margins on sales to related parties approximate the margins on sales to other large customers.

ARI from time to time manufactures and sells railcars to ARL under long-term agreements as well as on a purchase order basis. Revenue from railcars sold to ARL was $105 million, $183 million and $140 million, respectively, for fiscal 2009, fiscal 2008 and fiscal 2007.

As of December 31, 2009 and 2008, ARI had accounts payable of $1 million and $5 million, respectively, due to ACF and ARL.

As of December 31, 2009 and 2008, ARI had accounts receivable of $1 million and $9 million, respectively, due from ACF and ARL.

c. Food Packaging

As described in Note 1, ‘‘Description of Business and Basis of Presentation,’’ in January 2010 we acquired a controlling interest in Viskase from affiliates of Mr. Icahn. As a result of this acquisition, we have the following related party transactions: Arnos Corporation, an affiliate of Mr. Icahn, was the lender on Viskase’s Revolving Credit Facility as of December 31, 2009. Viskase paid Arnos Corporation interest and unused commitment fees of $1 million for each of fiscal 2009 and fiscal 2008.   In connection with our majority acquisition of Viskase on January 15, 2010, we assumed the Viskase Revolving Credit Facility from Arnos Corporation. See Note 12, ‘‘Debt,’’ for further discussion regarding Viskase’s Revolving Credit Facility.

In November  2008, Barberry, an affiliate of Carl C. Icahn, entered into a master lease agreement with Viskase.  During July 2009, Viskase completed the construction of the cellulosic casing extrusion equipment in France.  The total amount financed under the lease agreement, including accrued interest, was $6 million. Viskase has repaid the capital lease with Barberry in conjunction with the Viskase 9.875% Senior Secured bond offering during December 2009.  The total payments, including fees and interest, amounted to $6 million during fiscal 2009.

d. Administrative Services — Holding Company

For each of fiscal 2009, fiscal 2008 and fiscal 2007 we paid an affiliate approximately $2 million for the non-exclusive use of office space.

For each of fiscal 2009, fiscal 2008 and fiscal 2007, we paid $1 million to XO Holdings, Inc., an affiliate of Icahn Enterprises GP, our general partner, for telecommunications services.

The Holding Company provided certain professional services to an Icahn Affiliate for which it charged approximately $3 million for each of fiscal 2009 and 2008 and $1 million for fiscal 2007. As of December 31, 2009, accrued expenses and other liabilities in the consolidated balance sheet included $1 million to be applied to the Holding Company’s charges to the affiliate for services to be provided to it.

6. Investments and Related Matters

a. Investment Management

Investments and securities sold, not yet purchased consist of equities, bonds, bank debt and other corporate obligations, and derivatives, all of which are reported at fair value in our consolidated balance sheets. The following table summarizes the Private Funds’ investments, securities sold, not yet purchased and unrealized gains and losses on derivatives (in millions of dollars):

	December 31, 2009		December 31, 2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Investments:
Equity securities	$3,671	$2,908	$5,183	$2,876
Corporate debt	1,797	2,015	1,668	1,225
Mortgage backed securities	140	168	162	160
Total investments	$5,608	$5,091	$7,013	$4,261
Securities sold, not yet purchased, at fair value:
Equity securities	$1,811	$2,035	$2,821	$2,273
Total securities sold, not yet purchased, at fair value	$1,811	$2,035	$2,821	$2,273
Unrealized gains on derivative contracts, at fair value (1)	$2	$6	$74	$79
Unrealized losses on derivative contracts, at fair value (2)	$24	$111	$95	$440

(1)	Amounts are included in other assets in our consolidated financial statements.
(2)	Amounts are included in accrued expenses and other liabilities in our consolidated financial statements.

The General Partners adopted FASB ASC Section 946.810.45, Financial Services — Investment Companies — Consolidation — Other Presentation Matters, as of January 1, 2007. FASB ASC Section 946.810.45 provides guidance on whether investment company accounting should be retained in the financial statements of a parent entity. Upon the adoption of FASB ASC Section 946.810.45, the General Partners lost their ability to retain specialized accounting. For those investments that (i) were deemed to be available-for-sale securities, (ii) fall outside the scope of Investments-Debt and Equity Securities Topic of the FASB ASC, or (iii) the Private Funds would otherwise account for under the equity method, the Private Funds apply the fair value option. The application of the fair value option is irrevocable.

The Private Funds assess the applicability of equity method accounting with respect to their investments based on a combination of qualitative and quantitative factors, including overall stock ownership of the Private Funds combined with those of affiliates of Icahn Enterprises.

The Private Funds applied the fair value option to certain of its investments that would have otherwise been subject to the equity method of accounting. During the second quarter of fiscal 2009, the Private Funds determined that they no longer had significant influence over these investments based on a combination of qualitative and quantitative factors. As of December 31, 2009, the fair value of these investments was $11 million. For fiscal 2009, fiscal 2008 and fiscal 2007 the Private Funds recorded a loss of $6 million, $60 million and $103 million, respectively, with respect to these investments. Such amounts are included in net gain (loss) from investment activities in the consolidated statements of operations.

Investments in Variable Interest Entities

The General Partners consolidate certain VIEs when they are determined to be their primary beneficiary, either directly or indirectly through other consolidated subsidiaries. The assets of the consolidated VIEs are primarily classified within cash and cash equivalents and investments in the consolidated balance sheets. The liabilities of the consolidated VIEs are primarily classified within securities sold, not yet purchased, at fair value, and accrued expenses and other liabilities in the consolidated balance sheets and are non-recourse to the General Partners’ general credit. Any creditors of VIEs do not have recourse against the general credit of the General Partners solely as a result of our including these VIEs in our consolidated financial statements.

The consolidated VIEs consist of the Offshore Fund and each of the Offshore Master Funds. The Offshore GP sponsored the formation of and manages each of these VIEs and, in some cases, has an investment therein. In evaluating whether the Offshore GP is the primary beneficiary of such VIEs, the Offshore GP has considered the nature and extent of its involvement with such VIEs and whether it absorbs the majority of losses among other variable interest holders, including those variable interest holders who are deemed related parties or de facto agents. In most cases, the Offshore GP was deemed to be the primary beneficiary of such VIEs because it would absorb the majority of expected losses among other variable interest holders and its close association with such VIEs, including the ability to direct the business activities of such VIEs.

The following table presents information regarding interests in VIEs for which the Offshore GP holds a variable interest as of December 31, 2009 (in millions of dollars):

	Offshore GP is the Primary Beneficiary			Offshore GP is Not the Primary Beneficiary
	Net Assets	Offshore GP’s Interests(1)	Pledged Collateral(2)	Net Assets	Offshore GP’s Interests(1)
Offshore Funds and Offshore Master Funds	$2,222	$35	$967	$3,008	$125

(1)
Amount principally represents the Offshore GP’s reinvested incentive allocations and therefore its maximum exposure to loss. Such amounts are subject to the financial performance of the Offshore Funds and Offshore Master Funds and are included in the Offshore GP’s net assets.

(2)
Includes collateral pledged in connection with securities sold, not yet purchased, derivative contracts and collateral held for securities loaned. Pledged amounts may be in excess of margin requirements.

b. Automotive, Railcar, Holding Company and Other

Investments for Automotive, Railcar, Holding Company and other operations’ consist of the following (in millions of dollars):

	December 31, 2009		December 31, 2008
	Amortized Cost	Carrying Value	Amortized Cost	Carrying Value
Marketable equity and debt securities – available for sale	$23	$23	$26	$22
Equity method investments and other	291	291	248	248
Total investments	$314	$314	$274	$270

With the exception of our Automotive, Railcar and Home Fashion segments as discussed below, it is our policy to apply the fair value option to all of our investments that would be subject to the equity method of accounting. We record unrealized gains and losses for the change in fair value of such investments as a component of net gain (loss) from investment activities in the consolidated statement operations. We believe that these investments, individually or in the aggregate, are not material to our consolidated financial statements.

The following information relates to certain investment activities transacted by our operating units:

Proceeds from the sales of available-for-sale securities were $61 million, $59 million and $382 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. The gross realized gains (losses) on available-for-sale securities sold for fiscal 2009, fiscal 2008 and fiscal 2007 were$24 millions, $(17) million and $3 million, respectively. For purposes of determining gains and losses to be reclassified out of accumulated other comprehensive income into earnings, the cost of securities is based on specific identification. Net unrealized holding gains (losses) on available-for-sale securities in the amount of $4 million, $(11) million and $(24) million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively, have been included in accumulated other comprehensive income.

Investment in Lear Corporation

In the third quarter of fiscal 2007, we adopted the fair value option for Lear Corporation (“Lear”) common stock which became eligible for the fair value option at the time we first recognized them in our consolidated financial statements. We adopted the fair value option to our investment in Lear common stock to be consistent with the Private Funds’ accounting for its investment in Lear common stock. We recorded unrealized gains and losses for the change in fair value of such shares as a component of Holding Company revenues in the consolidated statements of operations. In the fourth quarter of fiscal 2008, we sold all of our Lear common stock and realized a net loss of $12 million. For fiscal 2007, we recorded $3 million in unrealized losses resulting from the change in market value of Lear common stock.

Investment in ImClone Systems Incorporated

We adopted the provisions of the fair value option as of January 1, 2007 and elected to apply the fair value option to our investment in ImClone Systems Incorporated (“ImClone”). It is our policy to apply the fair value option to all of our investments that would be subject to the equity method of accounting. In the fourth quarter of fiscal 2006, we first applied the equity method of accounting to our investment in ImClone due to changes in ImClone’s board, resulting in our having the ability to exercise significant influence over ImClone.

As of the date of adoption, the carrying value of our investment in ImClone was approximately $164 million and the fair value of our investment was $122 million. In accordance with the transition requirements, we recorded a cumulative effect adjustment to beginning partners’ equity for the difference between the fair value and carrying value on the date of adoption, which reduced partners’ equity by $42 million.

In the fourth quarter of fiscal 2008, we received $319 million pursuant to a tender offer from Bristol-Myers Squibb Company as consideration for their purchase of all of the ImClone shares held by us. For fiscal 2008, we recorded a realized gain of $197 million in the sale of all of the ImClone shares. In fiscal 2007, we recorded $74 million of unrealized gains resulting from the change in the market value of ImClone’s stock. Such gains are reflected as a component of net gain (loss) from investment activities in the consolidated statements of operations.

c. Automotive

Investments in Non-Consolidated Affiliates

Federal-Mogul maintains investments in 14 non-consolidated affiliates, that are located in China, Germany, India, Italy, Japan, Korea, Turkey, the United Kingdom and the United States. Federal-Mogul’s direct ownership in such affiliates ranges from approximately 1% to 50%. The aggregate investments in these affiliates were $238 million and $221 million at December 31, 2009 and 2008, respectively. Upon our purchase of the controlling interest in Federal-Mogul, Federal-Mogul’s investments in non-consolidated affiliates were adjusted to estimated fair value during fiscal 2008. These estimated fair values were determined based upon internal and external valuations considering various relevant market rates and transactions, and discounted cash flow valuations methods, among other factors, as further described in Note 3, “Operating Units.”

Federal-Mogul evaluated the recorded value of its investments in non-consolidated affiliates for potential impairment as of December 31, 2009 and 2008. Given the economic downturn in the global automotive industry and the related declines in anticipated production volumes during fiscal 2008, Federal-Mogul concluded that its investments in non-consolidated affiliates were impaired, and an impairment charge of $64 million was recorded for the period March 1, 2008 through December 31, 2008.

Included in the aggregate investments in non-consolidated affiliates of $238 million is the remaining fair value step-up (net of impairment, amortization and foreign currency) of $61 million, which represents a difference between the amounts of these investments and underlying equity. This difference is comprised of $34 million of definite-lived intangible and tangible assets with a weighted average remaining useful life of 17 years, and $27 million of indefinite-lived intangible and tangible assets. There were no such impairments for fiscal 2009.

Equity earnings from non-consolidated affiliates amounted to $16 million and $19 million for fiscal 2009 and for the period March 1, 2008 through December 31, 2008, respectively, which are included in other income, net in our consolidated financial statements. For fiscal 2009, these entities generated sales of $504 million, net income of $45 million, and at December 31, 2009 had total net assets of approximately $511 million. Distributed dividends to Federal-Mogul from non-consolidated affiliates were $7 million and $28 million for fiscal 2009 and for the period March 1, 2008 through December 31, 2008, respectively.

Federal-Mogul does not hold a controlling interest in an entity based on exposure to economic risks and potential rewards (variable interests) for which it is the primary beneficiary. Further, Federal-Mogul’s joint ventures are businesses established and maintained in connection with its operating strategy and are not special purpose entities.

Federal-Mogul holds a 50% non-controlling interest in a joint venture located in Turkey. This joint venture was established in 1995 for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners to OE and aftermarket customers. Pursuant to the joint venture agreement, Federal-Mogul’s partner holds an option to put its shares to a subsidiary of Federal-Mogul’s at the higher of the current fair value or at a guaranteed minimum amount. The term of the contingent guarantee is indefinite, consistent with the terms of the joint venture agreement. However, the contingent guarantee would not survive termination of the joint venture agreement.

The guaranteed minimum amount represents a contingent guarantee of the initial investment of the joint venture partner and can be exercised at the discretion of the partner. As of December 31, 2009, the total amount of the contingent guarantee, were all triggering events to occur, approximated $60 million. Federal-Mogul believes that this contingent guarantee is substantially less than the estimated current fair value of the guarantees’ interest in the affiliate. As such, the contingent guarantee does not give rise to a contingent liability and, as a result, no amount is recorded for this guarantee. If this put option were exercised, the consideration paid and net assets acquired would be accounted for in accordance with business combination accounting.

Any value in excess of the guaranteed minimum amount of the put option would be the subject of negotiation between Federal-Mogul and its joint venture partner.

Federal-Mogul has determined that its investments in Chinese joint venture arrangements are considered to be “limited-lived” as such entities have specified durations ranging from 30 to 50 years pursuant to regional statutory regulations. In general, these arrangements call for extension, renewal or liquidation at the discretion of the parties to the arrangement at the end of the contractual agreement. Accordingly, a reasonable assessment cannot be made as to the impact of such arrangements on the future liquidity position of Federal-Mogul.

d. Railcar

As of December 31, 2009, ARI was party to three joint ventures which are all accounted for using the equity method. ARI determined that, although these joint ventures are considered VIEs, it is not the primary beneficiary of such VIEs.  The significant factors in this determination were that no partners, including ARI, has rights to the majority of returns, losses or votes.

The risk of loss to ARI is limited to its investment in these joint ventures, certain loans due from these joint ventures to ARI and ARI’s guarantee of certain loans. As of December 31, 2009 and 2008, the carrying amount of these investments was $41 million and $13 million, respectively, and the maximum exposure to loss was $42 million and $13 million, respectively. Maximum exposure to loss was determined based on ARI’s carrying amounts in such investments, loans and accrued interest thereon due from applicable joint ventures and loan guarantees made to the applicable joint ventures.

7. Fair Value Measurements

U.S. GAAP requires enhanced disclosures about investments that are measured and reported at fair value and has established a hierarchal disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 — Quoted prices are available in active markets for identical investments as of the reporting date. The types of investments included in Level 1 include listed equities and listed derivatives. We do not adjust the quoted price for these investments, even in situations where we hold a large position.

Level 2 — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities and certain over-the-counter derivatives. The inputs and assumptions of our Level 2 investments are derived from market observable sources including:
reported trades, broker/dealer quotes and other pertinent data.

Level 3 — Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

Investment Management

The following table summarizes the valuation of the Private Funds’ investments by the above fair value hierarchy levels measured on a recurring basis as of December 31, 2009 and 2008 (in millions of dollars):

	December 31, 2009				December 31, 2008
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Investments:
Equity securities	$2,875	$33	$—	$2,908	$2,826	$49	$—	$2,875
Corporate debt	—	1,787	228	2,015	16	1,154	56	1,226
Mortgage backed securities	—	168	—	168	—	160	—	160
	2,875	1,988	228	5,091	2,842	1,363	56	4,261
Unrealized gains on derivative contracts(1)	—	6	—	6	—	79	—	79
	$2,875	$1,994	$228	$5,097	$2,842	$1,442	$56	$4,340
Liabilities
Securities sold, not yet purchased:
Equity securities	$2,035	$—	$—	$2,035	$2,273	$—	$—	$2,273
Unrealized losses on derivative contracts(2)	—	111	—	111	1	439	—	440
	$2,035	$111	$—	$2,146	$2,274	$439	$—	$2,713

The changes in investments measured at fair value for which the Investment Management operations has used Level 3 inputs to determine fair value are as follows (in millions of dollars):

	2009	2008
Balance at January 1	$56	$—
Realized and unrealized losses, net	(56)	(67)
Purchases, net	228	123
Balance at December 31	$228	$56

There were no unrealized losses included in earnings related to Level 3 investments still held at December 31, 2009. Changes in unrealized losses included in earnings for fiscal 2008 related to Level 3 investments still held as of December 31, 2008 were $67 million. Total realized losses recorded for Level 3 investments are reported in net gain (loss) from investment activities in the consolidated statements of operations.

Automotive, Railcar, Holding Company and Other

The following table summarizes the valuation of our Automotive, Holding Company and other operations’ investments by the above fair value hierarchy levels measured on a recurring basis as of December 31, 2009 and 2008 (in millions of dollars):

	December 31, 2009			December 31, 2008
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets
Marketable equity and debt securities	$23	$—	$23	$22	$—	$22
Derivative financial instruments(1)	—	13	13	—	1	1
	$23	$13	$36	$22	$1	$23
Liabilities(2)
Derivative financial instruments	$—	$51	$51	$—	$99	$99
Unrealized losses on derivative contracts	—	—	—	—	10	10
	$—	$51	$51	$—	$109	$109

(1)	Amounts are classified within other assets in our consolidated balance sheets.
(2)	Amounts are classified within accrued expenses and other liabilities in our consolidated balance sheets.

The following table presents Federal-Mogul’s defined benefit plan assets measured at fair value on a recurring basis as of December 31, 2009:

	Total	Level 1	Level 2
	(Millions of Dollars)
U.S. Plans:
Investments with Registered Investment Companies
Equity securities	$448	$448	$—
Fixed income securities	142	142	—
	$590	$590	$—
Non-U.S. Plans:
Insurance contracts	$32	$—	$32
Investments with Registered Investment Companies
Fixed income securities	8	8	—
Equity securities	1	1	—
Government bonds	2	—	2
Equity securities	1	1	—
Cash	1	1	—
	$45	$11	$34

The following table presents ARI’s pension plan assets measured at fair value on a recurring basis as of December 31, 2009:

	Total	Level 1	Level 2

Asset Category:
Equity securities	$2	$2	$-
Funds	10	1	9
	$12	$3	$9

The following table presents Viskase’s pension plan assets measured at fair value on a recurring basis as of December 31, 2009:

	Total	Level 1	Level 2	Level 3

Asset Category:
Cash and cash equivalents	$3	$3	$-	$-
Equity securities	34	17	17	-
Debt securities	30	11	19	-
Hedge funds	25	-	-	25
	$92	$31	$36	$25

The changes in Viskase’s pension plan assets for which Viskase has used Level 3 inputs to determine fair value are as follows (in millions of dollars):

Level 3
Beginning balance at December 31, 2008	$15
Actual return on plan assets:
Relating to assets still held at the reporting date	5
Purchases, sales and settlements	5
Ending balance at December 31, 2009	$25

In addition to items that are measured at fair value on a recurring basis, there are also assets and liabilities that are measured at fair value on a nonrecurring basis. As these assets and liabilities are not measured at fair value on a recurring basis, they are not included in the tables above. Assets and liabilities that are measured at fair value on a nonrecurring basis include certain long-lived assets (see Notes 3, “Operating Units” and Note 9, “Goodwill and Intangible Assets, Net”), investments in non-consolidated affiliates (see Note 6, “Investment and Related Matters — Automotive”) and CARO (see Note 20, “Commitments and Contingencies”). We determined that the fair value measurements included in each of these assets and liabilities rely primarily on our assumptions as unobservable inputs that are not publicly available. As such, we have determined that each of these fair value measurements reside within Level 3 of the fair value hierarchy.

8. Financial Instruments

Certain derivative contracts executed by the Private Funds with a single counterparty or by our Automotive operations with a single counterparty are reported on a net-by counterparty basis where a legal right of offset exists under an enforceable netting agreement. Values for the derivative financial instruments, principally swaps, forwards, over-the-counter options and other conditional and exchange contracts are reported on a net-by-counterparty basis. As a result, the net exposure to counterparties is reported in either other assets or accrued expenses and other liabilities in our consolidated balance sheets.

a. Investment Management and Holding Company

The Private Funds currently maintain cash deposits and cash equivalents with major financial institutions. Certain account balances may not be covered by the Federal Deposit Insurance Corporation, while other accounts may exceed federally insured limits. The Onshore Fund and the Offshore Master Funds have prime broker arrangements in place with multiple prime brokers as well as a custodian bank. These financial institutions are members of major securities exchanges. The Onshore Fund and Offshore Master Funds also have relationships with several financial institutions with which they trade derivative and other financial instruments.

In the normal course of business, the Private Funds trade various financial instruments and enter into certain investment activities, which may give rise to off-balance-sheet risk. Currently, the Private Funds’ investments include futures, options, credit default swaps and securities sold, not yet purchased. These financial instruments represent future commitments to purchase or sell other financial instruments or to exchange an amount of cash based on the change in an underlying instrument at specific terms at specified future dates. Risks arise with these financial instruments from potential counterparty non-performance and from changes in the market values of underlying instruments.

Securities sold, not yet purchased, at fair value represent obligations of the Private Funds to deliver the specified security, thereby creating a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in the consolidated balance sheets. The Private Funds’ investments in securities and amounts due from brokers are partially restricted until the Private Funds satisfy the obligation to deliver the securities sold, not yet purchased.

The Private Funds enter into derivative contracts, including swap contracts, futures contracts and option contracts with the objective of capital appreciation or as economic hedges against other securities or the market as a whole. The Private Funds also enter into foreign currency derivative contracts to economically hedge against foreign currency exchange rate risks on all or a portion of their non-U.S. dollar denominated investments.

The Private Funds and the Holding Company have entered into various types of swap contracts with other counterparties. These agreements provide that they are entitled to receive or are obligated to pay in cash an amount equal to the increase or decrease, respectively, in the value of the underlying shares, debt and other instruments that are the subject of the contracts, during the period from inception of the applicable agreement to its expiration. In addition, pursuant to the terms of such agreements, they are entitled to receive other payments, including interest, dividends and other distributions made in respect of the underlying shares, debt and other instruments during the specified time frame. They are also required to pay to the counterparty a floating interest rate equal to the product of the notional amount multiplied by an agreed-upon rate, and they receive interest on any cash collateral that they post to the counterparty at the federal funds or LIBOR rate in effect for such period.

The Private Funds trade futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of a standardized amount of a deliverable grade commodity, security, currency or cash at a specified price and specified future date unless the contract is closed before the delivery date. Payments (or variation margin) are made or received by the Private Funds each day, depending on the daily fluctuations in the value of the contract, and the whole value change is recorded as an unrealized gain or loss by the Private Funds. When the contract is closed, the Private Funds record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

The Private Funds utilize forward contracts to seek to protect their assets denominated in foreign currencies from losses due to fluctuations in foreign exchange rates. The Private Funds’ exposure to credit risk associated with non-performance of forward foreign currency contracts is limited to the unrealized gains or losses inherent in such contracts, which are recognized in unrealized gains or losses on derivative, futures and foreign currency contracts, at fair value in the consolidated balance sheets.

The Private Funds may also purchase and write option contracts. As a writer of option contracts, the Private Funds receive a premium at the outset and then bear the market risk of unfavorable changes in the price of the underlying financial instrument. As a result of writing option contracts, the Private Funds are obligated to purchase or sell, at the holder’s option, the underlying financial instrument. Accordingly, these transactions result in off-balance-sheet risk, as the Private Funds’ satisfaction of the obligations may exceed the amount recognized in the consolidated balance sheets. At December 31, 2009, the maximum payout amounts relating to written put options were $268 million. The Private Funds did not have any written put options at December 31, 2008.

Certain terms of the Private Funds’ contracts with derivative counterparties, which are standard and customary to such contracts, contain certain triggering events that would give the counterparties the right to terminate the derivative instruments. In such events, the counterparties to the derivative instruments could request immediate payment on derivative instruments in net liability positions. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a liability position on December 31, 2009 is $111 million.

At December 31, 2009, the Private Funds had approximately $436 million posted as collateral for derivative positions, including those derivative instruments with credit-risk-related contingent features; these amounts are included in cash held at consolidated affiliated partnerships and restricted cash within our consolidated balance sheet.

U.S. GAAP requires the disclosure of information about obligations under certain guarantee arrangements. Such guarantee arrangements requiring disclosure include contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

The Private Funds have entered into certain derivative contracts, in the form of credit default swaps, which meet the accounting definition of a guarantee, whereby the occurrence of a credit event with respect to the issuer of the underlying financial instrument may obligate the Private Funds to make a payment to the swap counterparties. As of December 31, 2009 and 2008, the Private Funds have entered into such credit default swaps with a maximum notional amount of approximately $164 million and $604 million, respectively, with terms of approximately three years as of December 31, 2009. We estimate that our maximum exposure related to these credit default swaps approximates 33.8% of such notional amounts as of December 31, 2009.

The following table presents the notional amount, fair value, underlying referenced credit obligation type and credit ratings for derivative contracts in which the Private Funds are assuming risk (in millions of dollars):

	December 31, 2009		December 31, 2008
Credit Derivative Type Derivative Risk Exposure	Notional Amount	Fair Value	Notional Amount	Fair Value	Underlying Reference Obligation
Single name credit default swaps:
Investment grade risk exposure	$—	$—	$408	$7	Corporate Credit
Below investment grade risk exposure	164	(16)	196	(106)	Corporate Credit
	$164	$(16)	$604	$(99)

The following table presents the fair values of the Private Funds’ derivatives (in millions of dollars):

	Asset Derivatives(1)		Liability Derivatives(2)
Derivatives Not Designated as Hedging Instruments	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Interest rate contracts	$—	$20	$—	$18
Foreign exchange contracts	—	8	—	—
Equity contracts	9	—	—	17
Credit contracts	26	176	140	530
Sub-total	35	204	140	565
Netting across contract types(3)	(29)	(125)	(29)	(125)
Total(4)	$6	$79	$111	$440

(1)	Net asset derivatives are located within other assets in our consolidated balance sheets.
(2)	Net liability derivatives are located within accrued expenses and other liabilities in our consolidated balance sheets.
(3)	Represents the netting of receivables balances with payable balances for the same counterparty across contract types pursuant to netting agreements.
(4)	Excludes netting of cash collateral received and posted. The total collateral posted at December 31, 2009 was approximately $436 million across all counterparties.

The following table presents the effects of the Private Funds’ derivative instruments on the statement of operations for fiscal 2009 (in millions of dollars):

Derivatives Not Designated as Hedging Instruments	Gain (Loss) Recognized in Income(1)
Interest rate contracts	$57
Foreign exchange contracts	(7)
Equity contracts	(61)
Credit contracts	323
$312

(1)	Gains (losses) recognized on the Private Funds’ derivatives are classified in net gain (loss) from investment activities within our consolidated statements of operations.

Each Private Fund’s assets may be held in one or more accounts maintained for the Private Fund by its prime broker or at other brokers or custodian banks, which may be located in various jurisdictions. The prime broker and custodian banks are subject to various laws and regulations in the relevant jurisdictions in the event of their insolvency. Accordingly, the practical effect of these laws and their application to the Fund’s assets may be subject to substantial variations, limitations and uncertainties. The insolvency of any of the prime brokers, custodian banks or clearing corporations may result in the loss of all or a substantial portion of the Private Fund’s assets or in a significant delay in the Private Fund having access to those assets.

Credit concentrations may arise from investment activities and may be impacted by changes in economic, industry or political factors. The Private Funds routinely execute transactions with counterparties in the financial services industry, resulting in credit concentration with respect to this industry. In the ordinary course of business, the Private Funds may also be subject to a concentration of credit risk to a particular counterparty.

The Private Funds seek to mitigate these risks by actively monitoring exposures, collateral requirements and the creditworthiness of our counterparties.

b. Automotive

Federal-Mogul manufactures and sells its products in North America, South America, Asia, Europe and Africa. As a result, Federal-Mogul’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which Federal-Mogul manufactures and sells its products. Federal-Mogul’s operating results are primarily exposed to changes in exchange rates between the U.S. dollar and European currencies.

Federal-Mogul generally tries to use natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, Federal-Mogul considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound, Japanese yen and Canadian dollar. Federal-Mogul had notional values of approximately $10 million and $5 million of foreign currency hedge contracts outstanding at December 31, 2009 and 2008, respectively, that were designated as hedging instruments for accounting purposes. Unrealized net gains of $1 million were recorded in accumulated other comprehensive loss as of December 31, 2008. Immaterial unrealized net losses were recorded in accumulated other comprehensive loss as of December 31, 2009. No hedge ineffectiveness was recognized during fiscal 2009.

During fiscal 2008, Federal-Mogul entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable-rate term loans. Through these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. As of December 31, 2009 and 2008, unrealized net losses of $50 million and $67 million, respectively, were recorded in accumulated other comprehensive loss as a result of these hedges. As of December 31, 2009, losses of $34 million are expected to be reclassified from accumulated other comprehensive loss to the consolidated statement of operations within the next 12 months. No hedge ineffectiveness was recognized for fiscal 2009.

These interest rate swaps reduce Federal-Mogul’s overall interest rate risk. However, due to the remaining outstanding borrowings on Federal-Mogul’s debt agreements that continue to have variable interest rates, management believes that interest rate risk to Federal-Mogul could be material if there are significant adverse changes in interest rates.

Federal-Mogul’s production processes are dependent upon the supply of certain raw materials that are exposed to price fluctuations on the open market. The primary purpose of Federal-Mogul’s commodity price forward contract activity is to manage the volatility associated with these forecasted purchases. Federal-Mogul monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal raw materials hedged include natural gas, copper, nickel, lead, platinum, high-grade aluminum and aluminum alloy. Forward contracts are used to mitigate commodity price risk associated with raw materials, generally related to purchases forecast for up to 15 months in the future.

Federal-Mogul had 140 and 364 commodity price hedge contracts outstanding with a combined notional value of $28 million and $91 million at December 31, 2009 and 2008, respectively, substantially all of which mature within one year. Of these outstanding contracts, 112 and 346 commodity price hedge contracts with a combined notional value of $26 million and $83 million at December 31, 2009 and 2008, respectively, were designated as hedging instruments for accounting purposes. Unrealized net gains of $5 million and unrealized net losses of $33 million were recorded in accumulated other comprehensive loss as of December 31, 2009 and 2008, respectively. Unrealized net gains of $3 million were recognized in other income, net during fiscal 2009, associated with ineffectiveness on contracts designated as accounting hedges.

For derivatives designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness. Unrealized gains and losses associated with ineffective hedges, determined using the hypothetical derivative method, are recognized in other income, net. Derivative gains and losses included in accumulated other comprehensive loss for effective hedges are reclassified into operations upon recognition of the hedged transaction. Derivative gains and losses associated with undesignated hedges are recognized in other income, net for outstanding hedges and cost of goods sold upon hedge maturity. Federal-Mogul’s undesignated hedges are primarily commodity hedges and such hedges have become undesignated mainly due to forecasted volume declines.

Financial instruments, which potentially subject Federal-Mogul to concentrations of credit risk, consist primarily of accounts receivable and cash investments. Federal-Mogul’s customer base includes virtually every significant global light and commercial vehicle manufacturer and a large number of retailers, distributors, retailers and installers of automotive aftermarket parts. Federal-Mogul’s credit evaluation process and the geographical dispersion of sales transactions help to mitigate credit risk concentration. No individual customer accounted for more than 5% of Federal-Mogul’s sales during fiscal 2009. Federal-Mogul requires placement of cash in financial institutions evaluated as highly creditworthy.

The following table presents the fair values of Federal-Mogul’s derivative instruments (in millions of dollars):

	Asset Derivatives(1)		Liability Derivatives(1)
Derivatives Designated as Cash& #160;Flow – Hedging Instruments	December 31, 2009</fon t>	December 31, 2008</fon t>	December 31, 2009</fon t>	December 31, 2008</fon t>
Interest rate swap contracts	$—	$—	$(50)	$(67)
Commodity contracts	6	—	(1)	(36)
Foreign currency contracts	—	1	—	—
	$6	$1	$(51)	$(103)
Derivatives not Designated as Hedging Instruments
Commodity contracts	$1	$—	$—	$(7)
	$1	$—	$—	$(7)

(1)	Federal-Mogul’s asset derivatives and liability derivatives are classified within accrued expenses and other liabilities on the consolidated balance sheets.

The following tables present the effect of Federal-Mogul’s derivative instruments on the consolidated statement of operations for fiscal 2009 (in millions of dollars):

For the Year Ended December 31, 2009
Derivatives Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in OCI on Derivatives (Effective Portion)	Location of Gain Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Location of Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Interest rate swap contracts	$(11)	Interest expense	$(37)		$—
Commodity contracts	20	Cost of goods sold	(18)	Other income, net	3
Foreign exchange contracts	—	Cost of goods sold	1		—
	$9		$(54)		$3

Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivatives	Gain (Loss) Recognized in Income on Derivatives
Commodity contracts	Cost of goods sold	$(7)
Commodity contracts	Other income, net	4
		$(3)

9. Goodwill and Intangible Assets, Net

Goodwill and intangible assets, net consist of the following (in millions of dollars):

		December 31, 2009			December 31, 2008
Description	Amortization Periods	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Definite-lived intangible assets:
Automotive	1 – 22 years	$640	$(125)	$515	$640	$(76)	$564
Food Packaging	6 – 13.5 years	23	(9)	14	23	(8)	15
Metals	5 – 15 years	11	(4)	7	11	(2)	9
Real Estate	12 – 12.5 years	121	(14)	107	—	—	—
		$795	$(152)	643	$674	$(86)	588
Indefinite-lived intangible assets:
Automotive				354			354
Food Packaging				2			2
Metals				—			3
Home Fashion				8			13
				364			372
Total intangible assets, net				$1,007			$960

	December 31, 2009			December 31, 2008
	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Value	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Value
Goodwill:
Automotive:
Balance at January 1	$1,298	$(222)	$1,076	$—	$—	$—
Acquisitions	—	—	—	1,527	—	1,527
Fresh-start adjustments	(6)	—	(6)	(229)	—	(229)
Impairment	—	3	3	—	(222)	(222)
Balance at December 31	1,292	(219)	1,073	1,298	(222)	1,076
Railcar	7	—	7	7	—	7
Food Packaging	3	—	3	3	—	3
Metals:
Balance at January 1	10	—	10	16	—	16
Impairment	—	(10)	(10)	—	—	—
Finalize purchase allocation	—	—	—	(6)	—	(6)
Balance at December 31	10	(10)	—	10	—	10
Total goodwill	$1,312	$(229)	$1,083	$1,318	$(222)	$1,096

The aggregate amortization expense related to our definite-live intangible assets was $66 million, $69 million and $3 million for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. We utilize the straight line method of amortization, recognized over the estimated useful lives of the assets.

The estimated future amortization expense for our definite-lived intangible assets is as follows (in millions of dollars):

Year	Amount
2010	$62
2011	61
2012	59
2013	57
2014	56
Thereafter	349
$644

Automotive

Given the complexity of the calculation and significance of fourth quarter economic activity during fiscal 2008, Federal-Mogul had not yet completed its annual impairment assessment for fiscal 2008 prior to filing its Annual Report on Form 10-K. Based upon the draft valuations and preliminary assessment, our Automotive segment recorded estimated impairment charges of $222 million and $130 million for goodwill and other indefinite-lived intangible assets, respectively, for the period March 1, 2008 through December 31, 2008. During the quarter ended March 31, 2009, Federal-Mogul completed this assessment, and recorded a reduction to its goodwill impairment of $3 million. These charges were required to adjust the carrying value of goodwill and other indefinite-lived intangible assets to estimated fair value. The estimated fair values were determined based upon consideration of various valuation methodologies, including guideline transaction multiples, multiples of current earnings, and projected future cash flows discounted at rates commensurate with the risk involved, giving appropriate consideration to the unprecedented economic downturn in the automotive industry that continued throughout the fourth quarter of fiscal 2008. The 2008 impairment charge was primarily attributable to significant decreases in forecasted future cash flows as Federal-Mogul adjusts to known and anticipated changes in industry production volumes.

During fiscal 2009, Federal-Mogul identified $6 million of adjustments, principally related to foreign currency translation, associated with the pushdown of final fresh-start values to the individual operating entities that were necessary to properly state goodwill. Accordingly, Federal-Mogul recorded these adjustments during fiscal 2009, which reduced its goodwill balance by $6 million.

Federal-Mogul has assigned $115 million to technology, including value for patented and unpatented proprietary know-how and expertise as embodied in the processes, specifications and testing of products. The value assigned is based on the relief-from-royalty method which applies a fair royalty rate for the technology group to forecasted revenue. Royalty rates were determined based on discussions with management and a review of royalty data for similar or comparable technologies. The amortization periods between 10 and 14 years are based on the expected useful lives of the products or product families for which the technology relate.

Aftermarket products are sold to a wide range of wholesalers, retailers and installers as replacement parts for vehicles in current production and for older vehicles. For its aftermarket customers, Federal-Mogul generally establishes product line arrangements that encompass all products offered within a particular product line. These are typically open-ended arrangements that are subject to termination by either Federal-Mogul or the customer at any time. The generation of repeat business from any one aftermarket customer depends upon numerous factors, including but not limited to the speed and accuracy of order fulfillment, the availability of a full range of product, brand recognition, and market responsive pricing adjustments. Predictable recurring revenue is generally not heavily based upon prior relationship experience. As such, distinguishing revenue between that attributable to customer relationships as opposed to revenue attributable to recognized customer brands is difficult.

During fiscal 2008, Federal-Mogul completed its analysis of its various aftermarket revenue streams and bifurcated those streams between revenues associated with brand recognition and revenues associated with customer relationships. Valuations for brand names and customer relationships were then determined based upon the estimated revenue streams. As a result of the valuations, Federal-Mogul recorded $484 million for its trademarks and brand names. As part of fresh-start reporting, value was assigned to trademarks or brand names based on its earnings potential or relief from costs associated with licensing the trademarks or brand names. As Federal-Mogul expects to continue using each trademark or brand name indefinitely with respect to the related product lines, the trademarks or brand names have been assigned indefinite lives and are tested annually for impairment. Based on its 2008 annual impairment test, Federal-Mogul recorded a $130 million impairment charge related to these trademarks and brand names.

Federal-Mogul has assigned $519 million to its customer relationships, of which $62 million relates to original equipment (“OE”) customer relationships and $457 million relates to aftermarket customer relationships. The values assigned to customer relationships are based on the propensity of these customers to continue to generate predictable future recurring revenue and income. The value was based on the present value of the future earnings attributable to the intangible assets after recognition of required returns to other contributory assets. The amortization periods of between 1 and 16 years are based on the expected cash flows and historical attrition rates, as determined within each of the separate product groups.

Federal-Mogul evaluates recorded goodwill and other indefinite-lived assets for impairment annually in October of each year. Federal-Mogul concluded that there was no impairment as a result of its annual assessment for fiscal 2009. Federal-Mogul’s goodwill balance of $1,073 million as of December 31, 2009 passed “Step 1” of its annual goodwill impairment analysis, with fair values in excess of carrying values of at least 15%.

Railcar

On March 31, 2006, ARI acquired all of the common stock of Custom Steel, Inc. (“Custom Steel”), a subsidiary of Steel Technologies, Inc. Custom Steel operates a facility located adjacent to ARI’s component manufacturing facility in Kennett, Missouri, which produces value-added fabricated parts that primarily support ARI’s railcar manufacturing operations. Prior to this acquisition, ARI was Custom Steel’s primary customer. The acquisition resulted in goodwill of $7 million.

ARI performs its annual goodwill impairment test as of March 1 of each fiscal year. The valuation uses a combination of methods to determine the fair value of the reporting unit including prices of comparable businesses, a present value technique and recent transactions involving businesses similar to ARI.

During the fourth quarter of fiscal 2008, there were severe disruptions in the credit markets and reductions in global economic activity, which had significant adverse impacts on stock markets, which contributed to a significant decline in ARI’s stock price and corresponding market capitalization. For most of the fourth quarter of fiscal 2008, ARI’s market capitalization value was significantly below the recorded net book value of ARI’s consolidated balance sheet, including goodwill. Based on these overriding factors, indicators existed that ARI had experienced a significant adverse change in the business climate, which was determined to be a triggering event requiring ARI to review its goodwill for impairment. ARI performed a goodwill impairment test as of December 31, 2008 and determined no impairment existed. ARI also performed the annual impairment test as of March 1, 2009, noting no adjustment was required.

Food Packaging

As discussed in Note 1, “Description of Business and Basis of Presentation,” we acquired a majority interest in Viskase on January 15, 2010. As a result of our acquisition of a controlling interest in Viskase, certain long-term assets have been adjusted by a total of $18 million as a result of our required utilization of common control parties’ underlying basis in such assets as of the effective date of common control (November 2006) as follows: increase of $3 million for goodwill, increase of $20 million for intangible assets and decrease of $5 million for building and equipment.

Metals

Our Metals segment tests indefinite-lived intangible assets for impairment annually as of September 30 or more frequently if it believes indicators of impairment exist. Our Metals segment determines the fair value of its indefinite-lived intangible assets utilizing discounted cash flows. The resultant fair value is compared to its carrying value and an impairment loss is recorded if the carrying value exceeds its fair value.

Our Metals segment’s sales for the first quarter of fiscal 2009 declined significantly as the demand and prices for scrap fell to extremely low levels due to historically low steel mill capacity utilization rates and declines in other sectors of the economy served by our Metals segment. Given the indication of a potential impairment, our Metals segment completed a valuation utilizing discounted cash flows based on current market conditions. This valuation resulted in an impairment loss for goodwill and other indefinite-lived intangible assets of $13 million which was recorded in the first quarter of fiscal 2009, eliminating all goodwill and indefinite-lived intangibles from our Metals segment’s balance sheet.

Real Estate

Acquisitions of real estate properties are accounted for utilizing the purchase method. Our Real Estate operations allocate the purchase price of each acquired property between land, buildings and improvements, and identifiable intangible assets and liabilities such as amounts related to in-place leases, acquired above- and below-market leases, and tenant relationships. The allocation of the purchase price requires judgment and significant estimates. Our Real Estate operations use information contained in independent appraisals as the primary basis for its purchase price allocations. Our Real Estate operations determine whether any rental rates are above or below market based upon comparison to similar financing terms for similar investment properties.

Values of properties are determined on an as-if vacant basis at acquisition date. The estimated fair value of acquired in-place leases are the costs our Real Estate operations would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, operating costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, our Real Estate operations evaluates the time period over which such occupancy levels would be achieved. Such evaluation includes an estimate of the net lost market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would have been incurred during the lease-up period. Our Real Estate operations allocate a portion of the purchase price to tenant relationships considering various factors including tenant profile and the credit risk of the tenant. Acquired in-place leases and tenant relationships as of the date of acquisition are amortized over the remaining terms of the respective leases.

In August 2008, our Real Estate operations acquired two net leased properties for $465 million pursuant to a Code Section 1031 exchange. The results of operations of the properties have been included in the consolidated financial statements since the date of acquisition. The aggregate purchase price of $465 million was allocated to the following assets acquired, based on their fair values: land $90 million, buildings and improvements $254 million and $121 million attributable to definite-lived intangible assets relating to values determined for in-place leases and tenant relationships. The allocation of the purchase price was completed in the second quarter of fiscal 2009, resulting in a reclassification of $121 million to definite-lived intangible assets which were initially classified as property, plant and equipment, net. The definite-lived intangible assets are being amortized over the 12 – 12.5 year initial term of the respective leases.

Home Fashion

For fiscal 2009, fiscal 2008 and fiscal 2007 WPI recorded an impairment charge of $5 million, $6 million and $5 million, respectively, related to its trademarks. In recording impairment charges related to its trademarks, WPI compared the fair value of the intangible asset with its carrying value. The estimates of fair value of trademarks are determined using a discounted cash flow valuation methodology referred to as the “relief from royalty” methodology. Significant assumptions inherent in the “relief from royalty” methodology employed include estimates of appropriate marketplace royalty rates and discount rates.

10. Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following:

		December 31,
	Useful Life	2009	2008
	(Years)	(In Millions)
Land		$304	$312
Buildings and improvements	4 – 40	700	639
Machinery, equipment and furniture	1 – 25	2,121	1,881
Assets leased to others		484	601
Construction in progress		229	290
		3,838	3,723
Less accumulated depreciation and amortization		(880)	(544)
Property, plant and equipment, net		$2,958	$3,179

Depreciation and amortization expense from continuing operations related to property, plant and equipment for fiscal 2009, fiscal 2008 and fiscal 2007 was $344 million, $268 million and $54 million, respectively

Total rental expense for continuing operations under operating leases for fiscal 2009, fiscal 2008 and fiscal 2007 was $76 million, $70 million and $23 million, respectively.

11. Equity Attributable to Non-Controlling Interests

Equity attributable to non-controlling interests consists of the following (in millions of dollars):

	December 31,
	2009	2008
Investment Management	$3,719	$3,560
Automotive	324	276
Other	242	252
Total equity attributable to non-controlling interests	$4,285	$4,088

12. Debt

Debt consists of the following (in millions of dollars):

	December 31,
	2009	2008
Senior unsecured variable rate convertible notes due 2013 – Icahn Enterprises	$556	$556
Senior unsecured 7.125% notes due 2013 – Icahn Enterprises	963	961
Senior unsecured 8.125% notes due 2012 – Icahn Enterprises	352	352
Exit Facilities – Automotive	2,672	2,495
Senior unsecured notes – Railcar	275	275
Senior unsecured notes and Revolving Credit Facility – Food Packaging	174	129
Mortgages payable	114	123
Other	80	86
Total debt	$5,186	$4,977

Senior Unsecured Variable Rate Convertible Notes Due 2013 – Icahn Enterprises

In April 2007, we issued an aggregate of $600 million of variable rate senior convertible notes due 2013 (the “variable rate notes”). The variable rate notes were sold in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and issued pursuant to an indenture dated as of April 5, 2007, by and among us, as issuer, Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance”), as co-issuer, and Wilmington Trust Company, as trustee. Icahn Enterprises Finance, our wholly owned subsidiary, was formed solely for the purpose of serving as a co-issuer of our debt securities in order to facilitate offerings of the debt securities. Other than Icahn Enterprises Holdings, no other subsidiaries guarantee payment on the variable rate notes. The variable rate notes bear interest at a rate of three-month LIBOR minus 125 basis points, but the all-in-rate can be no less than 4.0% nor more than 5.5%, and are convertible into our depositary units at a conversion price of $132.595 per depositary unit per $1,000 principal amount, subject to adjustments in certain circumstances. Pursuant to the indenture governing the variable rate notes, on October 5, 2008, the conversion price was adjusted downward to $105.00 per depositary unit per $1,000 principal amount. As of December 31, 2009, the interest rate was 4.0%. The interest on the variable rate notes is payable quarterly on each January 15, April 15, July 15 and October 15. The variable rate notes mature on August 15, 2013, assuming they have not been converted to depositary units before their maturity date.

In the event that we declare a cash dividend or similar cash distribution in any calendar quarter with respect to our depositary units in an amount in excess of $0.10 per depositary unit (as adjusted for splits, reverse splits and/or stock dividends), the indenture governing the variable rate notes requires that we simultaneously make such distribution to holders of the variable rate notes in accordance with a formula set forth in the indenture. We paid an aggregate cash distribution of $3 million for each of fiscal 2009 and fiscal 2008, and $1 million for fiscal 2007, to holders of our variable rate notes in respect to our distributions payment to our depositary unitholders. Such amounts have been classified as interest expense.

Senior Unsecured Notes – Icahn Enterprises

Senior Unsecured 7.125% Notes Due 2013

On February 7, 2005, we issued $480 million aggregate principal amount of 7.125% senior unsecured notes due 2013 (the “2013 Notes”), priced at 100% of principal amount. The 2013 Notes were issued pursuant to an indenture dated February 7, 2005 among us, as issuer, Icahn Enterprises Finance, as co-issuer, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (referred to herein as the “2013 Notes Indenture”). Other than Icahn Enterprises Holdings, no other subsidiaries guaranteed payment on the notes.

On January 16, 2007, we issued an additional $500 million aggregate principal amount of 2013 Notes (the “additional 2013 Notes” and, together with the 2013 Notes, the “notes”), priced at 98.4% of par, or at a discount of 1.6%, pursuant to the 2013 Notes Indenture. The notes had a fixed annual interest rate of 7.125%, which was paid every six months on February 15 and August 15, and was due to mature on February 15, 2013.

The 2013 Notes Indenture restricted the ability of Icahn Enterprises and Icahn Enterprises Holdings, subject to certain exceptions, to, among other things: incur additional debt; pay dividends or make distributions; repurchase units; create liens; and enter into transactions with affiliates.

Effective January 15, 2010, pursuant to certain cash tender offers, the 2013 Notes Indenture was satisfied and discharged in accordance with its terms. See Note 21, “Subsequent Events — Senior Notes Offering,” for further discussion of the cash tender offers and termination of the 2013 Notes Indenture.

Senior Unsecured 8.125% Notes Due 2012

On May 12, 2004, Icahn Enterprises and Icahn Enterprises Finance co-issued senior unsecured 8.125% notes due 2012 (“2012 Notes”) in the aggregate principal amount of $353 million. The 2012 Notes were issued pursuant to an indenture, dated as of May 12, 2004, among Icahn Enterprises, Icahn Enterprises Finance, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (the “2012 Notes Indenture”). The 2012 Notes were priced at 99.266% of principal amount and had a fixed annual interest rate of 8.125%, which was paid every six months on June 1 and December 1. The 2012 Notes was due to mature on June 1, 2012. Other than Icahn Enterprises Holdings, no other subsidiaries guarantee payment on the notes.

The 2012 Notes Indenture restricted the ability of Icahn Enterprises and Icahn Enterprises Holdings, subject to certain exceptions, to, among other, things: incur additional debt; pay dividends or make distributions; repurchase units; create liens and enter into transactions with affiliates.

Effective January 15, 2010, pursuant to certain cash tender offers, the 2012 Notes Indenture was satisfied and discharged in accordance with its terms. See Note 21, “Subsequent Events — Senior Notes Offering,” for further discussion of the cash tender offers and termination of the 2012 Notes Indenture.

Senior Unsecured Notes Restrictions and Covenants

The indenture governing the variable rates notes restricts the payment of cash distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the senior unsecured notes. The indenture also restricts the incurrence of debt or the issuance of disqualified stock, as defined in the indenture, with certain exceptions. In addition, the indenture governing our variable rate notes requires that on each quarterly determination date that we and the guarantor of the notes (currently only Icahn Enterprises Holdings) maintain certain minimum financial ratios, as defined in the applicable indenture. The indenture also restricts the creation of liens, mergers, consolidations and sales of substantially all of our assets, and transactions with affiliates. Each of the 2013 Notes Indenture and the 2012 Notes Indenture contained similar restrictions and covenants prior to their termination on June 15, 2010.

As of December 31, 2009 and 2008, we were in compliance with all covenants, including maintaining certain minimum financial ratios, as defined in the applicable indentures. Additionally, as of December 31, 2009, based on certain minimum financial ratios, we and Icahn Enterprises Holdings could not incur additional indebtedness.

On January 15, 2010, we sold $2.0 billion in principal amount of new senior debt securities (the “New Notes”) for issuance in a private placement not registered under the Securities Act. The indenture governing the New Notes in general contain restrictions and covenants similar to those contained in the 2012 Notes Indenture and the 2013 Notes Indenture as described above. See Note 21, “Subsequent Events — Senior Notes Offering,” for further discussion.

Senior Secured Revolving Credit Facility — Icahn Enterprises

On August 21, 2006, we and Icahn Enterprises Finance as the borrowers, and certain of our subsidiaries, as guarantors, entered into a credit agreement with Bear Stearns Corporate Lending Inc., as administrative agent, and certain other lender parties. On July 20, 2009, we terminated the credit agreement as we determined that it was no longer necessary. There were no borrowings under the facility as of the termination date. We did not incur any early termination penalties.

Under the credit agreement, we were permitted to borrow up to $150 million, including a $50 million sub-limit that could be used for letters of credit. Borrowings under the agreement, which were based on our credit rating, bore interest at LIBOR plus 1.0% to 2.0%. We paid an unused line fee of 0.25% to 0.5%.

Exit Facilities — Automotive

On the Effective Date, Federal-Mogul entered into a Term Loan and Revolving Credit Agreement (the “Exit Facilities”) with Citicorp U.S.A. Inc. as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent and certain lenders. The Exit Facilities include a $540 million revolving credit facility (which is subject to a borrowing base and can be increased under certain circumstances and subject to certain conditions) and a $2,960 million term loan credit facility divided into a $1,960 million tranche B loan and a $1,000 million tranche C loan. Federal-Mogul borrowed $878 million under the term loan facility on the Effective Date and the remaining $2,082 million of term loans, which were available for up to 60 days after the Effective Date, have been fully drawn.

The obligations under the revolving credit facility mature December 27, 2013 and bear interest for the six months at LIBOR plus 1.75% or at the alternate base rate (“ABR,” defined as the greater of Citibank, N.A.’s announced prime rate or 0.50% over the Federal Funds Rate) plus 0.75%, and thereafter shall be adjusted in accordance with a pricing grid based on availability under the revolving credit facility. Interest rates on the pricing grid range from LIBOR plus 1.50% to LIBOR plus 2.00% and ABR plus 0.50% to ABR plus 1.00%. The tranche B term loans mature December 27, 2014 and the tranche C term loans mature December 27, 2015. The tranche C term loans are subject to a pre-payment premium, should Federal-Mogul choose to prepay the loans prior to December 27, 2011. All Exit Facilities term loans bear interest at LIBOR plus 1.9375% or at ABR plus 0.9375% at Federal-Mogul’s election.

During fiscal 2008, Federal-Mogul entered into a series of five-year interest rate swap agreements with a total notional value of $1,190 million to hedge the variability of interest payments associated with its variable rate term loans under the Exit Facilities. Through these swap agreements, Federal-Mogul has fixed its base interest and premium rate at a combined average interest rate of approximately 5.37% on the hedged principal amount of $1,190 million. Since the interest rate swaps hedge the variability of interest payments on variable rate debt with the same terms, they qualify for cash flow hedge accounting treatment.

Federal-Mogul had $50 million and $57 million of letters of credit outstanding at December 31, 2009 and 2008, respectively, all of which pertain to the term loan credit facility. As of December 31, 2009 and 2008, the borrowing availability under the revolving credit facility was $470 million and $475 million, respectively.

The obligations of Federal-Mogul under the Exit Facilities are guaranteed by substantially all of its domestic subsidiaries and certain foreign subsidiaries, and are secured by substantially all personal property and certain real property of Federal-Mogul and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority.

The weighted average cash interest rates for debt were approximately 3.5% and 4.6% as of December 31, 2009 and 2008, respectively.

The Exit Facilities contain certain affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on (i) investments; (ii) certain acquisitions, mergers or consolidations; (iii) sale and leaseback transactions; (iv) certain transactions with affiliates; and (v) dividends and other payments in respect of capital stock. At each of December 31, 2009 and 2008, Federal-Mogul was in compliance with all debt covenants under the Exit Facilities.

Senior Unsecured Notes — Railcar

In February 2007, ARI issued $275 million unsecured senior fixed rate notes that were subsequently exchanged for registered notes in March 2007 (the ‘‘ARI Notes’’).

The ARI Notes bear a fixed interest rate of 7.5% and are due in 2014. Interest on the ARI Notes is payable semi-annually in arrears on March 1 and September 1. The indenture governing the ARI Notes (the ‘‘ARI Notes Indenture’’) contains restrictive covenants that limit ARI’s ability to, among other things, incur additional debt, make certain restricted payments and enter into certain significant transactions with stockholders and affiliates. ARI was in compliance with all of its covenants under the ARI Notes Indenture as of December 31, 2009.

Prior to March 1, 2011, ARI may redeem the ARI Notes in whole or in part at a redemption price equal to 100.0% of the principal amount, plus an applicable premium based upon a present value calculation using an applicable treasury rate plus 0.5%, plus accrued and unpaid interest. Commencing on March 1, 2011, the redemption price is set at 103.75% of the principal amount of the ARI Notes plus accrued and unpaid interest, and declines annually until it is reduced to 100.0% of the principal amount of the ARI Notes plus accrued and unpaid interest from and after March 1, 2013. The ARI Notes are due in full plus accrued unpaid interest on March 1, 2014.

Secured Notes and Revolving Credit Facility – Food Packaging

9.875% Senior Secured Notes due 2018

In December 2009, Viskase issued $175 million of 9.875% Senior Secured Notes due 2018 (the ‘‘Viskase 9.875% Notes’’). The Viskase 9.875% Notes bear interest at a rate of 9.875% per annum, payable semi-annually in cash on January 15 and July 15, commencing on July 15, 2010. The Viskase 9.875% Notes have a maturity date of January 15, 2018.

The notes and related guarantees by any of Viskase’s future domestic restricted subsidiaries are secured by substantially all of Viskase’s and such domestic restricted subsidiaries’ current and future tangible and intangible assets. The indenture governing the Viskase 9.875% Notes (the “Viskase 9.875% Notes Indenture’’) permits Viskase to incur other senior secured indebtedness and to grant liens on its assets under certain circumstances.

Prior to January 15, 2014, Viskase may redeem, at its option, up to 35% of the aggregate principal amount of the Viskase 9.875% Notes issued under the Viskase 9.875% Notes Indenture with the net proceeds of any equity offering at 109.875% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the Viskase 9.875% Notes issued under the Viskase 9.875% Notes Indenture dated December 21, 2009 remains outstanding immediately following the redemption.

11.5% Senior Secured Notes due 2011

In June 2004, Viskase issued $90 million of 11.5% Senior Secured Notes due 2011 (the “Viskase 11.5% Senior Secured Notes”) and 90 million warrants (the “New Warrants”) to purchase an aggregate of approximately 805 thousand shares of common stock of Viskase. The proceeds of the Viskase 11.5% Senior Secured Notes and the 90 million New Warrants totaled $90 million. In December 2009, Viskase filed a notice of redemption effectively discharging the entire aggregate principal amount outstanding of its Viskase 11.5% Senior Secured Notes plus accrued interest.

Each of the 90 million New Warrants entitles the holder to purchase 8.947 shares of Viskase’s common stock at an exercise price of $.01 per share. The New Warrants were valued for accounting purposes using a fair value method. Using a fair value method, each of the 90 million New Warrants was valued at $11.117 for an aggregate fair value of the warrant issuance of $1,001. The New Warrants expire on June 15, 2011.  The remaining $89 million of aggregate proceeds was allocated to the carrying value of the Viskase 11.5% Senior Secured Notes as of June 29, 2004.

In June 2008, Viskase exchanged $8.0 million aggregate principal amount of its 8% Senior Notes plus accrued interest for $7.8 million principal amount of its 11.5% Senior Secured Notes.  The holders of the exchanged 8% Senior Notes agreed that any accrued but unpaid interest on the exchanged 8% Senior Notes was reflected in the principal amount of the new 11.5% Senior Secured Notes that were issued, and accordingly the holders were not entitled to any separate payment with respect to such accrued but unpaid interest.  The issuance of the Viskase 11.5% Senior Secured Notes in exchange for the exchanged 8% Senior Notes was in full satisfaction and discharge of the Viskase’s obligations to such holders with respect to the exchanged 8% Senior Notes.

On October 1, 2008, in connection with a tender and exchange offer of the 8% Senior Notes, Viskase issued $2.6 million of 11.5% Senior Secured Notes.

In December  2008, in connection with the redemption of the 8% Senior Notes, Viskase issued $10.2 of Viskase 11.5% Senior Secured Notes to an affiliate of Carl C. Icahn at a purchase price of $8.1 million.  The discount of $2 million was amortized using the effective interest method.

Revolving Credit Facility

In November 2007, Viskase entered into a $25 million secured revolving credit facility (the ‘‘Viskase Revolving Credit Facility’’) with Arnos Corporation, an affiliate of Mr. Icahn. In connection with our majority acquisition of Viskase on January 15, 2010, we assumed the Viskase Revolving Credit Facility from Arnos Corporation. On April 27, 2010, we entered into an agreement with Viskase, extending the maturity date of the Viskase Revolving Credit Facility from January 31, 2011 to January 31, 2012. Borrowings under the loan and security agreement governing the Viskase Revolving Credit Facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Viskase Revolving Credit Facility, the interest rate is LIBOR plus a margin of 2.00% currently (which margin will be subject to performance based increases up to 2.50%); provided that the minimum interest rate shall be at least equal to 3.00%. The weighted average interest rate as of December 31, 2009 was 3.00%.  The Viskase Revolving Credit facility also provides for an unused line fee of 0.375% per annum. There were no borrowings under the Viskase Revolving Credit Facility at December 31, 2009 and $20 million of borrowings at December 31, 2008.

Indebtedness under the Viskase Revolving Credit Facility is secured by liens on substantially all of Viskase’s domestic and Mexican assets, with liens on certain assets that are contractually senior to the Viskase 9.875% Notes and the related guarantees pursuant to an intercreditor agreement and the Viskase 9.875% Notes. The Viskase Revolving Credit Facility contains various covenants which restrict Viskase’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The Viskase Revolving Credit Facility also requires that Viskase complies with various financial covenants. Viskase was in compliance with these requirements as of December 31, 2009.

In its foreign operations, Viskase has unsecured lines of credit with various banks providing approximately $6 million of availability. Borrowings under the lines of credit at December 31, 2009 were immaterial. Letters of credit in the amount of $2 million were outstanding under facilities with a commercial bank, and were cash collateralized at December 31, 2009.

Mortgages Payable

Mortgages payable, all of which are non-recourse to us, bear interest at rates between 4.97% and 7.99% and have maturities between June 30, 2011 and October 1, 2028.

Secured Revolving Credit Agreement — WestPoint Home, Inc.

On June 16, 2006, WestPoint Home, Inc., an indirect wholly owned subsidiary of WPI, entered into a $250 million loan and security agreement with Bank of America, N.A., as administrative agent and lender. On September 18, 2006, The CIT Group/Commercial Services, Inc., General Electric Capital Corporation and Wells Fargo Foothill, LLC were added as lenders under this credit agreement. Under the five-year agreement, borrowings are subject to a monthly borrowing base calculation and include a $75 million sub-limit that may be used for letters of credit. Borrowings under the agreement bear interest, at the election of WestPoint Home, either at the prime rate adjusted by an applicable margin ranging from minus 0.25% to plus 0.50% or LIBOR adjusted by an applicable margin ranging from plus 1.25% to 2.00%. WestPoint Home pays an unused line fee of 0.25% to 0.275%. Obligations under the agreement are secured by WestPoint Home’s receivables, inventory and certain machinery and equipment.

The agreement contains covenants including, among others, restrictions on the incurrence of indebtedness, investments, redemption payments, distributions, acquisition of stock, securities or assets of any other entity and capital expenditures. However, WestPoint Home is not precluded from effecting any of these transactions if excess availability, after giving effect to such transaction, meets a minimum threshold.

As of December 31, 2009, there were no borrowings under the agreement, but there were outstanding letters of credit of $11 million. Based upon the eligibility and reserve calculations within the agreement, WestPoint Home had unused borrowing availability of $46 million at December 31, 2009.

Debt Extinguishment

During the fourth quarter of fiscal 2008, we purchased outstanding debt of entities included in our consolidated financial statements in the principal amount of $352 million and recognized an aggregate gain of $146 million representing the difference between the fair value of the consideration issued in the settlement transaction.

Sale of Previously Purchased Subsidiary Debt

During fiscal 2009, we received proceeds of $166 million from the sale of previously purchased debt of entities included in our consolidated financial statements in the principal amount of $215 million.

Maturities

The following is a summary of the maturities of our debt obligations (in millions of dollars):

Year	Amount
2010	$99
2011	65
2012	942
2013	1,018
2014	2,100
Thereafter	1,119
$5,343

As described in Note 21, “Subsequent Events,” on January 15, 2010 we sold $850,000,000 of the 2016 Notes and $1,150,000,000 of the 2018 Notes. A portion of the gross proceeds from the sale of the notes were used to purchase all of the $353 million principal amount of our 2012 Notes and $967 million principal amount of our 2013 Notes. The table above includes our obligations as of December 31, 2009 and thus reflects our 2012 Notes and 2013 Notes as due in the years in which they were originally due.

13. Compensation Arrangements

Investment Management

Prior to January 1, 2008, the General Partners, Icahn Management (for periods through August 8, 2007) and New Icahn Management (for the period August 8, 2007 through December 31, 2007) had agreements with certain of their employees whereby these employees had been granted rights to participate in a portion of the management fees and incentive allocations earned by the General Partners, Icahn Management and New Icahn Management. As discussed below, effective January 1, 2008, these employee rights to receive a portion of the management fees were terminated. As discussed further in Note 3, “Operating Units — Investment Management,” effective January 1, 2008, (i) the management agreements and the management fees payable thereunder were terminated and (ii) the partnership agreements of the Offshore Master Funds and the Onshore Fund were amended to provide that the General Partners will provide, or direct their affiliates to provide, the Services to the Private Funds and in consideration thereof the General Partners will receive special profits interest allocations from the Onshore Fund and the Offshore Master Funds. In addition, we amended the Contribution Agreement and the employment agreements of certain employees to accommodate the termination of the management agreements.

Effective January 1, 2008, the General Partners amended employment agreements with certain of their employees whereby such employees have been granted rights to participate in a portion of the special profits interest allocations (in certain cases, whether or not such special profits interest is earned by the General Partners) effective January 1, 2008 and incentive allocations earned by the General Partners, typically net of certain expenses and generally subject to various vesting provisions. The vesting period of these rights is generally between two and seven years, and such rights expire at the end of the contractual term of each respective employment agreement. The unvested amounts and vested amounts that have not been withdrawn by the employee generally remain invested in the Investment Funds and earn the rate of return of these funds, before the effects of any special profits interest allocations effective January 1, 2008 or incentive allocations, which are waived on such amounts. Accordingly, these rights are accounted for as liabilities and are remeasured at fair value each reporting period until settlement.

Prior to January 1, 2008, certain employees were granted rights to participate in a portion of the management fees and incentive allocations earned by the General Partners, Icahn Management (for periods through August 8, 2007) and New Icahn Management (for the period August 8, 2007 through December 31, 2007). The vesting period of such rights was generally between two and seven years and expired at the end of the contractual term of each respective employment agreement. Up to 100% of the amounts earned annually under such rights in respect of management fees were eligible to be deferred for a period not to exceed ten years from the date of deferral, based on an annual election made by the employee. Effective January 1, 2008, the employees’ rights to receive a portion of the management fees were terminated.

The fair value of unvested and vested amounts that have not been withdrawn by the employee in respect of special profits interest allocations (and, prior to January 1, 2008, management fees) is determined at the end of each reporting period based, in part, on the (i) fair value of the underlying net assets of the Private Funds, upon which the respective special profits interest allocations (and prior to January 1, 2008, management fees) are based and (ii) performance of the funds in which such amounts are reinvested. The carrying value of such amounts represents the allocable special profits interest allocation (and, prior to January 1, 2008, management fees) and the appreciation or depreciation thereon. These amounts approximate fair value because the appreciation or depreciation on such amounts is based on the fair value of the Private Funds’ investments, which are marked-to-market through earnings on a quarterly basis.

The General Partners, Icahn Capital, Icahn Management (for periods through August 8, 2007) and New Icahn Management (for the period August 8, 2007 through December 31, 2007) recorded compensation expense of $13 million, $2 million and $22 million related to these rights for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. Compensation expense is included in “Selling, general and administrative expenses” in the consolidated statements of operations. Compensation expense arising from grants in special profits interest allocations is recognized in the consolidated financial statements over the vesting period. Accordingly, unvested balances of special profits interest allocations effective January 1, 2008, if any, (and, prior to January 1, 2008, management fees) allocated to certain employees are not reflected in the consolidated financial statements. Unvested amounts not yet recognized as compensation expense within the consolidated statements of operations were $1 million and $4 million as of December 31, 2009 and 2008, respectively. That cost is expected to be recognized over a weighted average of 3.8 years. Cash paid to settle rights that were withdrawn for fiscal 2009, fiscal 2008 and fiscal 2007 was $8 million, $6 million and $14 million, respectively.

The liabilities incurred by Icahn Management related to the rights granted to certain employees to participate in a portion of the management fees earned by Icahn Management remained with Icahn Management upon the execution of the Contribution Agreement on August 8, 2007. However, because the employees to whom these rights were granted became employees of New Icahn Management on August 8, 2007, New Icahn Management recognized the future compensation expense associated with the unvested portion of rights granted by Icahn Management through December 31, 2007, even though such liability will be settled by Icahn Management, with a corresponding increase to partners’ equity.

As of January 1, 2008, New Icahn Management distributed its net assets to Icahn Capital. Accordingly, effective January 1, 2008, employees of New Icahn Management became employees of Icahn Capital and such future compensation expense associated with the unvested portion of rights granted by Icahn Management were recognized by Icahn Capital.

Automotive

Stock Based Compensation

On February 2, 2005, the Predecessor Company entered into a five-year employment agreement with José Maria Alapont, effective March 23, 2005, whereby Mr. Alapont was appointed as the Predecessor Company’s president and chief executive officer. In connection with this agreement, the Plan Proponents agreed to amend the Plan to provide that the reorganized Federal-Mogul would grant to Mr. Alapont stock options equal to at least 4% of the value of the Successor Company at the reorganization date (the “Employment Agreement Options”). The Employment Agreement Options vest ratably over the life of the employment agreement, such that one-fifth of the Employment Agreement Options will vest on each anniversary of the employment agreement effective date. For purposes of estimating fair value, the Employment Agreement Options were deemed to expire on December 27, 2014.

Additionally, one-half of the Employment Agreement Options had an additional feature allowing for the exchange of one half of the options for shares of stock of the Successor Company, at the exchange equivalent of four options for one share of Common Stock. The Employment Agreement Options without the exchange feature are referred to herein as “plain vanilla options” and those Employment Agreement Options with the exchange feature are referred to as “options with exchange.”

On the Effective Date and in accordance with the Plan, Federal-Mogul granted to Mr. Alapont stock options to purchase four million shares of Successor Company Common Stock at an exercise price of $19.50 (the “Granted Options”). Pursuant to the Stock Option Agreement dated as of December 27, 2007 between Federal-Mogul and Mr. Alapont (the “Initial CEO Stock Option Agreement”), the Granted Options do not have an exchange feature. In lieu of “options with exchange” under the Employment Agreement Options, the Successor Company entered into a deferred compensation agreement with Mr. Alapont intended to be the economic equivalent of the options with exchange. Under the terms of this deferred compensation agreement, Mr. Alapont is entitled to certain distributions of Common Stock, or, at the election of Mr. Alapont, certain distributions of cash upon certain events as set forth in the Deferred Compensation Agreement dated as of December 27, 2007 between Federal-Mogul and Mr. Alapont (the “Deferred Compensation Agreement”). The amount of the distributions shall be equal to the fair value of 500,000 shares of Common Stock, subject to certain adjustments and offsets, determined as of the first to occur of (1) the date on which Mr. Alapont’s employment with Federal-Mogul terminates, (2) March 23, 2010, the date on which Mr. Alapont’s employment agreement with Federal-Mogul expires, (3) Mr. Alapont’s death, (4) the date Mr. Alapont becomes disabled (as defined for purposes of Section 409A of the Code), (5) at the election of Mr. Alapont, a change in control (as defined for purposes of Section 409A of the Code), or (6) the occurrence of an unforeseeable emergency (as defined for purposes of Section 409A of the Code).

On February 15, 2008, Federal-Mogul entered into a Stock Option Agreement with Mr. Alapont (the “CEO Stock Option Agreement”), which was subsequently approved by Federal-Mogul’s stockholders effective July 28, 2008. The CEO Stock Option Agreement grants Mr. Alapont a non-transferable, non-qualified option (the “CEO Option”) to purchase up to 4,000,000 shares of Federal-Mogul’s common stock subject to the terms and conditions described below. The exercise price for the CEO Option is $19.50 per share, which is at least equal to the fair market value of a share of Federal-Mogul’s common stock on the date of grant of the CEO Option. In no event may the CEO Option be exercised, in whole or in part, after December 27, 2014. The CEO Stock Option Agreement provides for vesting as follows: 80% of the shares of common stock subject to the CEO Option vested as of December 31, 2009 and the final 20% of the shares of common stock subject to the CEO Option shall vest on March 23, 2010.

Federal-Mogul revalued the options granted to Mr. Alapont at December 31, 2009, resulting in a revised fair value of $29 million. For fiscal 2009 and for the period March 1, 2008 through December 31, 2008, Federal-Mogul recognized $25 million in expense and $17 million in income, respectively, associated with these options. (Federal-Mogul recognized income associated with these options due to a revised lower fair value during fiscal 2008.) Since the deferred compensation agreement provides for net cash settlement at the option of Mr. Alapont, the CEO Option is treated as a liability award and the vested portion of the CEO Option, aggregating $28 million, has been recorded as a liability as of December 31, 2009. The remaining $1 million of total unrecognized compensation cost as of December 31, 2009 related to non-vested stock options is expected to be recognized ratably over the remaining term of Mr. Alapont’s employment agreement.

Key assumptions and related option-pricing models used by Federal-Mogul are summarized in the following table:

	December 31, 2009 Valuation
Valuation Model	Plain Vanilla Options Black-Scholes	Options Connected to Deferred Compensation Monte Carlo	Deferred Compensation Monte Carlo
Expected volatility	61%	61%	61%
Expected dividend yield	0%	0%	0%
Risk-free rate over the estimated expected option life	1.41%	1.47%	1.47%
Expected option life (in years)	2.52	2.61	2.61

Expected volatility is based on the average of five-year historical volatility (71%) and implied volatility (50%) for a group of auto industry comparator companies as of the measurement date. Risk-free rate is determined based upon U.S. Treasury rates over the estimated expected option lives. Expected dividend yield is zero as Federal-Mogul has not pay dividends to holders of its common stock in the recent past nor does it expect to do so in the future. Expected option lives are primarily equal to one-half of the time to the end of the option term.

14. Pensions, Other Postemployment Benefits and Employee Benefit Plans

Federal-Mogul, ARI and Viskase each sponsors several defined benefit pension plans (‘‘Pension Benefits’’) (and, in the case of Viskase, such pension plans include defined contribution plans). Additionally, Federal-Mogul, ARI and Viskase each sponsors health care and life insurance benefits (‘‘Other Benefits’’) for certain employees and retirees around the world. The Pension Benefits are funded based on the funding requirements of federal and international laws and regulations, as applicable, in advance of benefit payments and the Other Benefits as benefits are provided to participating employees.   As prescribed by applicable U.S. GAAP, Federal-Mogul, ARI and Viskase each uses, as applicable,  appropriate actuarial methods and assumptions in accounting for its defined benefit pension plans, non-pension post-employment benefits, and disability, early retirement and other post-employment benefits.  The measurement date for all defined benefit plans is December 31.

Effective December 31, 2009, Federal-Mogul, ARI and Viskase each adopted the new disclosure requirements relating to postretirement benefit plan assets.  As discussed below, among other disclosure requirements, this standard requires disclosures about the inputs and valuation techniques used to develop fair value measurements of plan assets as of the reporting date.  For further discussion regarding fair value measurements, including inputs and valuation techniques, of our financial instruments, see Note 7, “Fair Value Measurements.”

On March 23, 2010, the Patient Protection and Affordable Care Act was signed into law and on March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010, was also signed  into law. The newly enacted acts contain provisions which could impact our accounting for retiree medical benefits in future periods, however, the extent of that impact, if any, cannot be determined until regulations are promulgated under these acts and additional interpretations of these acts become available. We will continue to assess the accounting implications of these acts. See Note 21, ‘‘Subsequent Events,’’ below for further discussion on the impact of these acts.

The following provides disclosures for each of our Automotive, Railcar and Food Packaging segments’ benefit obligations, plan assets, funded status, recognition in the consolidated balance sheets and inputs and valuation assumptions:

a.	Automotive

	Pension Benefits
	United States Plans		Non-U.S. Plans		Other Benefits
	2009	2008	2009	2008	2009	2008
	(Millions of Dollars)
Change in benefit obligation:
Benefit obligation, beginning of year	$986	$1,006	$334	$348	$494	$523
Service cost	26	24	8	7	2	1
Interest cost	63	61	18	19	31	30
Employee contributions	—	—	—	—	2	2
Benefits paid	(79)	(75)	(24)	(23)	(50)	(50)
Medicare subsidies received	—	—	—	—	3	4
Curtailment	—	—	(2)	(1)	—	—
Plan amendments	—	1	—	—	(7)	(8)
Actuarial losses (gains) and changes in actuarial assumptions	75	(31)	5	1	28	(3)
Net transfer in	—	—	6	—	—	—
Currency translation	—	—	7	(17)	3	(5)
Benefit obligation, end of year	$1,071	$986	$352	$334	$506	$494
Change in plan assets:
Fair value of plan assets, beginning of year	$541	$907	$40	$42	$—	$—
Actual return on plan assets	126	(295)	2	2	—	—
Company contributions	2	4	23	23	45	44
Benefits paid	(79)	(75)	(24)	(23)	(50)	(50)
Medicare subsidies received	—	—	—	—	3	4
Employee contributions	—	—	—	—	2	2
Net transfer in	—	—	3	—	—	—
Currency translation	—	—	1	(4)	—	—
Fair value of plan assets at end of year	$590	$541	$45	$40	$—	$—
Funded status of the plan	$(481)	$(445)	$(307)	$(294)	$(506)	$(494)
Amounts recognized in the consolidated balance sheets:
Net liability recognized	$(481)	$(445)	$(307)	$(294)	$(506)	$(494)
Amounts recognized in accumulated other comprehensive loss, inclusive of tax impacts:
Net actuarial loss (gain)	$319	$348	$6	$2	$13	$(2)
Prior service cost (credit)	1	1	—	—	(14)	(8)
Total	$320	$349	$6	$2	$(1)	$(10)

Weighted-average assumptions used to determine the benefit obligation as of December 31:

	Pension Benefits
	United States Plans		International Plans		Other Benefits
	2009	2008	2009	2008	2009	2008
Discount rate	5.75%	6.45%	5.13%	5.59%	5.65%	6.40%
Rate of compensation increase	3.50%	3.50%	3.14%	3.18%	—	—

Federal-Mogul evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans based upon the yield of high quality, fixed-income debt instruments, the maturities of which correspond to expected benefit payment dates.

Federal-Mogul’s expected return on assets is established annually through analysis of anticipated future long-term investment performance for the plan based upon the asset allocation strategy. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.

Information for defined benefit plans with projected benefit obligations in excess of plan assets:

	Pension Benefits
	United States Plans		Non-U.S. Plans		Other Benefits
	2009	2008	2009	2008	2009	2008
Projected benefit obligation	$1,071	$986	$351	$331	$506	$494
Fair value of plan assets	590	541	41	35	—	—

Information for pension plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits
	United States Plans		Non-U.S. Plans
	2009	2008	2009	2008
	(Millions of Dollars)
Projected benefit obligation	$1,071	$986	$327	$311
Accumulated benefit obligation	1,058	972	313	297
Fair value of plan assets	590	541	22	18

The accumulated benefit obligation for all pension plans is $1,391 million and $1,289 million as of December 31, 2009 and 2008, respectively.

Components of net periodic benefit cost for the fiscal years ended December 31:

	Pension Benefits
	United States Plan		Non-U.S. Plans		Other Benefits
	2009	2008	2009	2008	2009	2008
	(Millions of Dollars)
Service cost	$26	$24	$8	$7	$2	$1
Interest cost	63	61	18	19	31	30
Expected return on plan assets	(43)	(74)	(2)	(3)	—	—
Amortization of actuarial losses	30	—	—	—	—	—
Amortization of prior service cost (credit)	—	—	—	—	(1)	—
Settlement and curtailment gain	—	—	(2)	—	—	—
Net periodic cost	$76	$11	$22	$23	$32	$31

Weighted-average assumptions used to determine net periodic benefit cost for the fiscal years ended December 31, 2009 and 2008:

	Pension Benefits
	United States Plans		Non-U.S. Plans		Other Benefits
	2009	2008	2009	2008	2009	2008
Discount rate	6.45%	6.25%	5.59%	5.67%	6.40%	6.20%
Expected return on plan assets	8.50%	8.50%	5.79%	6.33%	—	—
Rate of compensation increase	3.50%	3.70%	3.18%	2.74%	—	—

Amounts in accumulated other comprehensive (loss) income expected to be recognized as components of net periodic benefit cost over the next fiscal year:

	Pension Benefits
	United States	Other Benefits
	(Millions of Dollars)
Amortization of actuarial losses	$25	$—
Amortization of prior service credit	—	(2)
Total	$25	$(2)

The assumed health care and drug cost trend rates used to measure next year’s postemployment healthcare benefits are as follows:

	Other Benefits
	2009	2008
Health care cost trend rate	7.1%	7.5%
Ultimate health care cost trend rate	5.0%	5.0%
Year ultimate health care cost trend rate reached	2014	2014
Drug cost trend rate	8.5%	9.2%
Ultimate drug cost trend rate	5.0%	5.0%
Year ultimate drug cost trend rate reached	2014	2014

The assumed health care cost trend rate has a significant impact on the amounts reported for Other Benefits plans. The following table illustrates the sensitivity to a change in the assumed health care cost trend rate:

	Total Service and Interest Cost	APBO
	(Millions of Dollars)
100 basis point (“bp”) increase in health care cost trend rate	$2	$24
100 bp decrease in health care cost trend rate	(2)	(22)

The following table illustrates the sensitivity to a change in certain assumptions for projected benefit obligations (“PBO”), associated expense and other comprehensive loss (“OCL”). The changes in these assumptions have no impact on Federal-Mogul’s 2009 funding requirements.

	Pension Benefits
	United States Plans			International Plans			Other Benefits
	Change in 2010 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2010 Pension Expense	Change in PBO	Change in Accumulated OCL	Change in 2010 Expense	Change in PBO
	(Millions of Dollars)
25 bp decrease in discount rate	$2	$26	$(26)	$—	$9	$(9)	$—	$11
25 bp increase in discount rate	(2)	(26)	26	—	(9)	9	—	(10)
25 bp decrease in return on assets rate	2	—	—	—	—	—	—	—
25 bp increase in return on assets rate	(2)	—	—	—	—	—	—	—

Federal-Mogul’s pension plan weighted-average asset allocations at the measurement dates as of December 31, 2009 and 2008, by asset category are as follows:

	United States Plan Assets December 31,			Non-U.S. Plan Assets December 31,
	Actual		Target	Actual		Target
	2009	2008	2010	2009	2008	2010
Asset Category
Equity securities	76%	71%	75%	4%	4%	4%
Debt securities	24%	29%	25%	25%	26%	25%
Insurance contracts	—	—	—	71%	70%	71%
	100%	100%	100%	100%	100%	100%

The U.S. investment strategy mitigates risk by incorporating diversification across appropriate asset classes to meet the plan’s objectives. It is intended to reduce risk, provide long-term financial stability for the plan and maintain funded levels that meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments. Risk assumed is considered appropriate for the return anticipated and consistent with the total diversification of plan assets. Approximately 73% of plan assets are invested in actively managed investment funds.

The majority of the assets of the non-U.S. plans are invested through insurance contracts. The insurance contracts guarantee a minimum rate of return. Federal-Mogul has no input into the investment strategy of the assets underlying the contracts, but they are typically heavily invested in active bond markets and are highly regulated by local law.

Projected benefit payments from the plans are estimated as follows:

	Pension Benefits
	United States	Non-U.S. Plans	Other Benefits
	(Millions of Dollars)
2010	$71	$22	$44
2011	74	21	45
2012	75	22	44
2013	79	24	44
2014	76	25	43
Years 2015 – 2019	406	127	202

Federal-Mogul expects to contribute approximately $105 million to its pension plans in fiscal 2010.

Federal-Mogul also maintains certain defined contribution pension plans for eligible employees. The total expense attributable to the Federal-Mogul’s defined contribution savings plan was $20 million and $21 million fiscal 2009 and the period March 1, 2008 through December 31, 2008, respectively.

Other Postemployment Benefits

Federal-Mogul accounts for benefits to former or inactive employees paid after employment but before retirement under applicable U.S. GAAP. The liabilities for such U.S. and European postemployment benefits for each of the fiscal years ended December 31, 2009 and 2008 were $42 million.

b.	Railcar

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
	(Millions of Dollars)
Change in benefit obligation:
Benefit obligation — beginning of year	$17	$17	$3	$4
Service cost	—	—	—	—
Interest cost	1	1	—	—
Plan amendment	—	—	—	(1)
Adjustment to benefits	—	—	(3)	—
Actuarial loss (gain)	1	—	—	—
Benefits paid	(1)	(1)	—	—
Benefit obligation — end of year	$18	$17	$—	$3

Change in plan assets:
Plan assets — beginning of year	$11	$14	$—	$—
Actual return (loss) on plan assets	2	(3)	—	—

Employer contributions	1	2	—	—
Benefits paid	(1)	(1)	—	—
Plan assets at fair value — end of year	$12	$11	$—	$—
Funded status
Benefit obligation in excess of plan assets at year end	$(6)	$(6)	$—	$(3)

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
	(Millions of Dollars)

Amounts recognized in the consolidated balance sheets are as follows:
Net liability recognized	$6	$6	$—	$3
Amounts recognized in accumulated other comprehensive (loss) income pre-tax:
Net actuarial (loss) gain	$(5)	$(6)	$1	$1
Net prior service (cost) credit	—	—	3	1
Total	$(5)	$(6)	$4	2

The components of net periodic benefit cost for fiscal 2009, fiscal 2008 and fiscal 2007 are immaterial.

Pension and other postretirement benefit costs and liabilities are dependent on assumptions used in calculating such amounts. The primary assumptions include factors such as discount rates, expected return on plan assets, mortality rates and retirement rates, as discussed below.

Discount Rates

ARI reviews these rates annually and adjusts them to reflect current conditions. ARI deemed these rates appropriate based on the Citigroup Pension Discount curve analysis along with expected payments to retirees.

Expected Return On Plan Assets

ARI’s expected return on plan assets is derived from detailed periodic studies, which include a review of asset allocation strategies, anticipated future long-term performance of individual asset classes, risks (standard deviations) and correlations of returns among the asset classes that comprise the plans’ asset mix. While the studies give appropriate consideration to recent plan performance and historical returns, the assumptions are primarily long-term, prospective rates of return.

Mortality and Retirement Rates

Mortality and retirement rates are based on actual and anticipated plan experience.

The assumptions used to determine end of year benefit obligations are shown in the following table:

	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
Discount rate	5.75%	6.25%	5.83%	5.60%

The assumptions used in the measurement of net periodic cost are shown in the following table:

	Pension Benefits			Postretirement Benefits
	2009	2008	2007	2009	2008	2007
Discount rate	6.25%	6.25%	5.75%	5.83%	6.30%	5.75%
Expected return on plan assets	7.25%	8.00%	8.00%	N/A	N/A	N/A

ARI invests in a balanced portfolio of individual equity securities and various funds to maintain a diversified portfolio structure with distinguishable investment objectives. The objective of the total portfolio is long-term growth and appreciation along with capital preservation, to maintain the value of plan assets over time in real terms net of fees, distributions and liquidity obligations. The objective in value equities is to provide a competitive rate of return through investment in attractively valued companies relative to their underlying fundamentals. The objective of investments in growth equities and funds is to benefit from earnings growth potential. The objective of investments in core equities is to produce consistent, market-like return with relatively low tracking error to the broader equity market. The high yield and core bond funds’ objective is to provide fixed-income exposure that adds diversification and contributes to total return through both appreciation and income generation. Asset classes and securities are diversified by market capitalization (large cap, mid cap, small cap), by geographic orientation (domestic versus international) and by style (core, growth, value). All conventional investments are traded on major exchanges and are readily marketable.

The overall objective of the pension plans’ investments is to grow plan assets in relation to liabilities, while prudently managing the risk of a decrease in the pension plans’ assets. The pension plans’ management committee has established a target investment mix with upper and lower limits for investments in equities, fixed-income and other appropriate investments. Assets will be re-allocated among asset classes from time-to-time to maintain an investment mix as established for each plan. The committee has established an average target investment mix of approximately 65% equities and approximately 35% fixed-income for the plans.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

Pension Benefits
(Millions of Mollars)
2010	$1
2011	1
2012	1
2013	1
2014	1
2015 and thereafter	7
Total	$12

ARI expects to contribute $1 million to its pension plans in fiscal 2010.

c.	Food Packaging

	Pension Benefits
	2009	2008
	(Millions of Dollars)
Change in benefit obligation:
Projected benefit obligation at beginning of year	$119	$122
Service cost	-	-
Interest cost	8	8
Actuarial loss (gain)	13	(3)
Benefits paid	(8)	(8)
Benefit obligation at end of year	$132	$119

Change in plan assets:
Fair value of plan assets at beginning of year	$80	$103
Actual return (loss) on plan assets	15	(21)
Employer contribution	4	5
Benefits paid	(8)	(7)
Fair value of plan assets at end of year	$91	$80

Unfunded status of the plan	$(41)	$(39)

Net liability recognized in consolidated balance sheets	$(41)	$(39)

	Pension Benefits
	2009	2008
	(Millions of Dollars)
Projected benefit obligation	$132	$119
Accumulated benefit obligation	132	118
Fair value of plan assets	92	79

Included in accumulated other comprehensive income, net of tax, as of December 31, 2009 are the following amounts not yet recognized in net periodic benefit cost (in millions of dollars):

Net actuarial loss	$28
Prior service (credit)	(1)

Amounts included in other comprehensive income expected to be recognized as a component of net periodic benefit cost for the fiscal year ending December 31, 2010 are net actuarial loss of $2 million.

Components of net periodic benefit cost for the fiscal years ended December 31:

	Pension Benefits
	2009	2008	2007
	(Millions of Dollars)
Component of net periodic benefit cost:
Interest cost	$8	$8	$7
Expected return on plan assets	(7)	(9)	(8)
Benefits paid	2	-	-
Benefit obligation at end of year	$3	$(1)	$(1)

Weighted average assumptions used to determine the benefit obligation and net periodic benefit cost as of December 31:

	Pension Benefits
	2009	2008	2007
Discount rate	5.90%	6.90%	6.55%
Expected return on plan assets	8.25%	8.50%	8.50%
Rate of compensation increase	3.00%	3.50%	3.50%

Viskase evaluates its discount rate assumption annually as of December 31 for each of its retirement-related benefit plans based upon a Hewitt yield curve.

Viskase’s expected return on plan assets is evaluated annually based upon a study which includes a review of anticipated  future long-term performance of individual asset classes, and consideration of the appropriate asset allocation strategy to provide  for the timing and amount of benefits included in the projected benefit obligation.  While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term prospective rate.

Viskase’s overall investment strategy is to achieve growth through a mix of approximately 67% of investments for long-term growth and 33% for near-term benefit payments with a wide diversification of asset types, fund strategies and fund managers.  The target allocations for plan assets are 37% equity securities, 30% hedge funds and 33% to debt securities.

The following table provides a summary of the estimated benefit payments for the postretirement plans for the next five fiscal years individually and for the following five fiscal years in the aggregate:

Year	Total Estimated Benefit Payments

2010	$8
2011	8
2012	8
2013	8
2014	9

Viskase expects to contribute $4 million to its pension plans in fiscal 2010.

Holding Company and other

We and certain of our subsidiaries have retirement savings plans under Section 401(k) of the Code covering our non-union employees. Under the plans, employees are entitled to defer, within prescribed limits, a portion of their income on a pre-tax basis through contributions to the plans. We currently match the deferrals based upon certain criteria, including levels of participation by our employees. We recorded charges for matching contributions of $1 million for each of fiscal 2009 and fiscal 2008 and $2 million for fiscal 2007.

15. Preferred Units

Pursuant to certain rights offerings consummated in 1995 and 1997, preferred units were issued. Each preferred unit has a liquidation preference of $10.00 and entitles the holder to receive distributions, payable solely in additional preferred units, at the rate of $0.50 per preferred unit per annum (which is equal to a rate of 5% of the liquidation preference thereof), payable annually at the end of March (each referred to herein as a Payment Date). On any Payment Date, we, subject to the approval of the Audit Committee, may opt to redeem all of the preferred units for an amount, payable either in all cash or by issuance of our depositary units, equal to the liquidation preference of the preferred units, plus any accrued but unpaid distributions thereon. On March 31, 2010, we must redeem all of the preferred units on the same terms as any optional redemption. These preferred units are classified as a liability in the accompanying consolidated balance sheets.

Pursuant to the terms of the preferred units, on February 23, 2009, we declared our scheduled annual preferred unit distribution payable in additional preferred units at the rate of 5% of the liquidation preference per preferred unit of $10.00. The distribution was paid on March 31, 2009 to holders of record as of March 17, 2009. A total of 624,925 additional preferred units were issued. As of December 31, 2009, the number of authorized preferred units was 14,100,000. As of December 31, 2009 and 2008, 13,127,179 and 12,502,254 preferred units were issued and outstanding, respectively.

We recorded $6 million of interest expense in each of fiscal 2009, fiscal 2008 and fiscal 2007 in connection with the preferred units distribution.

As referenced elsewhere in this report, we are required to redeem all of our outstanding preferred units by March 31, 2010. Please see Item 5, “Market for Registrant’s Common Equity, Related Security Holder Matters and Issuer Purchases of Equity Securities — Distributions,” for further discussion.

16. Net Income per LP Unit

Basic income (loss) per LP unit is based on net income or loss attributable to Icahn Enterprises allocable to limited partners after deducting preferred pay-in-kind distributions to preferred unitholders. Net income or loss allocable to limited partners is divided by the weighted-average number of LP units outstanding. Diluted income (loss) per LP unit is based on basic income (loss) adjusted for interest charges applicable to the variable rate notes and earnings before the preferred pay-in-kind distributions as well as the weighted-average number of units and equivalent units outstanding. The preferred units are considered to be equivalent units for the purpose of calculating income or loss per LP unit.

The following table sets forth the allocation of net income (loss) attributable to Icahn Enterprises from continuing operations allocable to limited partners and the computation of basic and diluted income (loss) per LP unit for the periods indicated (in millions of dollars, except per unit data):

	Year Ended December 31,
	2009	2008	2007
Income (loss) attributable to Icahn Enterprises from continuing operations	$252	$(511)	$233
Less: Income from common control acquisitions allocated to general partner	(19)	(57)	(217)
	233	(568)	16
Basic income (loss) attributable to Icahn Enterprises from continuing operations allocable to limited partners (98.01% share of income or loss)	$228	$(557)	$16
Basic income attributable to Icahn Enterprises from discontinued operations allocable to limited partners	$1	$500 (1)	$87
Basic income (loss) per LP Unit:
Income (loss) from continuing operations	$3.04	$(7.84)	$0.24
Income from discontinued operations	0.01	7.04	1.34
	$3.05	$(0.80)	$1.58
Basic weighted average LP units outstanding	75	71	65
Diluted income (loss) per LP Unit:
Income (loss) from continuing operations	$2.96	$(7.84)	$0.24
Income from discontinued operations	0.01	7.04	1.34
	$2.97	$(0.80)	$1.58
Dilutive weighted average LP units outstanding	79	71	65

(1)	Includes a charge of $25 allocated to the general partner relating to the sale of ACEP.

The effect of dilutive securities in computing diluted income (loss) per LP unit is as follows (in millions):

	Year Ended December 31,
	2009	2008	2007
Redemption of preferred LP units	4	—	—

The income effect from the redemption of preferred LP units and the variable rate notes represents the add-back to income for interest expense accruals.

As their effect would have been anti-dilutive, the following equivalent units have been excluded from the weighted average LP units outstanding for the periods indicated (in millions):

	Year Ended December 31,
	2009	2008	2007
Redemption of preferred LP units	—	2	1
Variable rate notes	5	5	3

17. Segment and Geographic Reporting

As of December 31, 2009, our five reportable segments were: (1) Investment Management; (2) Automotive; (3) Metals; (4) Real Estate and (5) Home Fashion. Our Investment Management segment provides investment advisory and certain administrative and back office services to the Private Funds, but does not provide such services to any other entities, individuals or accounts. Our Automotive segment consists of Federal-Mogul. Our Metals segment consists of PSC Metals. Our Real Estate segment consists of rental real estate, residential property development and the operation of resort properties associated with our residential developments. Our Home Fashion segment consists of WPI. As discussed in Note 1, “Description of Business and Basis of Presentation,”, as a result of our acquisition of controlling interests in ARI and Viskase, our consolidated financial statements now include the results of ARI and Viskase for all periods in these financial statements and related notes. ARI and Viskase represent our Railcar and Food Packaging segments, respectively. In addition, we present the results of the Holding Company which includes the unconsolidated results of Icahn Enterprises and Icahn Enterprises Holdings, and investment activity and expenses associated with the activities of the Holding Company.

We assess and measure segment operating results based on segment earnings as disclosed below. Segment earnings from operations are not necessarily indicative of cash available to fund cash requirements, nor synonymous with cash flow from operations. Certain terms of financings for our Automotive, Railcar, Food Packaging, Home Fashion and Real Estate segments impose restrictions on the segments’ ability to transfer funds to us, including restrictions on dividends, distributions, loans and other transactions.

Condensed statements of operations by reportable segment for fiscal 2009, fiscal 2008 and fiscal 2007 are presented below (in millions of dollars).

	Year Ended December 31, 2009
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Holding Company	Consolidated Results
Revenues:
Net sales	$-	$5,330	$365	$299	$382	$45	$369	$-	$6,790
Net gain from investment activities	1,379	-	-	-	-	-	-	3	1,382
Interest and dividend income	217	8	7	-	-	5	-	7	244
Loss on extinguishment of debt	-	-	-	(6)	-	-	-	-	(6)
Other income, net	-	59	72	3	2	46	13	-	195
	1,596	5,397	444	296	384	96	382	10	8,605
Expenses:									-
Cost of goods sold	-	4,538	329	220	403	16	338	-	5,844
Selling, general and administrative	142	742	72	42	17	58	75	22	1,170
Restructuring and impairment	-	49	-	1	13	2	27	-	92
Interest expense	4	135	21	16	-	9	1	133	319
	146	5,464	422	279	433	85	441	155	7,425

Income (loss) before income tax (expense) benefit	1,450	(67)	22	17	(49)	11	(59)	(145)	1,180
Income tax (expense) benefit	(2)	39	(7)	(2)	19	-	-	(3)	44
Net income (loss) from continuing operations	1,448	(28)	15	15	(30)	11	(59)	(148)	1,224
Less: net (income) loss attributable to non-controlling interests	(979)	(1)	(7)	(4)	-	-	19	-	(972)
Net income (loss) attributable to Icahn Enterprises from continuing operations	$469	$(29)	$8	$11	$(30)	$11	$(40)	$(148)	$252

	Year Ended December 31, 2008
	Investment Management	Automotive(1)	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Holding Company	Consolidated Results
Revenues:
Net sales	$-	$5,652	$758	$283	$1,239	$73	$425	$-	$8,430
Net (loss) gain from investment activities	(3,025)	-	-	-	-	-	-	102	(2,923)
Interest and dividend income	242	19	8	-	-	9	2	51	331
Gain on extinguishment of debt	-	-	-	-	-	-	-	146	146
Other income, net	-	56	55	7	4	21	11	-	154
	(2,783)	5,727	821	290	1,243	103	438	299	6,138
Expenses:									-
Cost of goods sold	-	4,730	683	225	1,102	32	394	-	7,166
Selling, general and administrative	53	709	68	40	34	46	89	34	1,073
Restructuring and impairment	-	566	-	-	-	4	37	-	607
Interest expense	12	166	20	15	1	7	2	135	358
	65	6,171	771	280	1,137	89	522	169	9,204

(Loss) income before income tax (expense) benefit	(2,848)	(444)	50	10	106	14	(84)	130	(3,066)
Income tax (expense) benefit	-	(9)	(19)	(10)	(40)	-	-	2	(76)
Net (loss) income from continuing operations	(2,848)	(453)	31	-	66	14	(84)	132	(3,142)
Less: Net loss attributable to non-controlling interests	2,513	103	(14)	-	-	-	29	-	2,631
Net income (loss) attributable to Icahn Enterprises from continuing operations	$(335)	$(350)	$17	$-	$66	$14	$(55)	$132	$(511)

	Year Ended December 31, 2007
	Investment Management	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Holding Company	Consolidated Results
Revenues:
Net sales	$-	$648	$250	$834	$91	$683	$-	$2,506
Management fee	11	-	-	-	-	-	-	11
Net gain from investment activities	355	-	-	-	-	-	84	439
Interest and dividend income	222	14	-	1	13	7	129	386
Other income, net	-	51	3	(1)	9	16	37	115
	588	713	253	834	113	706	250	3,457
Expenses:
Cost of goods sold	-	568	205	778	46	681	-	2,278
Selling, general and administrative	85	69	35	18	42	112	37	398
Restructuring and impairment	-	-	1	-	4	49	-	54
Interest expense	15	17	17	1	7	2	125	184
	100	654	258	797	99	844	162	2,914

Income (loss) before income tax (expense) benefit	488	59	(5)	37	14	(138)	88	543
Income tax (expense) benefit	(4)	(22)	(2)	5	-	-	(10)	(33)
Net income (loss) from continuing operations	484	37	(7)	42	14	(138)	78	510
Less:Net (income) loss attributable to non-controlling interests	(314)	(18)	2	-	-	54	(1)	(277)
Net income (loss) attributable to Icahn Enterprises from continuing operations	$170	$19	$(5)	$42	$14	$(84)	$77	$233

(1)	Automotive results are for the period March 1, 2008 through December 31, 2008.

Condensed balance sheets by reportable segment as of December 31, 2009 and 2008 are presented below (in millions of dollars).

	December 31, 2009
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Holding Company	Consolidated
ASSETS
Cash and cash equivalents	$12	$1,034	$347	$39	$13	$137	$81	$593	$2,256
Cash held at consolidated affiliated partnerships and restricted cash	3,306	-	-	2	7	4	-	17	3,336
Investments	5,091	238	45	-	3	-	12	16	5,405
Accounts receivable, net	-	950	13	47	49	6	74	-	1,139
Inventories, net	-	823	40	52	62	-	114	-	1,091
Property, plant and equipment, net	-	1,834	199	105	107	570	140	3	2,958
Goodwill and intangible assets, net	-	1,942	7	19	7	107	8	-	2,090
Other assets	95	306	12	29	51	13	36	69	611
Total assets	$8,504	$7,127	$663	$293	$299	$837	$465	$698	$18,886
LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other liabilities	$420	$1,812	$47	$62	$49	$30	$53	$284	$2,757
Securities sold, not yet purchased, at fair value	2,035	-	-	-	-	-	-	-	2,035
Due to brokers	376	-	-	-	-	-	-	-	376
Post-employment benefit liability	-	1,359	6	46	2	-	-	-	1,413
Debt	-	2,747	275	176	2	115	-	1,871	5,186
Total liabilities	2,831	5,918	328	284	53	145	53	2,155	11,767

Equity attributable to Icahn Enterprises	1,954	885	181	5	246	692	352	(1,481)	2,834
Equity attributable to non-controlling interests	3,719	324	154	4	-	-	60	24	4,285
Total equity	5,673	1,209	335	9	246	692	412	(1,457)	7,119
Total liabilities and equity	$8,504	$7,127	$663	$293	$299	$837	$465	$698	$18,886

	December 31, 2008
	Investment Management	Automotive	Railcar	Food Packaging	Metals	Real Estate	Home Fashion	Holding Company	Consolidated
ASSETS
Cash and cash equivalents	$5	$888	$292	$13	$52	$167	$131	$1,369	$2,917
Cash held at consolidated affiliated partnerships and restricted cash	3,862	40	-	2	7	2	1	35	3,949
Investments	4,261	221	16	-	4	-	13	16	4,531
Accounts receivable, net	-	939	50	45	52	7	59	-	1,152
Inventories, net	-	894	97	43	67	-	132	-	1,233
Property, plant and equipment, net	-	1,911	207	94	107	707	150	3	3,179
Goodwill and intangible assets, net	-	1,994	7	20	22	-	13	-	2,056
Other assets	236	335	11	18	37	13	33	30	713
Total assets	$8,364	$7,222	$680	$235	$348	$896	$532	$1,453	$19,730
LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other liabilities	$1,106	$2,068	$81	$66	$66	$30	$58	$284	$3,759
Securities sold, not yet purchased, at fair value	2,273	-	-	-	-	-	-	-	2,273
Due to brokers	713	-	-	-	-	-	-	-	713
Post-employment benefit liability	-	1,302	9	43	2	-	-	-	1,356
Debt	-	2,576	275	131	3	123	-	1,869	4,977
Total liabilities	4,092	5,946	365	240	71	153	58	2,153	13,078

Equity attributable to Icahn Enterprises	712	1,000	171	(5)	277	743	390	(724)	2,564
Equity attributable to non-controlling interests	3,560	276	144	-	-	-	84	24	4,088
Total equity	4,272	1,276	315	(5)	277	743	474	(700)	6,652
Total liabilities and equity	$8,364	$7,222	$680	$235	$348	$896	$532	$1,453	$19,730

Total capital expenditures and depreciation and amortization by reportable segment were as follows for the periods indicated:

	Capital Expenditures			Depreciation and Amortization
	Year Ended December 31,			Year Ended December 31,
	2009	2008(1)	2007	2009	2008(1)	2007
	(In Millions)
Automotive	$176	$276	$—	$349	$290	$—
Railcar	15	52	59	24	21	15
Food Packaging	24	12	9	16	16	15
Metals	12	38	27	13	16	10
Real Estate	1	468	3	25	9	6
Home Fashion	2	12	30	10	12	16
Holding Company	—	—	—	4	5	4
	$230	$858	$128	$441	$369	$66

(1)	Automotive results are for the period March 1, 2008 through December 31, 2008.

 The following table presents our segment’s geographic net sales from external customers and property, plant and equipment, net for the periods indicated:

	Net Sales(1)			Property, Plant and Equipment, Net
	Year Ended December 31,			December 31,
	2009	2008	2007	2009	2008
	(In Millions)
United States	$3,355	$4,697	$2,265	$1,526	$1,751
Germany	893	1,133	11	422	447
Other	2,542	2,600	230	1,010	981
	$6,790	$8,430	$2,506	$2,958	$3,179

(1)	Net sales are attributed to countries based on location of customer.

18. Income Taxes

The difference between the book basis and the tax basis of our net assets, not directly subject to income taxes, is as follows (in millions of dollars):

	Year Ended December 31,
	2009	2008
Book basis of net assets	$2,834	$2,564
Book/tax basis difference	(467)	(100)
Tax basis of net assets	$2,367	$2,464

Our corporate subsidiaries recorded the following income tax (expense) benefit attributable to operations for our taxable subsidiaries (in millions of dollars):

	Year Ended December 31,
	2009	2008	2007
Continuing Operations
Current
Domestic	$(14)	$(55)	$(47)
International	(30)	(35)	(7)
Total current	(44)	(90)	(54)
Deferred
Domestic	49	44	16
International	39	(30)	5
Total deferred	88	14	21
	$44	$(76)	$(33)

	Year Ended December 31,
	2009	2008	2007
Discontinued Operations
Current	$—	$—	$(16)
Deferred	—	(4)	(3)
	$—	$(4)	$(19)

The tax effect of significant differences representing deferred tax assets (liabilities) (the difference between financial statement carrying value and the tax basis of assets and liabilities) is as follows (in millions of dollars):

	Year Ended December 31,
	2009	2008
Deferred tax assets:
Property, plant and equipment	$10	$24
Net operating loss	907	702
Tax credits	103	52
Postemployment benefits, including pensions	406	422
Reorganization costs	100	110
Other	62	106
Total deferred tax assets	1,588	1,416
Less: Valuation allowance	(1,125)	(1,031)
Net deferred tax assets	$463	$385
Deferred tax liabilities:
Property, plant and equipment	$(217)	$(228)
Intangible assets	(320)	(336)
Investment in U.S. subsidiaries	(367)	(367)
Other	(50)	—
Total deferred tax liabilities	(954)	(931)
	$(491)	$(546)

We recorded deferred tax assets and deferred tax liabilities of $121 million and $612 million as of December 31, 2009, respectively, and $124 million and $670 million, respectively, as of December 31, 2008. Deferred tax assets and deferred tax liabilities are included in other assets and accrued expenses and other liabilities, respectively, in our consolidated balance sheets.

A reconciliation of the effective tax rate on continuing operations as shown in the consolidated statements of operations to the federal statutory rate is as follows:

	Years Ended December 31,
	2009	2008	2007
Federal statutory rate	35.0%	35.0%	35.0%
Foreign operations	3.1	(0.4)	(0.3)
Goodwill impairment	—	(2.8)	—
Valuation allowance	(0.4)	(2.5)	3.9
Gain on settlement of liabilities subject to compromise	(0.2)	(0.9)	—
Income not subject to taxation	(38.8)	(31.1)	(33.8)
Other	(2.5)	0.2	1.2
	(3.8)%	(2.5)%	6.0%

For fiscal 2009, the valuation allowance on deferred tax assets increased $94 million. The increase is attributable to a $78 million increase in the valuation allowance recorded by Federal-Mogul and a $23 million increase in valuation allowance recorded by WPI, offset in part by a $7 million decrease in the valuation allowance recorded by Viskase. For fiscal 2008, the valuation allowance on deferred tax assets increased $821 million. The increase is primarily attributable to a $484 million increase from our acquisition of a controlling interest in Federal-Mogul as of March 1, 2008, plus additional valuation allowances established during fiscal 2008 of $303 million and $34 million, respectively, on the deferred tax assets of Federal-Mogul and WPI.

Automotive

Federal-Mogul did not record taxes on its undistributed earnings from foreign subsidiaries of $617 million at December 31, 2009 since these earnings are considered to be permanently reinvested. If at some future date, these earnings cease to be permanently reinvested, Federal-Mogul may be subject to U.S. income taxes and foreign withholding taxes on such amounts. Determining the unrecognized deferred tax liability on the potential distribution of these earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

At December 31, 2009, Federal-Mogul had a deferred tax asset of $726 million for tax loss carryforwards and tax credits, including $316 million in the United States with expiration dates from fiscal 2010 through fiscal 2029; $201 million in the United Kingdom with no expiration date; and $209 million in other jurisdictions with various expiration dates. Prior to January 1, 2009, any reduction in the valuation allowance as a result of the recognition of deferred tax assets were adjusted through goodwill. Effective January 1, 2009, pursuant to revised business combination standards, any reduction to the valuation allowance will be reflected through continuing operations.

Home Fashion, Food Packaging and Other

At December 31, 2009, WPI had a deferred tax asset of $197 million for federal and state net operating loss carryforwards with expiration dates from years 2025 through 2029. WPI evaluated all positive and negative evidence associated with its deferred tax assets and concluded that a valuation allowance on all its deferred tax assets should be established.

At December 31, 2009, Viskase had federal and state net operating loss carryforwards totaling $106 million, which will begin expiring in the year 2023 and forward.

At December 31, 2009, Atlantic Coast had federal net operating loss carryforwards totaling $17 million, which will begin expiring in the year 2024 and forward.

Accounting for Uncertainty in Income Taxes

Upon the adoption of U.S. GAAP for the accounting for uncertainty in income taxes, we recognized approximately $1 million increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007 balance of partners’ equity. On March 1, 2008, approximately $252 million of unrecognized tax benefits were added pursuant to our acquisition of a controlling interest in Federal-Mogul, $92 million of which would have affected the annual effective tax rate.

A summary of the changes in the gross amounts of unrecognized tax benefits for the fiscal years ended December 31, 2009, 2008 and 2007 are as follows (in millions of dollars):

	Years Ended December 31,
	2009	2008	2007
Balance at January 1	$467	$11	$16
Addition from acquisition of Federal-Mogul	—	252	—
Addition based on tax positions related to the current year	20	41	1
Increase for tax positions of prior years	13	210	—
Decrease for tax positions of prior years	(45)	(18)	(4)
Decrease for statute of limitation expiration	(26)	(19)	(2)
Impact of currency translation and other	1	(10)	—
Balance at December 31, 2009	$430	$467	$11

At December 31, 2009, 2008 and 2007, we had unrecognized tax benefits of $430 million, $467 million and $11 million, respectively. Of these totals, $94 million, $94 million and $6 million, respectively, represents the amount of unrecognized tax benefits that if recognized, would affect the annual effective tax rate in the respective periods. The total unrecognized tax benefits differ from the amount which would affect the effective tax rate primarily due to the impact of valuation allowances.

During the next 12 months, we do not anticipate any significant changes to the amount of our unrecognized tax benefits. However, due to ongoing tax examinations, it is not possible to estimate additional net increases or decreases to our unrecognized tax benefits.

We recognize interest accrued related to unrecognized tax benefits in interest expense and record penalties as a component of income tax expense. We recorded $15 million, $11 million and $2 million as of December 31, 2009, 2008 and 2007, respectively, in liabilities for tax related net interest and penalties in our consolidated balance sheets. Income tax expense related to interest and penalties were $4 million and $3 million for fiscal 2009 and fiscal 2008, respectively. Income tax expense related to interest and penalties for fiscal 2007 was immaterial.

We or certain of our subsidiaries file income tax returns in the U.S. federal jurisdiction, various state jurisdictions and various non-U.S. jurisdictions. We and our subsidiaries are no longer subject to U.S. federal tax examinations for years before 2005 or state and local examinations for years before 2001, with limited exceptions. We, or our subsidiaries, are currently under various income tax examinations in several states and foreign jurisdictions, but are no longer subject to income tax examinations in major foreign tax jurisdictions for years prior to 1998.

19. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following (in millions of dollars):

	December 31,
	2009	2008
Postemployment benefits, net of tax	$(347)	$(363)
Hedge instruments	(68)	(101)
Translation adjustments and other	(242)	(324)
	$(657)	$(788)

20. Commitments and Contingencies

Federal-Mogul

Environmental Matters

Federal-Mogul has been designated as a potentially responsible party (“PRP”) by the United States Environmental Protection Agency, other national environmental agencies and various provincial and state agencies with respect to certain sites with which Federal-Mogul may have had a direct or indirect involvement. PRP designation typically requires the funding of site investigations and subsequent remedial activities.

Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the joint and several liability that might be imposed on Federal-Mogul pertaining to these sites, Federal-Mogul’s share of the total waste sent to these sites has generally been small. Federal-Mogul believes its exposure for liability at these sites is limited.

Federal-Mogul has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments. Federal-Mogul is actively seeking to resolve these actual and potential statutory, regulatory and contractual obligations. Although difficult to quantify based on the complexity of the issues, Federal-Mogul has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of available information from site investigations and best professional judgment of consultants.

Total environmental liabilities were $22 million and $26 million at December 31, 2009 and 2008, respectively, and are included in accrued expenses and other liabilities in our consolidated balance sheet.

Federal-Mogul believes that recorded environmental liabilities will be adequate to cover its estimated liability for its exposure in respect to such matters. In the event that such liabilities were to significantly exceed the amounts recorded by Federal-Mogul, our Automotive segment’s results of operations could be materially affected. At December 31, 2009, Federal-Mogul estimates reasonably possible material additional losses above and beyond its best estimate of required remediation costs as recorded approximately $45 million.

Conditional Asset Retirement Obligations

Federal-Mogul records conditional asset retirement obligations (“CARO”) in accordance with applicable U.S. GAAP. Federal-Mogul’s primary CARO activities related to the removal of hazardous building materials at its facilities. Federal-Mogul records a CARO when the amount can be reasonably estimated, typically upon the expectation that an operating site may be closed or sold. Federal-Mogul has identified sites with contractual obligations and several sites that are closed or expected to be closed and sold. In connection with these sites, Federal-Mogul has accrued $30 million and $27 million as of December 31, 2009 and 2008, respectively, for CARO, primarily related to anticipated costs of removing hazardous building materials, and has considered impairment issues that may result from capitalization of CARO.

Federal-Mogul has additional CARO, also primarily related to removal costs of hazardous materials in buildings, for which it believes reasonable cost estimates cannot be made at this time because Federal-Mogul does not believe it has a reasonable basis to assign probabilities to a range of potential settlement dates for these retirement obligations. Accordingly, Federal-Mogul is currently unable to determine amounts to accrue for CARO at such sites.

For those sites that Federal-Mogul identifies in the future for closure or sale, or for which it otherwise believes it has a reasonable basis to assign probabilities to a range of potential settlement dates, Federal-Mogul will review these sites for both CARO and impairment issues.

A roll forward of the CARO liability for fiscal 2009 is as follows (in millions of dollars):

Balance at January 1, 2009	$27
Liabilities incurred	5
Liabilities settled/adjustments	(2)
Balance at December 31, 2009	$30

Other Matters

Federal-Mogul is involved in other legal actions and claims, directly and through its subsidiaries. We do not believe that the outcomes of these other actions or claims are likely to have a material adverse effect on the operating results or cash flows of our Automotive segment. However, we cannot predict the outcome of these proceedings or the ultimate impact on our investment in Federal-Mogul and its subsidiaries.

WPI Litigation

As of December 31, 2009 we are defendants in two lawsuits, one in federal court in New York and one in the Delaware state court, challenging, among other matters, the status of our ownership interests in the common and preferred stock of WPI.

On March 26, 2010, the United States Court of Appeals for the Second Circuit (the ‘‘Second Circuit’’) issued an Opinion in our favor, holding that we (through Aretex LLC) are entitled to own a majority of the common stock in, and thus have control of WPI.

We had acquired ownership of a majority of the common stock in WPI through a July 2005 Sale Order entered by the United States Bankruptcy Court for the Southern District of New York. Under that Sale Order, WPI acquired substantially all of the assets of WestPoint Stevens, Inc. The losing bidders at the Bankruptcy Court auction that led to the Sale Order challenged the Sale Order. In November 2005, the United States District Court for the Southern District of New York modified portions of the Sale Order in a manner that could have reduced our ownership of WPI stock below 50%. In its March 26, 2010 decision, the Second Circuit held that we are entitled to own a majority of the common stock of WPI, and thus have control of WPI. The Second Circuit ordered the Bankruptcy Court’s Sale Order reinstated, to ensure that our percentage ownership of the common stock of WPI will be at least 50.5%. The Second Circuit modified the distribution of certain Subscription Rights in WPI. The manner in which those Subscription Rights are distributed, and whether or not they are exercised, could modify our percentage ownership of WPI’s common stock, so that our percentage could range from 50.5% to 79%. The Second Circuit ordered the District Court to remand the matter back to the Bankruptcy Court for further proceedings consistent with its ruling.

There is a related proceeding in Delaware Chancery Court, brought by the same “losing bidders” who are parties to the case decided by the Second Circuit.  The Delaware case had been stayed pending a decision from the Second Circuit. In prior proceedings in the Delaware Court, the Court dismissed breach of fiduciary duty claims, held that WPI had a contractual obligation to proceed with a Registration Statement for its stock, and also declined to dismiss a Delaware statutory claim and other claims.  In their claim relating to the Registration Statement, plaintiffs had maintained that they held liens on a majority of WPI common stock, and were entitled to have all of that common stock registered to facilitate its sale.  On April 19, 2010, the plaintiffs in the Delaware case requested leave to amend their complaint in light of the Second Circuit's decision.  The plaintiffs asked that they be permitted to plead new claims for breach of fiduciary duty (and aiding and abetting such alleged breach) against WPI, Icahn Enterprises L.P., Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others, based on WPI’s not having proceeded with a Registration Statement.  Plaintiffs asked for leave to amend their contractual claim against WPI relating to the Registration Statement, so that the claim would relate to the stock which the Second Circuit held that plaintiffs own, rather than the stock upon which plaintiffs had claimed a lien.  Plaintiffs seek to allege that because WPI did not proceed with the Registration Statement, plaintiffs were unable to sell their stock in WPI, and seek to recover the diminution in the value of that stock.  Plaintiffs also seek to maintain, with amendment, their claim for unjust enrichment against all defendants, including WPI, Icahn Enterprises L.P, Icahn Enterprises Holdings Limited Partnership, Carl C. Icahn and others.  Plaintiffs have stated that they will withdraw certain other claims, including the Delaware statutory claim.  The Delaware Court held a conference on April 21, 2010, and requested that WPI and other defendants advise the Court by April 30, 2010 as to how they will respond to plaintiffs’ motion to amend the complaint.  On April 29, 2010, WPI and other defendants advised the Court that they will not oppose filing of the proposed amended complaint, but will bring a motion to dismiss or for summary judgment after the amended complaint is filed. In light of the Second Circuit’s decision holding that we own a majority of common stock in WPI, and are entitled to control, the Delaware Court vacated a prior “Limited Status Quo Order” which had required WPI to give notice to plaintiffs of certain corporate actions. On May 20, 2010, WPI and other defendants filed their motion to dismiss the amended complaint.  Briefs on the motion have not yet been filed.

National Energy Group, Inc.

National Energy Group, Inc. (“NEGI”) is a defendant, together with Icahn Enterprises and various individuals, including one of our current directors, as additional defendants, in a purported stockholder derivative and class action lawsuit alleging that among other things, certain of NEGI’s current and former officers and directors breached their fiduciary duties to NEGI and its stockholders in connection with NEGI’s sale of its 50% interest in an oil and gas holding company. Following such disposition, NEGI has had no business and its principal assets consist of cash and short-term investments which currently aggregate approximately $48 million. In March, 2008, NEGI dissolved and filed a Form 15 with the SEC deregistering its securities with the SEC under the Exchange Act. As a result, NEGI’s status as a public company has been suspended. No cash distributions will be made to NEGI’s shareholders until the NEGI board determines that NEGI has paid, or made adequate provision for the payment of, its liabilities and obligations, including any liabilities relating to the lawsuit.

The parties to the lawsuit have reached an agreement in principle to settle the lawsuit which is subject to court approval, pursuant to which we will pay approximately $9 million and all claims against all defendants will be dismissed. We expect the settlement to be approved and finalized in the second quarter of fiscal 2010.

PSC Metals

Environmental Matters

PSC Metals has been designated as a PRP under U.S. federal and state superfund laws with respect to certain sites with which PSC Metals may have had a direct or indirect involvement. It is alleged that PSC Metals and its subsidiaries or their predecessors transported waste to the sites, disposed of waste at the sites or operated the sites in question. PSC Metals has reviewed the nature and extent of the allegations, the number, connection and financial ability of other named and unnamed PRPs and the nature and estimated cost of the likely remedy. Based on reviewing the nature and extent of the allegations, PSC Metals has estimated its liability to remediate these sites to be immaterial at each of December 31, 2009 and 2008. If it is determined that PSC has liability to remediate those sites and that more expensive remediation approaches are required in the future, PSC Metals could incur additional obligations, which could be material.

Certain of PSC Metals’ facilities are environmentally impaired in part as a result of operating practices at the sites prior to their acquisition by PSC Metals and as a result of PSC Metals’ operations. PSC Metals has established procedures to periodically evaluate these sites, giving consideration to the nature and extent of the contamination. PSC Metals has provided for the remediation of these sites based upon management’s judgment and prior experience. PSC Metals has estimated the liability to remediate these sites to be $27 million and $24 million of December 31, 2009 and 2008, respectively. Management believes, based on past experience, that the vast majority of these environmental liabilities and costs will be assessed and paid over an extended period of time. PSC Metals believes that it will be able to fund such costs in the ordinary course of business.

Estimates of PSC Metals’ liability for remediation of a particular site and the method and ultimate cost of remediation require a number of assumptions that are inherently difficult to make, and the ultimate outcome may be materially different from current estimates. Moreover, because PSC Metals has disposed of waste materials at numerous third-party disposal facilities, it is possible that PSC Metals will be identified as a PRP at additional sites. The impact of such future events cannot be estimated at the current time.

ARI

Environmental Matters

ARI is subject to comprehensive federal, state, local and international environmental laws and regulations relating to the release or discharge of materials into the environment, the management, use, processing, handling, storage, transport or disposal of hazardous materials and wastes, or otherwise relating to the protection of human health and the environment. These laws and regulations not only expose ARI to liability for the environmental condition of its current or formerly owned or operated facilities, and its own negligent acts, but also may expose ARI to liability for the conduct of others or for ARI’s actions that were in compliance with all applicable laws at the time these actions were taken. In addition, these laws may require significant expenditures to achieve compliance, and are frequently modified or revised to impose new obligations. Civil and criminal fines and penalties and other sanctions may be imposed for non-compliance with these environmental laws and regulations. ARI’s operations that involve hazardous materials also raise potential risks of liability under common law. ARI management believes that there are no current environmental issues identified that would have a material adverse affect on ARI.

ARI is involved in investigation and remediation activities at a property that it now owns to address historical contamination and potential contamination by third parties. ARI is also involved with a state agency in the cleanup of this site under these laws. These investigations are in process but it is too early to be able to make a reasonable estimate, with any certainty, of the timing and extent of remedial actions that may be required, and the costs that would be involved in such remediation. Substantially all of the issues identified relate to the use of this property prior to its transfer to ARI in 1994 by ACF and for which ACF has retained liability for environmental contamination that may have existed at the time of transfer to ARI. ACF has also agreed to indemnify ARI for any cost that might be incurred with those existing issues. However, if ACF fails to honor its obligations to ARI, ARI would be responsible for the cost of such remediation. ARI believes that its operations and facilities are in substantial compliance with applicable laws and regulations and that any noncompliance is not likely to have a material adverse effect on its operations or financial condition.

Other

ARI has been named the defendant in a wrongful death lawsuit, Nicole Lerma v. American Railcar Industries, Inc. The lawsuit was filed on August 17, 2007, in the Circuit Court of Greene County, Arkansas Civil Division. Mediation on January 6, 2009, was not successful and the trial has been scheduled for May 14, 2010. ARI believes that it is not responsible and has meritorious defenses against such liability. While it is reasonably possible that this case could result in a loss, there is not sufficient information to estimate the amount of such loss, if any, resulting from the lawsuit. Refer to Note 21, “Subsequent Events,” for an update on the outcome of this lawsuit.

One of ARI’s joint ventures entered into a credit agreement in December 2007. Effective August 5, 2009, ARI and the other initial partner acquired this loan from the lender parties thereto, with each party acquiring a 50.0% interest in the loan. The total commitment under the term loan is $60 million with an additional $10 million commitment under the revolving loan. ARI is responsible to fund 50.0% of the loan commitments. The balance outstanding on these loans, due to ARI, was $33 million of principal and accrued interest as of December 31, 2010. ARI’s share of the remaining commitment on these loans was $4 million as of December 31, 2009.

Investment Management

In connection with Tropicana Entertainment Inc.’s (“Tropicana”) completion of the Restructuring Transactions (see Note 21, ‘‘Subsequent Events’’), Tropicana entered into a credit agreement, dated as of December 29, 2009 (the ‘‘Exit Facility’’) which consists of (i) a $130 million Term Loan Facility issued at a discount of 7%, which was funded on March 8, 2010, the Effective Date, and (ii) a $20 million Revolving Facility. Each of Investment Funds is a lender under the Exit Facility and, in the aggregate, hold over 50% of the loans under the Term Loan Facility and is obligated to provide  100% of any amounts borrowed by Tropicana under the Revolving Facility. As of December 31, 2009, Tropicana has not borrowed any amounts from the Revolving Facility.

Leases

Future minimum lease payments under operating leases with initial terms of one or more years consist of the following at December 31, 2009 (in millions of dollars):

Year	Operating Leases
2010	$52
2011	41
2012	32
2013	26
2014	25
Thereafter	43
$219

Other

In the ordinary course of business, we, our subsidiaries and other companies in which we invest are parties to various legal actions. In management’s opinion, the ultimate outcome of such legal actions will not have a material effect on our consolidated financial statements taken as a whole.

21. Subsequent Events

Senior Notes Offering

On January 15, 2010, we and Icahn Enterprises Finance Corp. (collectively, the “Issuers”), sold $850,000,000 aggregate principal amount of 7.75% Senior Notes due 2016 (the “2016 Notes”) and $1,150,000,000 aggregate principal amount of 8% Senior Notes due 2018 (the “2018 Notes” and, together with the 2016 Notes, referred to as the “New Notes”) pursuant to the purchase agreement, dated January 12, 2010 (the “Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings, as guarantor (the “Guarantor”), and Jefferies & Company, Inc., as initial purchaser (the “Initial Purchaser”). The 2016 Notes were priced at 99.411% of their face value and the 2018 Notes were priced at 99.275% of their face value. The gross proceeds from the sale of the New Notes were approximately $1,986,656,000, a portion of which was used to purchase the approximately $1.28 billion in aggregate principal amount (or approximately 97%) of the 2013 Notes and the 2012 Notes that were tendered pursuant to cash tender offers and consent solicitations and to pay related fees and expenses. Interest on the New Notes will be payable on January 15 and July 15 of each year, commencing July 15, 2010. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities. The 2012 Notes and 2013 Notes were satisfied and discharged pursuant to their respective indentures on January 15, 2010.

The New Notes were issued under and are governed by an indenture, dated January 15, 2010 (the “Indenture”), among the Issuers, the Guarantor and Wilmington Trust Company, as trustee. The Indenture contains customary events of defaults and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments. On or after January 15, 2013, the Issuers may redeem all of the 2016 Notes at a price equal to 103.875% of the principal amount of the 2016 Notes, plus accrued and unpaid interest, with such optional redemption prices decreasing to 101.938% on and after January 15, 2014 and 100% on and after January 15, 2015. On or after January 15, 2014, the Issuers may redeem all of the 2018 Notes at a price equal to 104.000% of the principal amount of the 2018 Notes, plus accrued and unpaid interest, with such option redemption prices decreasing to 102.000% on and after January 15, 2015 and 100% on and after January 15, 2016. Before January 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of each of the 2016 Notes and 2018 Notes with the net proceeds of certain equity offerings at a price equal to 107.750% and 108.000%, respectively, of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 2016 Notes or 2018 Notes, as the case may be, originally issued remains outstanding immediately after such redemption. If the Issuers experience a change of control, the Issuers must offer to purchase for cash all or any part of each holder’s New Notes at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued and unpaid interest.

The New Notes and the related guarantee are the senior unsecured obligations of the Issuers and rank equally with all of the Issuers’ and the Guarantor’s existing and future senior unsecured indebtedness and rank senior to all of the Issuers’ and the Guarantor’s existing and future subordinated indebtedness. The New Notes and the related guarantee are effectively subordinated to the Issuers’ and the Guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The New Notes and the related guarantee are also effectively subordinated to all indebtedness and other liabilities of the Issuers’ subsidiaries other than the Guarantor.

In connection with the sale of the New Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated January 15, 2010 (the “Registration Rights Agreement”), with the Initial Purchaser. Pursuant to the Registration Rights Agreement, the Issuers have agreed to file a registration statement with the SEC, on or prior to 120 calendar days after the closing of the offering of the New Notes, to register an offer to exchange the New Notes for registered notes guaranteed by the Guarantor with substantially identical terms, and to use commercially reasonable efforts to cause the registration statement to become effective by the 210th day after the closing of the offering of the Notes. Additionally, the Issuers and the Guarantor may be required to file a shelf registration statement to cover resales of the New Notes in certain circumstances. If the Issuers and the Guarantor fail to satisfy these obligations, the Issuers may be required to pay additional interest to holders of the New Notes under certain circumstances.

Termination of Indenture Governing Senior Unsecured 8.125% Notes due 2012

Effective January 15, 2010, the 2012 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, was satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $364 million with Wilmington Trust Company as trustee under the 2012 Notes Indenture and depositary for a cash tender offer to repay all amounts outstanding under the 2012 Notes and to satisfy and discharge the 2012 Notes Indenture. Approximately $345 million was deposited with the depositary to purchase the 2012 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2012 Notes, the Issuers paid total consideration of approximately $355 million, which consisted of: (i) $345 million of base consideration for the aggregate principal amount tendered; (ii) $3 million of accrued and unpaid interest on the tendered 2012 Notes; and (iii) $7 million of consent payments in connection with the solicitation of consents from holders of 2012 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2012 Notes Indenture. The Issuers also deposited approximately $8 million with the trustee in connection with the redemption of the remaining 2012 Notes.

Termination of Indenture Governing Senior Unsecured 7.125% Notes due 2013

Effective January 15, 2010, the 2013 Notes Indenture, among the Issuers, the Guarantor and Wilmington Trust Company, as trustee, has been satisfied and discharged in accordance with its terms by the Issuers. The Issuers deposited a total of approximately $1,018 million with Wilmington Trust Company as trustee under the 2013 Notes Indenture and depositary for cash tender offer to repay all accounts outstanding under the 2013 Notes and to satisfy and discharge the 2013 Notes Indenture. Approximately $939 million was deposited with the depositary to purchase the 2013 Notes that were tendered pursuant to the cash tender offer. In connection with the purchase of the tendered 2013 Notes, the Issuers paid total consideration of approximately $988 million, which consisted of: (i) $939 million of base consideration for the aggregate principal amount tendered; (ii) $28 million of accrued and unpaid interest on the tendered 2013 Notes; and (iii) $21 million of consent payments in connection with the solicitation of consents from holders of 2013 Notes to eliminate the incurrence of indebtedness and issuance of preferred stock covenant in the 2013 Notes Indenture. The Issuers also deposited approximately $29 million with the trustee in connection with the redemption of the remaining 2013 Notes.

Debt Extinguishment — 2012 Notes and 2013 Notes

In connection with the debt extinguishment related to our 2012 Notes and 2013 Notes as discussed above, we recorded a $40 million loss on debt extinguishment in the first quarter of fiscal 2010.

Acquisition of Non-Controlling Interest in Tropicana Entertainment Inc.

On March 8, 2010, (the ‘‘Effective Date’’), Tropicana completed the acquisition of certain assets of its predecessor, Tropicana Entertainment, LLC, and certain subsidiaries and  affiliates thereof (together, the ‘‘Predecessors’’) and Tropicana Resort and Casino-Atlantic City (‘‘Tropicana AC’’). Such transactions, referred to as the ‘‘Restructuring Transactions,’’ were effected pursuant to the Joint Plan of Reorganization of Tropicana Entertainment, LLC (‘‘Tropicana LLC’’) and Certain of Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed with the United States Bankruptcy Court for the District of Delaware on January 8, 2009, as amended (the ‘‘Plan’’). Prior to the Restructuring Transactions, Icahn Partners LP (‘‘Icahn Partners’’), Icahn Partners Master Fund LP (‘‘Icahn Master Fund’’), Icahn Partners Master Fund II LP (‘‘Icahn Master Fund II’’), Icahn Partners Master Fund III LP (‘‘Icahn Master Fund III’’), each an indirectly held subsidiary of Icahn Enterprises L.P., held positions in certain debt securities and instruments in the Predecessors. As a result of the Restructuring Transactions pursuant to the Plan, Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III received a combined amount of 11,880,021 shares of Tropicana (‘‘Tropicana Shares’’).

In addition, in connection with Tropicana’s completion of the Restructuring Transactions, Tropicana entered into a credit agreement, dated as of December 29, 2009 (the ‘‘Exit Facility’’). Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III each is a lender under the Exit Facility, and in the aggregate, hold over 50% of the loans under the Exit Facility. Furthermore, Icahn Agency Services LLC, an indirect subsidiary of the Company, is the administrative agent under the Exit Facility. Pursuant to the terms of the Exit Facility, the lenders, including Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III, were issued warrants to purchase Tropicana Shares (the ‘‘Warrants’’). On March 9, 2010, Icahn Partners, Icahn Master, Icahn Master Fund II and Icahn Master Fund III exercised their Warrants in their entirety and received an additional combined amount of 784,158 Tropicana Shares. As a result of the Tropicana Shares issued pursuant to the Restructuring Transactions and the Tropicana Shares issued pursuant to the exercise of the Warrants, Icahn Partners, Icahn Master Fund, Icahn Master Fund II and Icahn Master Fund III hold, in the aggregate, 12,664,179 Tropicana Shares, representing 49.1% of the outstanding shares of Tropicana.

Declaration of Distribution on Depositary Units

On February 26, 2010, the board of directors approved a payment of a quarterly cash distribution of $0.25 per unit on our depositary units payable in the first quarter of fiscal 2010. The distribution was paid on March 30, 2010, to depositary unitholders of record at the close of business on March 15, 2010. Under the terms of the indenture dated April 5, 2007 governing our variable rate notes due 2013, we also made a $0.15 distribution to holders of these notes in accordance with the formula set forth in the indenture.

On April 29, 2010, the board of directors approved a payment of a quarterly cash distribution of $0.25 per unit on our depositary units payable in the second quarter of fiscal 2010. The distribution was paid on June 3, 2010, to depositary unitholders of record at the close of business on May 20, 2010. Under the terms of the indenture dated April 5, 2007 governing our variable rate notes due 2013, we also made a $0.15 distribution to holders of these notes in accordance with the formula set forth in the indenture.

Redemption of Preferred Units

On March 31, 2010, we redeemed all of our outstanding preferred units for an amount equal to the liquidation preference of $10.00 per unit, plus any accrued but unpaid distributions thereon. The total liability of our preferred units of $138 million was settled by issuing 2,947,092 of our depositary units, based on an average price of $46.77 per depositary unit, which amount was calculated based on the closing price of our depositary units over the 20-trading days immediately preceding March 31, 2010.

Investment Management

Subsequent to December 31, 2009, our Private Funds received $675 million in subscriptions from investors, of which $7 million was received prior to January 1, 2010 and is reflected as a liability in the consolidated balance sheets. Of the total subscriptions received, $600 million relates to non-fee paying investors, including our direct investment in the Private Funds of $250 million.

Based on the values as of March 31, 2010, the Private Funds have received redemption notices of approximately 7.8% of the assets under management payable on June 30, 2010.

Subsequent to December 31, 2009, we evaluated the VIE and primary beneficiary status of Icahn Partners Master Fund LP and determined that it no longer is a VIE. Previously, Icahn Partners Master Fund LP was considered to be a VIE because (i) the managing general partner, Icahn Offshore GP, had substantially all of the decision-making rights that impacted Icahn Partners Master Fund LP’s operations and investment activities but did not absorb the majority of the residuals or losses of Icahn Partners Master Fund LP and (ii) substantially all of the activities of Icahn Partners Master Fund LP were conducted on behalf of Icahn Fund Ltd. Icahn Fund Ltd. provided substantially all of the capital at the commencement of Icahn Partners Master Fund LP’s operations but had no substantive kick-out or participating rights. However, the composition of the limited partners in Icahn Partners Master Fund LP has changed. Based on our evaluation, we determined that Icahn Partners Master Fund LP is no longer a VIE because substantially all of the activities of Icahn Partners Master Fund LP are no longer deemed to be performed for the primary benefit of Icahn Fund Ltd, but rather for the benefit of all limited partners, including those of their related party groups and de facto agents. However, because Icahn Offshore LP is the managing general partner of Icahn Partners Master Fund LP, it would consolidate it. These changes had no effect on our consolidated financial statements.

Federal-Mogul

Federal-Mogul has operated an aftermarket distribution center in Venezuela for several years, supplying imported replacement automotive parts to the local independent aftermarket. Since 2005, two exchange rates have existed in Venezuela: the official rate, which has been frozen since 2005 at 2.15 bolivars per U.S. dollar; and the parallel rate, which floats at a rate much higher than the official rate. Given the existence of the two rates in Venezuela, Federal-Mogul is required to assess which of these rates is the most appropriate for converting the results of its Venezuelan operations into U.S. dollars at December 31, 2009. Federal-Mogul has no positive intent to repatriate cash at the parallel rate and has demonstrated the ability to repatriate cash at the official rate in early January 2010; thus, the official rate was deemed appropriate for the purposes of conversion into U.S. dollars.

Near the end of 2009, the three year cumulative inflation rate for Venezuela was above 100%, which requires the Venezuelan operation to report its results as though the U.S. dollar is its functional currency in accordance with applicable U.S. GAAP, commencing January 1, 2010 (“inflationary accounting”). The impact of this transition to a U.S. dollar functional currency is that any change in the U.S. dollar value of bolivar denominated monetary assets and liabilities must be recognized directly in earnings.

At December 31, 2009, the summarized balance sheet of the Federal-Mogul’s Venezuelan operations is as follows (all balances are in millions U.S. dollars, converted at the official exchange rate of 2.15 bolivar per U.S. dollar):

Cash and cash equivalents	$76
Other monetary assets, net	5
Net monetary assets	81
Non-monetary assets, net	5
Total	$86

In early January 2010, prior to the bolivar devaluation, Federal-Mogul repatriated $14 million at the official rate of 2.15 bolivars to U.S. dollar. On January 8, 2010, subsequent to this cash repatriation, the official exchange rate was set by the Venezuelan government at 4.3 bolivars per U.S. dollar, except for certain “strategic industries” that are permitted to buy U.S. dollars at the rate of 2.6 bolivars per U.S. dollar. Subsequent to this devaluation, Federal-Mogul has repatriated $11 million at this “strategic” rate.

Federal-Mogul estimates that the immediate impact of inflationary accounting for its Venezuelan operations in fiscal 2010 is a loss ranging between $13 million and $30 million, largely dependent on its expected ability to continue to repatriate cash at the “strategic” rate of 2.6 bolivars per U.S. dollar versus the official rate of 4.3.

WPI Litigation

On March 26, 2010, the United States Court of Appeals for the Second Circuit issued an Opinion in our favor.  Refer to Note 20, “Commitments and Contingencies,” for further discussion.

Viskase

On May 3, 2010, Viskase issued an additional $40 million aggregate principal amount of Viskase 9.875% Notes under the Viskase 9.875% Notes Indenture. The additional notes constitute the same series of securities as the initial Viskase 9.875% Notes. Holders of the initial and additional Viskase 9.875% Notes will vote together on all matters and the initial and additional Viskase 9.875% Notes will be equally and ratably secured by all collateral. The net proceeds from the issuance of additional notes will be used for general corporate purposes, including working capital, further plant expansion and possible acquisitions.

Other

On April 27, 2010, we entered into an agreement with Viskase, extending the maturity date of the Viskase Revolving Credit Facility from January 31, 2011 to January 31, 2012.

Other

As discussed in Note 20, “Commitments and Contingencies,” ARI was named the defendant in a wrongful death lawsuit, Nicole Lerma v. American Railcar Industries, Inc., filed on August 17, 2007 in the Circuit Court of Greene County, Arkansas Civil Division. The court reached a verdict in favor of ARI on May 24, 2010. The plaintiff has 30 days to appeal the decision, following the filing of the judgment.

On February 18, 2010, our Real Estate operations acquired from Fontainebleau Las Vegas, LLC (“Fontainebleau”), and certain affiliated entities, certain assets associated with property and improvements ( the “Former Fontainebleau Property”), located in Las Vegas, Nevada for an aggregate purchase price of approximately  $148 million. The Former Fontainebleau Property includes (i) an unfinished building of approximately nine million square feet situated on approximately 25 acres of land and (ii) inventory.

On March 23, 2010, the Patient Protection and Affordable Care Act was signed into law and on March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010, was also signed into law. The newly enacted acts will reduce the tax deduction available to Federal-Mogul to the extent of receipt of Medicare Part D subsidy. Although this legislation does not take effect until 2012, Federal-Mogul is required to recognize the impact in its financial statements in the period in which it is signed. Due to the full valuation allowance recorded against deferred tax assets in the United States, this legislation will not impact Federal-Mogul’s 2010 effective tax rate. We do not believe that the provisions of these laws will have a material effect on our other segments.

22. Quarterly Financial Data (Unaudited) (In Millions of Dollars, Except per Unit Data)

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2009	2008	2009	2008	2009	2008	2009	2008
Net sales	$1,621	$1,320	$1,635	$2,810	$1,758	$2,504	$1,776	$1,796
Gross margin	180	172	240	497	262	373	264	222
Total revenues	1,992	1,389	2,407	2,145	2,343	2,090	1,863	514
Income (loss) from continuing operations	132	(30)	637	(657)	473	(526)	(18)	(1,929)
Income (loss) from discontinued operations	—	489	2	(1)	(1)	(2)	—	(1)
Net income (loss)	132	459	639	(658)	472	(528)	(18)	(1,930)
Less: net (income) loss attributable to non-controlling interests	(128)	—	(505)	613	(355)	555	16	1,463
Net income (loss) attributable to Icahn Enterprises	$4	$459	$134	$(45)	$117	$27	$(2)	$(467)
Basic income (loss) per LP unit (1):
Income (loss) from continuing operations	$0.01	$(0.26)	$1.67	$(1.35)	$1.45	$0.34	$(0.09)	$(6.49)
(Loss) Income from discontinued operations	(0.00)	7.14	0.03	(0.02)	(0.01)	(0.02)	(0.00)	(0.02)
Basic income (loss) per LP unit	$0.01	$6.88	$1.70	$(1.37)	$1.44	$0.32	$(0.09)	$(6.51)
Diluted income (loss) per LP unit(1) :
Income (loss) from continuing operations	$0.01	$(0.26)	$1.56	$(1.35)	$1.40	$0.34	$(0.09)	$(6.49)
(Loss) Income from discontinued operations	(0.00)	7.14	0.03	(0.02)	(0.01)	(0.02)	(0.00)	(0.02)
Diluted income (loss) per LP unit	$0.01	$6.88	$1.59	$(1.37)	$1.39	$0.32	$(0.09)	$(6.51)

(1)	Net income (loss) per LP unit is computed separately for each period and therefore, the sum of such quarterly per LP unit amounts may differ from the total for the year.